Exhibit 99.2

EXECUTION COPY

AMENDED AND RESTATED RECEIVABLES TRANSFER AGREEMENT

Dated as of July 8, 2005,

by and among

MRFC, INC.,

METALDYNE CORPORATION,

as Master Servicer,

GENERAL ELECTRIC CAPITAL CORPORATION,

as a Purchaser and as Administrative Agent,

BANK OF AMERICA, N.A. AND WELLS FARGO FOOTHILL, LLC,

as Co-Syndication Agents,

U.S. BANK NATIONAL ASSOCIATION AND UBS SECURITIES LLC,

as Co-Documentation Agents,

and

THE OTHER FINANCIAL INSTITUTIONS FROM TIME TO TIME PARTY HERETO, as Purchasers

GECC CAPITAL MARKETS GROUP, INC.

AS THE LEAD ARRANGER AND LEAD BOOKRUNNER

TABLE OF CONTENTS

ARTICLE I.

DEFINITIONS AND INTERPRETATION

Section 1.01.	Definitions	1
Section 1.02.	Rules of Construction	1

ARTICLE II.

AMOUNTS AND TERMS OF PURCHASES

ARTICLE III.

CONDITIONS PRECEDENT

Section 3.01.	Conditions to Effectiveness of Agreement	12
Section 3.02.	Conditions Precedent to All Purchases	13

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES

Section 4.01.	Representations and Warranties of MRFC	14
Section 4.02.	Reaffirmation of Representations and Warranties by MRFC	20

ARTICLE V.

GENERAL COVENANTS OF MRFC

Section 5.01.	Affirmative Covenants of MRFC	21
Section 5.02.	Negative Covenants of MRFC	32

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ARTICLE VI.

COLLECTIONS AND DISBURSEMENTS

ARTICLE VII.

MASTER SERVICER PROVISIONS

ARTICLE VIII.

GRANT OF SECURITY INTERESTS

ARTICLE IX.

TERMINATION EVENTS

Section 9.01.	Termination Events	53
Section 9.02.	Events of Servicer Termination	56

ARTICLE X.

REMEDIES

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Page

Section 10.01.	Actions Upon Termination Event	59
Section 10.02.	Exercise of Remedies	60
Section 10.03.	Power of Attorney	60
Section 10.04.	Continuing Security Interest	61

ARTICLE XI.

SUCCESSOR SERVICER PROVISIONS

Section 11.01.	Servicers Not to Resign	61
Section 11.02.	Appointment of the Successor Servicer	61
Section 11.03.	Duties of the Master Servicer	61
Section 11.04.	Effect of Termination or Resignation	62

ARTICLE XII.

INDEMNIFICATION

Section 12.01.	Indemnities by MRFC	62
Section 12.02.	Indemnities by the Master Servicer	64
Section 12.03.	Limitation of Damages; Indemnified Persons	64

ARTICLE XIII.

AGENTS

ARTICLE XIV.

MISCELLANEOUS

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Section 14.07.	No Waiver; Remedies	74
Section 14.08.	GOVERNING LAW; CONSENT TO JURISDICTION; WAIVER
	OF JURY TRIAL	74
Section 14.09.	Counterparts	76
Section 14.10.	Severability	76
Section 14.11.	Section Titles	76
Section 14.12.	Limited Recourse	76
Section 14.13.	Further Assurances	76

EXHIBITS, SCHEDULES AND ANNEXES

Exhibit 2.02(a) Form of Commitment Reduction Notice
Exhibit 2.02(b) Form of Commitment Termination Notice
Exhibit 2.02(d)-1 Form of Accordion Option Notice
Exhibit 2.02(d)-2 Form of Accordion Acceptance Notice
Exhibit 2.03(a) Form of Purchase Request
Exhibit 2.03(c) Form of Repayment Notice
Exhibit 2.04(a) Form of Purchase Assignment
Exhibit 3.01(a)(i) Form of Solvency Certificate
Exhibit 3.01(a)(ii)(B) Form of Bringdown Certificate (MRFC and Servicer)
Exhibit 3.01(a)(iii) Form of Servicer’s Certificate
Exhibit 5.01(a)(iv)(A) Form of Daily Report
Exhibit 5.01(a)(iv)(B) Form of Weekly Report
Exhibit 5.01(a)(iv)(C) Form of Monthly Report
Exhibit 5.01(a)(iv)(D) Form of Investment Base Certificate
Exhibit 5.01(p) Form of Required Currency Hedge Assignment
Exhibit 5.01(q) Form of Required Credit Default Swap Assignment
Exhibit 10.03 Form of Power of Attorney
Exhibit 14.02(b) Form of Assignment
Exhibit 14.06(c) Form of Additional Purchaser Supplement
Schedule 2.01 Purchasers
Schedule 4.01(i) Offices and Entity Matters
Schedule 4.01(s) Deposit and Securities Accounts
Schedule 5.01(b) Tradenames
Annex X Definitions
Annex Y Schedule of Documents

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THIS AMENDED AND RESTATED RECEIVABLES TRANSFER AGREEMENT (as amended, restated, supplemented or otherwise modified and in effect from time to time, this “Transfer Agreement”) is entered into as of July 8, 2005, by and among MRFC, INC., a Delaware Corporation (“MRFC”), METALDYNE CORPORATION, a Delaware corporation, in its capacity as master servicer (“Master Servicer”), the financial institutions from time to time party hereto as “Purchasers” (as defined herein), GENERAL ELECTRIC CAPITAL CORPORATION, a Delaware corporation, as a Purchaser and as administrative agent for the Purchasers hereunder (in such capacity, the “Administrative Agent”), BANK OF AMERICA, N.A. and WELLS FARGO FOOTHILL, LLC, each as a Purchaser and as a co-syndication agent for the Purchasers (collectively, the “Co-Syndication Agents”), and UBS SECURITIES LLC and U.S. BANK NATIONAL ASSOCIATION, each as a Purchaser and as a co-documentation agent for the Purchasers (collectively, the “Co-Documentation Agents”).

RECITALS

A.         MRFC, the Master Servicer, the purchasers party thereto and the Administrative Agent are parties to that certain Receivables Transfer Agreement, dated as of April 25, 2005, as amended by that certain First Amendment of Receivables Transfer Agreement, dated as of May 11, 2005 (collectively, the “Existing Transfer Agreement”).

B.         MRFC, the Master Servicer, the Purchasers and the Administrative Agent desire to amend and restate the Existing Transfer Agreement in accordance with the terms and conditions of this Transfer Agreement and are entering into this Transfer Agreement for such purpose.

AMENDMENT AND RESTATEMENT

NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree to amend and restate the Existing Transfer Agreement as follows:

ARTICLE I.

DEFINITIONS AND INTERPRETATION

Section 1.01.    Definitions. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in Annex X.

Section 1.02.    Rules of Construction. For purposes of this Transfer Agreement, the rules of construction set forth in Annex X shall govern. All Appendices hereto, or expressly identified to this Transfer Agreement, are incorporated herein by reference and, taken together with this Transfer Agreement, shall constitute but a single agreement.

ARTICLE II.

AMOUNTS AND TERMS OF PURCHASES

Section 2.01.	Purchases.

(a)        From and after the Closing Date and until the Facility Termination Date and subject to the terms and conditions hereof, MRFC may, at its option, sell a Purchaser Interest and each Purchaser severally agrees to purchase its Pro Rata Share of such Purchaser Interest (each such purchase hereunder, a “Purchase”) from MRFC from time to time. Each Purchaser agrees that if a Purchase is requested of it, such Purchaser shall make available in accordance with Section 2.04(b) hereof, an amount equal to such Purchaser’s Pro Rata Share of such Purchase.

(b)        Each Purchaser’s obligation hereunder shall be several, such that the failure of any Purchaser to make a payment in connection with any Purchase hereunder shall not relieve any other Purchaser of its obligation hereunder to make payment for such Purchase.

(c)        Notwithstanding the foregoing, under no circumstances shall a Purchaser be obligated to make any Purchase if, after giving effect thereto, a Purchase Excess would exist.

Section 2.02.	Optional Changes in Maximum Purchase Limit.

(a)        So long as no Potential Termination Event or Termination Event shall have occurred and be continuing, MRFC may reduce the Maximum Purchase Limit permanently; provided that (i) MRFC shall give two Business Days’ prior written notice of any such reduction to the Administrative Agent substantially in the form of Exhibit 2.02(a) (each such notice, a “Commitment Reduction Notice”) and (ii) any partial reduction of the Maximum Purchase Limit shall be in a minimum amount of $5,000,000 and shall be in integral multiples of $500,000.

(b)        MRFC may at any time on at least 30 days’ prior written notice by MRFC to the Administrative Agent irrevocably terminate the Maximum Purchase Limit; provided that (i) such notice of termination shall be substantially in the form of Exhibit 2.02(b) (the “Commitment Termination Notice”), and (ii) MRFC shall reduce the Capital Investment to zero and make all payments required by Section 2.03(c) at the time and in the manner specified therein. Upon such termination, MRFC’s right to request that any Purchaser make Purchases hereunder shall simultaneously terminate and the Facility Termination Date shall automatically occur.

(c)        Each written notice required to be delivered pursuant to Sections 2.02(a) and (b) shall be irrevocable and shall be effective (i) on the day of receipt if received by the Administrative Agent not later than 4:00 p.m. (New York time) on any Business Day and (ii) on the immediately succeeding Business Day if received by the Administrative Agent after such time on such Business Day or if any such notice is received on a day other than a Business Day (regardless of the time of day such notice is received). Each such notice of termination or reduction shall specify, respectively, the amount of, or the amount of the proposed reduction in, the Maximum Purchase Limit.

(d)        Prior to the Facility Termination Date, MRFC may request up to two times, each by notice to the Administrative Agent and the Purchasers in the form of the Accordion Option Notice attached hereto as Exhibit 2.02(d)-1 (each, an “Accordion Option Notice”), that one or more of the Persons who are Purchasers at such time (each, an “Existing Purchaser”) increase their Commitments by an aggregate amount of not less than $25,000,000 per request or in integral multiples of $1,000,000 above such sum (to result in a Maximum Purchase Limit of no more than $225,000,000 after giving effect to either or both requests). Upon receipt of an Accordion Option Notice, each Existing Purchaser shall have the option, but not the obligation, subject to the terms and conditions set forth in this Section 2.02(d), to increase its Commitment pursuant to this Section 2.02(d) in an aggregate amount for all Purchasers so opting to increase their Commitments by a total amount equal to the requested increase to the Maximum Purchase Limit set forth in such Accordion Option Notice (each such increase, if any, the “Accordion Activation”). Notwithstanding any provision of this Transfer Agreement to the contrary, no Existing Purchaser shall be obligated to increase its Commitment pursuant to this Section 2.02(d) in response to any Accordion Option Notice, and any decision to increase its Commitment pursuant to this Section 2.02(d) shall be made by each Existing Purchaser in its sole discretion. If Existing Purchasers do not elect to increase their aggregate Commitments by the amount of the requested Accordion Activation, MRFC may offer to Persons who are not Existing Purchasers (but who are otherwise acceptable to MRFC and the Administrative Agent) to become Additional Purchasers with Commitments totaling the balance of the requested Accordion Activation. Each Accordion Activation shall be effective and the Maximum Limit shall be increased by the amount of such Accordion Activation (but not to result in a Maximum Limit of more than $225,000,000 in any event) upon the satisfaction of each and every of the following conditions: (a) no Termination Event or Potential Termination Event shall have occurred and be continuing prior to the effectiveness of such Accordion Activation or would occur as a result of the effectiveness of such Accordion Activation; (b) sufficient Existing Purchasers shall have elected to increase their Commitments pursuant to this Section 2.02(d) and sufficient Additional Purchasers shall have elected to become Purchasers pursuant to this Section 2.02(d) and Section 14.06(c) so that the sum of the aggregate increase in such Existing Purchasers’ Commitments plus the aggregate Commitments of such Additional Purchasers equals the amount of such Accordion Activation; (c) each of the Existing Purchasers opting to increase its Commitment pursuant to this Section 2.02(d) shall have given written notice to that effect with MRFC and the Administrative Agent in the form of the Accordion Acceptance Notice attached hereto as Exhibit 2.02(d)-2 (each, an “Accordion Acceptance Notice”); (d) each Additional Purchaser opting to accept MRFC’s offer to become a Purchaser hereunder shall have entered into an Additional Purchaser Supplement; (e) the Administrative Agent shall have amended and restated Schedule 2.01 hereto to reflect the increases to the Maximum Purchase Limit and to the Commitments of the Existing Purchasers opting to increase their Commitments pursuant to this Section 2.02(d) and the addition of the Commitments of the Additional Purchasers pursuant to this Section 2.02(d); (f) Borrower shall have paid to Administrative Agent, for the pro rata accounts of such Existing Purchasers and Additional Purchasers, such fees as may be agreed to writing by Borrower and such Existing Purchasers and Additional Purchasers with respect to such Accordion Activation, and (g) the Borrower shall have provided the Administrative Agent with written evidence reasonably satisfactory to the Administrative Agent that Metaldyne and its Subsidiaries have obtained any and all consents or amendments as may be necessary under the Credit Agreement or any other agreement, indenture or other instrument binding upon Metaldyne or any of its Subsidiaries (other than the Related Documents) so that the consummation of such Accordion Activation does not result in a violation of such agreement, indenture or other instrument. Upon the effectiveness of an Accordion Activation, the Purchasers shall make such payments to and receive such payments from the Administrative Agent (as the case may be) as may be necessary so that, after giving effect to all such payments, each Purchaser will hold its Pro Rata Share of the then outstanding Capital Investment, and such payments shall be deemed to be reductions of the recipient Purchasers’ respective Pro Rata Shares of the Purchaser Interest and Purchases of Pro Rata Shares of the Purchaser Interest by the paying Purchasers.

Section 2.03.    Notices Relating to Purchases and Reductions in Capital Investment.

(a)        Each Purchase shall be made upon the provision of notice (a “Purchase Request”) by MRFC to the Administrative Agent and the Purchasers and shall (i) be given in writing in substantially the form of Exhibit 2.03(a), (ii) be irrevocable, (iii) specify the amount of the requested increase in Capital Investment, (iv) be given so that it is received no later than 12:00 noon (New York time) on the Business Day that is the proposed date of purchase, (v) attach a Daily Report and an Investment Base Certificate, each based on information through the Business Day immediately prior to the proposed date of Purchase, and (vi) include such other information as may be reasonably required by the Administrative Agent.

(b)        Capital Investment Available shall be calculated by the Administrative Agent based on information related to the MRFC Collateral available to it, including (i) any information obtained in connection with any audit or reflected in the most recent Investment Base Certificate, Daily Report, Weekly Report or any other Monthly Report delivered to the Administrative Agent or (ii) any other information that may be available to the Purchasers and the Administrative Agent.

(c)        On each Business Day, MRFC shall reduce the Capital Investment out of Collections on deposit in the Collection Account in the amount and sequence set forth in Section 6.03 or Section 6.04, as applicable. MRFC may also at any time reduce the Capital Investment out of other funds; provided that (i) MRFC shall give prior written notice of any such reduction to the Administrative Agent substantially in the form of Exhibit 2.03(c) (each such notice, a “Repayment Notice”), (ii) such notice must have been received by the Administrative Agent no later than 4:00 p.m. (New York time) on the Business Day immediately preceding the date of the proposed reduction, (iii) each such notice shall be irrevocable, (iv) each such notice shall specify the amount of the requested reduction in the Capital Investment and the proposed date of such reduction (which shall be a Business Day) and (v) no later than 3:00 p.m. (New York time) on the date of the proposed reduction, in accordance with Section 6.02(d), MRFC shall pay to the Collection Account (A) the amount of Capital Investment to be reduced, (B) all Daily Yield accrued and unpaid on the Capital Investment being reduced through but excluding the date of such reduction and (C) the costs, if any, required by Section 2.10.

(d)        Administrative Agent hereby confirms to MRFC that, as of the Closing Date, Administrative Agent has not established any Reserves. Administrative Agent will en deavor to give MRFC prior written notice of the establishment of any Reserve but neither the Administrative Agent nor any Purchaser shall have any liability to MRFC or any other Person if the Administrative Agent fails to give such notice and any such failure shall not give rise to any claim, counterclaim or defense on the part of MRFC or any other Person; provided that, notwithstanding anything to the contrary in this Agreement, it shall not be a Potential Termination Event or Termination Event under Section 9.01(h) hereof or a Potential Servicer Termination Event or an Event of Servicer Termination under Section 9.02(g) hereof if any Investment Base Certificate, Daily Report, Weekly Report or any other Monthly Report delivered by MRFC or the Master Servicer to the Administrative Agent hereunder is inaccurate solely because MRFC or the Master Servicer were not aware at the time of the delivery of such certificate or report of (and therefore did not reflect therein the effect of) the establishment of a Reserve by the Administrative Agent.

Section 2.04.	Conveyance of Receivables.

(a)        Purchase Assignment. On or prior to the Closing Date, MRFC shall complete, execute and deliver to the Administrative Agent, for the benefit of the Purchasers, an assignment substantially in the form of Exhibit 2.04(a) (the “Purchase Assignment”) in order to evidence the Purchases.

(b)	Funding of Collection Account; Increases in Capital Investment.

(i)     Funding of Collection Account by Purchaser. Following receipt of any Purchase Request, and subject to satisfaction of the conditions set forth in Section 3.02, each Purchaser shall make available to or on behalf of MRFC on the Purchase Date specified therein such Purchaser’s Pro Rata Share of the lesser of (A) the requested increase in Capital Investment specified in such Purchase Request and (B) Capital Investment Available by depositing such amount in same day funds into the Collection Account no later than 3:00 p.m. (New York time).

(ii)    Payment of Purchase Price. The Purchasers shall, or shall cause the Administrative Agent to, deposit into the MRFC Account on each Business Day during the Revolving Period, in same day funds, all amounts on deposit in the Collection Account that are to be disbursed to or on behalf of MRFC pursuant to Section 6.03(d) as payment for the Purchaser Interests.

(c)	Vesting of Ownership.

(i)     Effective on and as of each Purchase Date, the Purchasers shall own the Purchaser Interests sold by MRFC hereunder on such Purchase Date. MRFC shall not take any action inconsistent with such ownership and shall not claim any ownership interest in such Purchaser Interests.

(ii)    MRFC shall indicate in its Records that interests in the Transferred Receivables have been sold hereunder and that ownership of such interests is vested in the Administrative Agent on behalf of the Purchasers. In addition, MRFC shall respond to any inquiries with respect to the ownership of any Transferred Receivable (to the extent that it is obligated to respond) by stating that interests therein have been sold hereunder and that ownership of such interests is vested in the Purchasers. MRFC and the Master Servicer shall hold all Contracts and other documents relating to such Transferred Receivables in trust for the benefit of the Administrative Agent on behalf of the Purchasers, as the owner thereof, and for the sole purpose of facilitating the servicing of such Transferred Receivables. MRFC and the Master Servicer each hereby acknowledge that its retention and possession of such Contracts and documents shall at all times be at the sole discretion of the Administrative Agent and in a custodial capacity for the Administrative Agent’s (on behalf of the Purchasers) benefit only.

(d)	[Intentionally Omitted]

(e)        Receivables Situated in the Province of Quebec. Notwithstanding anything herein to the contrary, the following provisions of this Section 2.04(e) shall apply only from and after the Canadian Originator Addition Date: In order to facilitate the registration in the Register of Personal and Movable Real Rights (Quebec) of the transfer and assignment of the undivided percentage ownership interests in any Transferred Receivables payable in Canadian Dollars contemplated by this Transfer Agreement, MRFC hereby sells, assigns, transfers and conveys to the Administrative Agent on behalf of the Purchasers, an undivided percentage ownership interest in the Receivables payable in Canadian Dollars situated in the Province of Quebec; title to any Purchaser Interest shall pass to the Administrative Agent on behalf of the Purchasers upon each Purchase, as contemplated in this Transfer Agreement.

Section 2.05.    Facility Termination Date. Notwithstanding anything to the contrary set forth herein, no Purchaser shall have any obligation to purchase any additional Purchaser Interests from and after the Facility Termination Date.

Section 2.06.	Daily Yield.

(a)        MRFC shall pay Daily Yield to the Administrative Agent, for the account of the Purchasers, for each day on which any Capital Investment is outstanding, in arrears on each Settlement Date and in the manner specified in Section 6.02, 6.03 or 6.04, as applicable.

(b)        Notwithstanding the foregoing, MRFC shall pay yield at the applicable Daily Yield Rate (together with Daily Margin plus Daily Default Margin, if any) on unpaid Daily Yield and on any other amount payable by MRFC hereunder (to the extent permitted by law) that, in each case, shall not be paid in full when due (whether at stated maturity, by acceleration or otherwise) for the period commencing on the due date thereof to (but excluding) the date the same is indefeasibly paid in full, and such yield shall be immediately due and payable.

Section 2.07.	Fees.

(a)        On or prior to the Closing Date, MRFC shall pay to the Administrative Agent, for the account of itself and the Purchasers, the fees set forth in the Fee Letter that are payable on the Closing Date.

(b)        MRFC shall pay to the Master Servicer or to the Successor Servicer, as applicable, the Servicing Fee in the amounts and at the times set forth in Section 7.05.

(c)        An unused commitment fee (the “Unused Commitment Fee”) shall be payable to the Purchasers on each Settlement Date for the Settlement Period most recently ending in an amount equal to the product of (i) 50 basis points (0.50%) per annum times (ii) the excess of the average Maximum Purchase Limit for such Settlement Period over the average aggregate daily Capital Investment for the Purchasers for such Settlement Period, which fee shall be calculated on the basis of actual days elapsed for the applicable period and a year of 360 days, shall be fully earned when payable and nonrefundable and shall be payable as provided in Section 6.03 or 6.04 hereof (as applicable).

Section 2.08.	Time and Method of Payments.

(a)        Subject to the provisions of Sections 6.02, 6.03, and 6.04, as applicable, all payments in reduction of Capital Investment and all payments of yield, fees and other amounts payable by MRFC hereunder shall be made in Dollars, in immediately available funds, to the Administrative Agent (for its account or the account of the applicable Purchasers, Affected Parties or Indemnified Persons) not later than 12:00 noon (New York time) on the due date therefor. Any such payment made on such date but after such time shall be deemed to have been made on, and Daily Yield shall continue to accrue and be payable thereon until, the next succeeding Business Day. If any such payment becomes due on a day other than a Business Day, the maturity thereof will be extended to the next succeeding Business Day and Daily Yield thereon shall be payable during such extension.

(b)        Any and all payments by MRFC hereunder shall be made in accordance with this Section 2.08 without setoff or counterclaim and free and clear of, and without deduction for, any and all present or future taxes, levies, imposts, deductions, charges or withholdings, excluding franchise taxes and any and all present or future taxes, levies, imposts, deductions, charges or withholdings imposed on or measured by the net income, capital or net worth of any Affected Party by or any and all present or future taxes, levies, imposts, duties, charges, fees, deductions and withholdings on doing business in the jurisdictions under the laws of which such Affected Party is organized or by any political subdivisions thereof (such non-excluded taxes, levies, imposts, deductions, charges and withholdings being “Indemnified Taxes”). If MRFC shall be required by law to deduct any Indemnified Taxes from or in respect of any sum payable hereunder, (i) the sum payable shall be increased solely to the extent necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.08) the Affected Party entitled to receive any such payment receives an amount equal to the sum it would have been entitled to receive hereunder had no such deductions been made, (ii) MRFC shall make such deductions, and (iii) MRFC shall pay the full amount deducted to the relevant taxing or other authority in accordance with applicable law. Within 30 days after the date of any payment of Indemnified Taxes (or, if not then available, immediately upon its becoming available), MRFC shall furnish to the Administrative Agent the original or a certified copy of a receipt evidencing payment thereof. MRFC shall indemnify any Affected Party from and against, and, within ten Business Days of written demand therefor, which demand shall set forth in reasonable detail the amount so paid and the computations made to determine such amount, pay any Affected Party for, the full amount of Indemnified Taxes (together with any taxes imposed by any jurisdiction on amounts payable under this Section 2.08) paid by such Affected Party and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally asserted; provided, however, that MRFC shall be entitled to a prompt refund in the amount of any Indemnified Taxes that are subsequently refunded to such Affected Party; and provided further, however, that an Affected Party shall use commercially reasonable efforts to seek or apply for any such refund of Indemnified Taxes at MRFC’s sole expense to the extent MRFC requests that such Affected Party seek or apply for such refund.

(c)        Each Affected Party that is not a United States person (within the meaning of Section 7701(a)(30) of the IRC) (a “United States Person”) shall:

(i)     at the time such Affected Party becomes a party to this Transfer Agreement, deliver to MRFC and the Administrative Agent a properly completed and executed IRS Form W 8ECI or Form W 8BEN;

(ii)    deliver to MRFC and the Administrative Agent two (2) further copies of any such form or certification on or before the date that any such form or certification expires or becomes obsolete and after the occurrence of any event requiring a change in the most recent form previously delivered by it to MRFC or the Administrative Agent; and

(iii)   obtain such extensions of time for filing and complete such forms or certifications as may reasonably be requested by MRFC or the Administrative Agent;

unless, in the case of (ii) and (iii) above, any change in treaty, law regulation, governmental rule, guideline order, or official application or official interpretation thereof has occurred prior to the date on which any such delivery would otherwise be required which renders all such forms inapplicable or which would prevent such Affected Party from duly completing and delivering any such form with respect to it, and such Affected Party so advises MRFC and the Administrative Agent. Each such Affected Party that is not a United States person (A) shall certify that it is entitled to an exemption from United States backup withholding tax and (B) shall agree to provide any other certification and documentation as required by the applicable law that is reasonably requested by MRFC, the Originators or the Master Servicer. Each Person that is a Purchaser hereunder, or which otherwise becomes a party to this Transfer Agreement as a Purchaser, shall, prior to the effectiveness of such assignment, participation or addition, as applicable, be required to provide all of the forms and statements required pursuant to this Section 2.08(c).

(d)        Any Purchaser exercising a right of setoff or otherwise receiving any payment on account of the MRFC Secured Obligations in excess of its Pro Rata Share thereof shall purchase for cash (and the other Purchasers or holders shall sell) such participations in each such other Purchaser’s or holder’s Pro Rata Share of the MRFC Secured Obligations as would be necessary to cause such Purchaser to share the amount so offset or otherwise received with each other Purchaser or holder in accordance with their respective Pro Rata Shares (other than offset rights exercised by any Purchaser with respect to this Section 2.08 or Section 2.09).

(e)        MRFC represents and warrants to the Administrative Agent and each Purchaser that it has not assumed in any manner whatsoever any obligation of the Originators under the Purchase Agreement (i) to make collections and remittances in respect of any Canadian goods and services tax, any Canadian provincial sales tax or any other similar Canadian tax or (ii) to file any returns in respect of such taxes with Canadian tax authorities and that it was not contemplated by either any Originator under the Purchase Agreement or MRFC that such obligation was to be assumed by MRFC. The parties hereto agree that none of the Administrative Agent or the Purchasers are assuming in any manner whatsoever any obligation of the Originators under the Purchase Agreement to collect such taxes, make such remittances and file such returns, and that it is not contemplated by the parties hereto that any such obligation is hereby assumed by the Purchasers or the Administrative Agent. MRFC hereby indemnifies the Administrative Agent and each Purchaser and holds them harmless from and against any assessments, withholding taxes, claims, or other demands for payment of such taxes by Canadian tax authorities, as well as interest and penalties; provided that any payments made by MRFC pursuant to this subsection shall be made solely from funds available to MRFC which are not otherwise required to be applied to the payment of any amounts pursuant to this Transfer Agreement (other than to MRFC), shall be non-recourse other than with respect to such funds, and shall not constitute a claim against MRFC to the extent that insufficient funds exist to make such payment. It is understood that all of the invoices in respect of the Receivables with Canadian Obligors of the Originators under the Purchase Agreement will bear the GST registration number of such Originator.

Section 2.09.	Capital Requirements; Additional Costs.

(a)        If the Administrative Agent, on behalf of any Affected Party, shall have determined that the adoption after the date hereof of any law, treaty, governmental (or quasi-governmental) rule, regulation, guideline or order regarding capital adequacy, reserve requirements or similar requirements or compliance by such Affected Party with any request or directive regarding capital adequacy, reserve requirements or similar requirements (whether or not having the force of law) from any central bank or other Governmental Authority increases or would have (without giving effect to this Section 2.09) the effect of increasing the amount of capital, reserves or other funds required to be maintained by such Affected Party against commitments made by it under this Transfer Agreement or any other Related Document and thereby reducing the rate of return on such Affected Party’s capital as a consequence of its commitments hereunder or thereunder, then MRFC shall from time to time within 10 Business Days after written demand by the Administrative Agent pay to the Administrative Agent on behalf of any such Affected Party additional amounts sufficient to compensate such Affected Party for such reduction together with interest thereon from the date of any such demand until payment in full at the applicable Daily Yield Rate; provided that no such amount shall be payable with respect to any period commencing more than 270 days prior to the date the Administrative Agent first notifies MRFC in writing of its intention to demand compensation with respect to any such change in law, treaty, governmental (or quasi-governmental) rule, regulation, guideline or order; provided further that if such change in law, treaty, governmental (or quasi-governmental) rule, regulation, guideline or order giving rise to such reduction of rate of return is retroactive, then such 270 day period shall be extended to include the period of retroactive effect thereof. A certificate as to the amount of that reduction and showing in reasonable detail the basis of the computation thereof submitted by the Administrative Agent to MRFC shall be final, binding and conclusive on the parties hereto (absent manifest error) for all purposes. Such Affected Party agrees that, as promptly as practicable after it becomes aware of any circumstance referred to above, it shall, to the extent not inconsistent with its internal policies of general application, use commercially reasonable efforts to minimize costs and expenses incurred by it and payable to it by MRFC pursuant to this Section 2.09(a). The parties hereto acknowledge and agree that the provisions of this Section 2.09(a) are not intended to and shall not impose any duplicative obligations to the extent already addressed by the provisions of Section 2.08(b).

(b)        If, due to any Regulatory Change other than those related to taxes, levies, imposts, deductions, charges or withholdings related to income or franchise taxes, there shall be any increase in the cost to any Affected Party of agreeing to make or making, funding or maintaining any commitment hereunder or under any other Related Document, including with respect to any Purchases or Capital Investment, or any reduction in any amount receivable by such Affected Party hereunder or thereunder, including with respect to any Purchases or Capital Investment (any such increase in cost or reduction in amounts receivable are hereinafter referred to as “Additional Costs”), then MRFC shall, from time to time within ten Business Days after written demand by the Administrative Agent, pay to the Administrative Agent on behalf of such Affected Party additional amounts sufficient to compensate such Affected Party for such Additional Costs together with interest thereon from the date demanded until payment in full thereof at the applicable Daily Yield Rate; provided that no such amount shall be payable with respect to any period commencing more than 270 days prior to the date the Administrative Agent first notifies MRFC in writing of its intention to demand compensation with respect to any such Regulatory Change; provided further that if such Regulatory Change giving rise to such reduction of rate of return is retroactive, then such 270 day period shall be extended to include the period of retroactive effect thereof. Such Affected Party agrees that, as promptly as practicable after it becomes aware of any circumstance referred to above that would result in any such Additional Costs, it shall, to the extent not inconsistent with its internal policies of general application, use commercially reasonable efforts to minimize costs and expenses incurred by it and payable to it by MRFC pursuant to this Section 2.09(b).

(c)        Determinations by any Affected Party for purposes of this Section 2.09 of the effect of any Regulatory Change on its costs of making, funding or maintaining any commitments hereunder or under any other Related Document or on amounts receivable by it hereunder or thereunder or of the additional amounts required to compensate such Affected Party in respect of any Additional Costs shall be set forth in a written notice to MRFC in reasonable detail and shall be final, binding and conclusive on MRFC (absent manifest error) for all purposes, and a copy of which shall be sent to the Originators by MRFC.

Section 2.10.    Breakage Costs. MRFC shall pay to the Administrative Agent for the account of the applicable Purchaser, upon request of such Purchaser as provided below, such amount or amounts as shall compensate such Purchaser for any loss, cost or expense incurred by such Purchaser (as determined by such Purchaser in good faith) as a result of any reduction by MRFC in Capital Investment (and accompanying loss of Daily Yield thereon) other than on the maturity date of the financing source used to fund such Capital Investment as provided herein, which compensation shall include an amount equal to any loss or expense incurred by such Purchaser during the period from the date of such reduction to (but excluding) such maturity date if the rate of interest obtainable by such Purchaser upon the redeployment of funds at the interest rate that such Purchaser would bid were it to bid, at the commencement of such period, for U.S.

Dollar deposits in an amount equal to such reduction and for such period from banks in the interbank LIBOR market if such rate of interest is less than the interest rate applicable to such financing source (any such loss, cost or expense, “Breakage Costs”). The determination by such Purchaser of the amount of any such loss or expense shall be set forth in a written notice to MRFC in reasonable detail and shall be final, binding and conclusive on MRFC (absent manifest error) for all purposes. For the purpose of calculating amounts payable under this Section 2.10, each Purchaser shall be deemed to have actually funded its Capital Investment through the purchase of a deposit bearing interest at the applicable Daily Yield Rate with respect to its Capital Investment; provided that each Purchaser may fund its Capital Investment in any manner it sees fit, and the foregoing assumption shall be utilized only for the calculation of amounts payable under this Section 2.10. MRFC shall pay each such Purchaser the amount shown as due on any such notice within 10 Business Days after receipt thereof.

Section 2.11.    Purchase Excess. On each Business Day during the Revolving Period and after completion of the disbursements specified in Section 6.03, the Administrative Agent shall notify MRFC and the Master Servicer or Successor Servicer, as applicable, of any Purchase Excess on such day, and MRFC shall deposit the amount of such Purchase Excess in the Collection Account by 3:00 p.m. (New York time) on the following Business Day.

Section 2.12.	Mitigation and Replacement of Purchasers.

(a)        If any Purchaser requests compensation under Section 2.09, or requires MRFC to pay any additional amount to any Purchaser or any Governmental Authority for the account of any Purchaser pursuant to Section 2.08(b), then such Purchaser shall use commercially reasonable efforts to designate a different office for funding or booking its Purchases hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, or file any certificate or document with a Government Authority to the extent reasonably requested by MRFC and not materially adverse to such Purchaser if, in the good faith judgment of such Purchaser, such designation, assignment or filing (i) would eliminate or reduce amounts payable pursuant to Section 2.08(b) or 2.09, as the case may be, in the future and (ii) would not subject such Purchaser to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Purchaser. MRFC hereby agrees to pay all reasonable costs and expenses incurred by any Purchaser in connection with any such designation or assignment. A certificate setting forth such costs and expenses shall be submitted by such Purchaser to MRFC and shall be conclusive absent manifest error.

(b)        Anything contained herein to the contrary notwithstanding, in the event that any Purchaser (“Defaulting Purchaser”) defaults (a “Funding Default”) in its obligation to make a Purchase (a “Defaulted Purchase”) in accordance with Section 2.01, then (i) after the occurrence and during the continuation of any Funding Default (a “Default Period”) with respect to such Defaulting Purchaser, such Defaulting Purchaser shall be deemed not to be a “Purchaser” for purposes of voting on any matters (including the granting of any consents or waivers) or be included in the calculation of Requisite Purchasers with respect to any of the Related Documents and (ii) to the extent permitted by applicable law during the Default Period (A) any voluntary reduction of Capital Investments pursuant to Section 2.03(c) shall, if MRFC so requests at the time of making such voluntary reduction and if the Administrative Agent, in its sole discretion, consents thereto, be applied to the Pro Rata Shares of the Capital Investments of the other Purchasers as if such Defaulting Purchaser had no Capital Investments outstanding and the Pro Rata Share of such Defaulting Purchaser were zero, and if the Administrative Agent does not so elect, the portion attributable to the Defaulting Purchaser shall be held by the Administrative Agent for the benefit of the Defaulting Purchaser, and as security (along with earnings, if any) for its obligations (y) under this agreement to the Administrative Agent and the other Purchasers and (z) when all such obligations (contingent and otherwise) have been satisfied, paid to MRFC, and (B) any mandatory reduction of Capital Investments pursuant to Section 2.11 shall, if MRFC so requests at the time of making such mandatory reduction and if the Administrative Agent, in its sole discretion, consents thereto, be applied to the Capital Investment of other Purchasers (but not to the Capital Investment of such Defaulting Purchaser) as if such Defaulting Purchaser had funded all Defaulted Purchases of such Defaulting Purchaser, it being understood and agreed that the portion attributable to the Defaulting Purchaser shall be held by the Administrative Agent for the benefit of the Defaulting Purchaser, and as security (along with earnings, if any) for its obligations (y) under this Transfer Agreement to the Administrative Agent and the Purchasers and (z) when all such obligations (contingent and otherwise) have been satisfied, paid to MRFC, (iii) upon the Administrative Agent providing prior written consent such Defaulting Purchaser’s Commitment and outstanding Capital Investment shall be excluded for purposes of calculating the Unused Commitment Fee in respect of any day during any Default Period with respect to such Defaulting Purchaser, and upon the Administrative Agent providing prior written consent, such Defaulting Purchaser shall not be entitled to receive any Unused Commitment Fee with respect to such Defaulting Purchaser’s Commitment in respect of any Defaulted Purchase with respect to such Defaulting Purchaser and (iv) any portion of the Unused Commitment Fee allocated to the Defaulting Purchaser shall be held by Administrative Agent for the benefit of the Defaulting Purchaser and as security (along with earnings, if any) for its obligations owed (y) under this Transfer Agreement to the Administrative Agent and the Purchasers and (z) when all such obligations (contingent and otherwise) have been satisfied, paid to MRFC.

ARTICLE III.

CONDITIONS PRECEDENT

Section 3.01.    Conditions to Effectiveness of Agreement. No Purchaser shall be obligated to purchase Purchaser Interests hereunder on the occasion of the initial Purchase, nor shall any Purchaser or the Administrative Agent be obligated to take, fulfill or perform any other action hereunder, until the following conditions have been satisfied, in the sole discretion of, or waived in writing by, the Purchasers and the Administrative Agent:

(a)        Transfer Agreement; Other Related Documents. This Transfer Agreement shall have been duly executed by, and delivered to, the parties hereto and the Purchasers and the Administrative Agent shall have received such other documents, instruments, agreements and legal opinions as each Purchaser and the Administrative Agent shall reasonably request in connection with the transactions contemplated by this Transfer

Agreement, including all those listed in the Schedule of Documents, each in form and substance reasonably satisfactory to each Purchaser and the Administrative Agent.

(b)        Governmental Approvals. The Purchasers and the Administrative Agent shall have received (i) satisfactory evidence that MRFC and the Servicers have obtained all required consents and approvals of all Persons, including all requisite Governmental Authorities, to the execution, delivery and performance of this Transfer Agreement and the other Related Documents and the consummation of the transactions contemplated hereby or thereby or (ii) an Officer’s Certificate from each of MRFC and the Servicers in form and substance satisfactory to the Purchasers and the Administrative Agent affirming that no such consents or approvals are required.

(c)        Payment of Fees. MRFC shall have paid all fees required to be paid by it on the Closing Date, including all fees required hereunder and under the Fee Letter, and shall have reimbursed each Purchaser for all fees, costs and expenses of closing the transactions contemplated hereunder and under the other Related Documents, including the Administrative Agent’s reasonable outside legal and audit expenses, and other document preparation costs.

(d)        Representations and Warranties. Each representation and warranty by MRFC and Master Servicer contained herein and in each other Related Document to which it is a party, and each representation and warranty by each Originator contained in each Related Document to which it is a party, shall be true and correct as of the Closing Date, except to the extent that such representation or warranty expressly relates solely to an earlier date.

(e)        No Termination Event. No Potential Termination Event hereunder, Termination Event hereunder, or “event of default” under (and as defined in) the Credit Agreement or any other instrument or agreement evidencing any Debt of any Originator with an aggregate outstanding principal amount in excess of $15,000,000 shall have occurred and be continuing or would result after giving effect to any of the transactions contemplated on the Closing Date.

(f)         Cash Management. The Administrative Agent shall have received satisfactory evidence that the Concentration Accounts, Lockbox Accounts and the MRFC Account have been established in accordance with Section 6.01 and on terms reasonably satisfactory to the Administrative Agent and that Account Control Agreements have been executed and delivered with respect to each Lockbox Account, each Concentration Account and the MRFC Account.

Section 3.02.    Conditions Precedent to All Purchases. No Purchaser shall be obligated to purchase Purchaser Interests hereunder on any Purchase Date if, as of the date thereof:

(a)        any representation or warranty of MRFC or any Servicer contained herein or in any of the other Related Documents shall be untrue or incorrect in any material respect as of such date, either before or after giving effect to the Purchase of Purchaser In terests on such date and to the application of the proceeds therefrom (and, in the case of any such representation or warranty in a Related Document other than this Agreement or the Purchase Agreement, after giving effect to any applicable grace period that may be expressly provided with respect to such representation or warranty in such other Related Document), except to the extent that such representation or warranty expressly relates to an earlier date and except for changes therein expressly permitted by this Transfer Agreement;

(b)        any event shall have occurred, or would result from the Purchase of Purchaser Interests on such Purchase Date or from the application of the proceeds therefrom, that constitutes a Potential Termination Event, a Termination Event, a Potential Servicer Termination Event or an Event of Servicer Termination;

(c)	the Facility Termination Date shall have occurred;

(d)        either before or after giving effect to such Purchase and to the application of the proceeds therefrom, a Purchase Excess would exist;

(e)        the Purchaser Interests sold hereunder would, after giving effect to such purchase, exceed 100%;

(f)         with respect to a Purchase Date, MRFC shall not have delivered a Purchase Request or an Investment Base Certificate with respect to such Purchase Date in accordance with Section 2.03(a).

The delivery by MRFC of a Purchase Request with respect to an increase in Capital Investment and the acceptance by MRFC of the funds from such Purchase on any Purchase Date shall be deemed to constitute, as of any such Purchase Date, a representation and warranty by MRFC that the conditions in this Section 3.02 have been satisfied.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES

Section 4.01.    Representations and Warranties of MRFC. To induce the Purchasers to purchase the Purchaser Interests and the Administrative Agent to take any action hereunder, MRFC hereby represents and warrants to the Administrative Agent and the Purchasers that on the Closing Date and, except to the extent provided below, as of each Purchase Date:

(a)        Existence; Compliance with Law. MRFC is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, is a “registered organization” (as defined in the UCC) of the State of Delaware and is not organized under the laws of any other jurisdiction, and has the requisite power, authority, legal right and all material governmental licenses, authorizations, permits, consents and approvals required to carry on its business in each jurisdiction in which its business is now conducted. MRFC is duly qualified to do business in, and is in good standing in, every other jurisdiction in which the nature of its business requires it to be so qualified, except where the failure to be so qualified or in good standing would not have a Material Adverse Effect. Subject to specific representations set forth herein regarding ERISA, tax and other laws, MRFC is in compliance with all applicable provisions of law, except where the failure to comply, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. MRFC is in compliance with its Charter Documents.

(b)        Corporate and Governmental Authorization; Contravention. The execution, delivery and performance (including duties, rights and remedies) by MRFC of this Transfer Agreement and the other Related Documents to which MRFC is a party, and the creation and perfection of all Liens and ownership interests provided for herein and therein are within MRFC’s corporate powers, have been duly authorized by all necessary or proper actions, require no action by or in respect of, or filing with, any Governmental Authority or official thereof (other than as has been taken or filed) or any other Person, and do not contravene any provision of applicable law, rule or regulation or any order or decree of any court or Governmental Authority or of the Charter Documents of MRFC or constitute a default under or otherwise contravene, accelerate or permit the accelerating of any performance required by any agreement or any judgment, injunction, order, writ, decree or other instrument binding upon MRFC or result in the creation or imposition of any Lien on the assets of MRFC or any Originator (except as contemplated by Article VIII hereof).

(c)        Binding Effect. Each of this Transfer Agreement and the other Related Documents to which MRFC is a party constitutes the legal, valid and binding obligation of MRFC, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws affecting the rights of creditors generally and general equitable principles (whether considered in a proceeding at law or in equity). On or prior to the Closing Date, each of the Related Documents to which MRFC is a party have been duly executed and delivered by MRFC.

(d)        Perfection. Immediately preceding each Purchase hereunder, MRFC shall be the owner of all of the Transferred Receivables and MRFC Collateral, free and clear of all Liens Claims (other than Permitted MRFC Encumbrances). On or prior to each Purchase and each recomputation of the Purchaser Interest, all financing statements and other documents required to be recorded or filed in order to perfect and protect the Purchaser Interest against all creditors of, and purchasers from, MRFC and the Originators will have been duly filed in each filing office necessary for such purpose, and all filing fees and taxes, if any, payable in connection with such filings shall have been paid in full. MRFC has received all assignments, bills of sale and other documents, and has duly effected all recordings, filings and other actions necessary to establish, protect and perfect MRFC’s right, title and interest in and to the Transferred Receivables and its other properties and assets.

(e)        Accuracy of Information. All information heretofore furnished by or on behalf of MRFC or any Servicer on its behalf (including, without limitation, the Investment Base Certificates, the Monthly Reports, the Weekly Reports, the Daily Reports, any other reports delivered pursuant to the terms of this Transfer Agreement and MRFC’s financial statements) to any Purchaser or the Administrative Agent for purposes of, or in connection with, this Transfer Agreement and the other Related Documents are, and all such information hereafter furnished by or on behalf of MRFC to any Purchaser, or the Administrative Agent will be, true and accurate in every material respect, on the date such information is stated or certified, and have been prepared in good faith by the management of MRFC with the exercise of reasonable diligence.

(f)         Tax Status. MRFC has timely filed or caused to be filed all tax returns and reports required to have been filed and has paid or caused to be paid all taxes and charges required to have been paid by it, except (i) charges or other amounts being contested in accordance with Section 5.01(t) or (ii) to the extent hat the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

(g)        Actions, Suits. There is no Litigation pending or, to the knowledge of MRFC threatened, against or affecting MRFC or its properties, in or before any court, arbitrator or other Governmental Authority, which could reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect on the performance by MRFC of its obligations under the Agreement or the validity and enforceability of this Transfer Agreement, the Transferred Receivables, the Contracts or any other Related Document. As of the Closing Date there is no Litigation pending or threatened that seeks damages or injunctive relief against, or alleges criminal misconduct by, MRFC.

(h)        Use of Proceeds. No proceeds of any Purchase will be used to acquire any security in any transaction that is subject to Sections 13 or 14 of the Securities Exchange Act of 1934 (unless such transaction shall have been approved by the board of directors (or comparable governing body) of the issuer of such Security) or used, whether directly or indirectly, and whether immediately, incidentally or ultimately, for any purpose that entails a violation of the provisions of the Regulations of the Federal Reserve Board, including Regulations U or X thereof. The making of the Purchases by the Purchasers hereunder, the applications of the proceeds thereof and the consummation of the transactions contemplated by this Transfer Agreement and the other Related Documents will not violate any provision of any statute or any rule, regulation or order issued by the Securities and Exchange Commission.

(i)         Place of Business. The principal place of business and chief executive office of MRFC are located at the address of MRFC indicated in Schedule 4.01(i) attached hereto, and the offices where MRFC keeps all its Records or otherwise keeps any tangible MRFC Collateral are located at the address(es) described on Schedule 4.01(i) attached hereto or such other locations notified to the Administrative Agent in accordance with Section 5.02(f) hereof in jurisdictions where all action required by Section 5.02(f) hereof has been taken and completed. None of such locations have changed within the past 12 months (or such shorter time as MRFC has been in existence). The organiza tional identification number and federal employer identification number of MRFC are set forth on Schedule 4.01(i) attached hereto.

(j)         Good Title. Upon each Purchase, the Administrative Agent, on behalf of the Purchasers, shall acquire (A) a valid and perfected first priority undivided percentage ownership interest to the extent of the Purchaser Interest or (B) a first priority perfected security interest in each Transferred Receivable (other than the portion thereof consisting of deposit accounts not subject to Account Control Agreements) that exists on the date of such Purchase and in the MRFC Collateral, in either case free and clear of any Lien (other than Permitted MRFC Encumbrances). There are no facts, circumstances or conditions known to MRFC that could reasonably be expected to result in any Liens on any MRFC Collateral.

(k)        Trade Names, etc. (i) MRFC has no subsidiaries or divisions and is not engaged in any joint venture or partnership with any other Person, and MRFC has operated under its own name within the last five (5) years, (ii) within the last five (5) years, MRFC has not changed its name, merged with or into or consolidated with any other corporation or been the subject of any proceeding under Title 11, United States Code (Bankruptcy), (iii) the exact legal name of MRFC is MRFC, Inc., and (iv) Metaldyne Company LLC is the only shareholder of MRFC and there are no outstanding rights to purchase or options, warrants or similar rights or agreements pursuant to which MRFC may be obligated to issue, sell, repurchase or redeem some or all of its Stock.

(l)	Nature of Receivables.

(i)     Eligibility. Each Transferred Receivable designated as an Eligible Receivable in each Investment Base Certificate, Monthly Report, Weekly Report or Daily Report or otherwise included in the Investment Base, as the case may be, constitutes an Eligible Receivable as of the date specified in such Investment Base Certificate, Monthly Report, Weekly Report or Daily Report or as otherwise set forth as being included in the Investment Base, as applicable.

(ii)    No Material Adverse Effect. MRFC has no knowledge of any fact (including any defaults by the Obligor thereunder on any other Receivable) that would cause it or should have caused it to expect that any payments on any specific Transferred Receivable designated as an Eligible Receivable in any Investment Base Certificate will not be paid in full when due (other than any unexpired and unexercised volume or pricing discounts or rebates to which the Obligor thereon may be entitled) or to expect any other Material Adverse Effect.

(iii)   Non-Avoidability of Transfers. MRFC shall have received each Contributed Receivable as a contribution to the capital of MRFC by an Originator and have purchased each Sold Receivable from an Originator for cash consideration, in each case in an amount that constitutes fair consideration and reasonably equivalent value therefor.

(m)	Coverage Requirement. No Purchase Excess exists.

(n)        Credit and Collection Policies. Since March 14, 2003, there have been no material changes in the Credit and Collection Policies, other than as permitted hereunder. Since such date, no material adverse change has occurred in the overall rate of collection of the Transferred Receivables.

(o)        Collections and Servicing. Since January 2, 2005, there has been no material adverse change in the ability of any Servicer, the Originators, MRFC or any Subsidiary or Affiliate of any of the foregoing to service and collect the Receivables.

(p)        No Termination Event. No event has occurred and is continuing and no condition exists which constitutes a Termination Event or a Potential Termination Event.

(q)        Not an Investment Company. MRFC is not, and is not controlled by, an “investment company” within the meaning of the Investment Company Act or is exempt from all provisions of the Investment Company Act.

(r)         ERISA. To the extent applicable, MRFC is in compliance in all material respects with ERISA and the provisions of the IRC that are applicable to ERISA, and no lien exists in favor of the PBGC on any of the Transferred Receivables except to the extent such non-compliance could not reasonably be expected to have a Material Adverse Effect. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to have a Material Adverse Effect.

(s)         Deposit Accounts and Securities Accounts. Schedule 4.01(s) lists all banks and other financial institutions at which MRFC maintains deposit accounts (within the meaning of the UCC) as of the Closing Date, including any Lockbox Accounts, the MRFC Account and the Concentration Accounts, and such schedule correctly identifies the name, address and telephone number of each depository, the name in which the account is held, a description of the purpose of the account, and the complete account number therefor. All Obligors have been instructed to make payment to a Lockbox Account and only Collections are deposited into the Lockbox Accounts. MRFC maintains no securities accounts (within the meaning of the UCC). MRFC has delivered to the Administrative Agent one or more fully executed agreements pursuant to which each Lockbox Account Bank, MRFC Account Bank and Concentration Account Bank has agreed to comply with all instructions originated by the Administrative Agent directing the disposition of funds in the Lockbox Accounts, MRFC Account and Concentration Accounts, respectively, without further consent by any other Person. None of the Accounts is in the name of any Person other than MRFC or the Administrative Agent, and MRFC has not consented to any Bank following the instructions of any Person other than the Administrative Agent. Accordingly, the Administrative Agent has a first priority perfected security interest in each Account and all funds on deposit therein.

(t)         Bulk Sales. No transaction contemplated hereby or by any of the Related Documents requires compliance with any “bulk sales” act or similar law.

(u)        Transfers Under Purchase Agreement. Each Transferred Receivable was purchased by or contributed to MRFC pursuant to, and in accordance with, the terms of the Purchase Agreement on the relevant Transfer Date.

(v)        Preference; Voidability. MRFC shall have given reasonably equivalent value to each Originator in consideration for the transfer to MRFC of the Transferred Receivables with respect thereto from such Originator, and each such transfer shall not have been made for or on account of an antecedent debt owed by any Originator to MRFC, and no such transfer is or may be voidable under any section of the Bankruptcy Code.

(w)       Material Adverse Effect. Since the date of its incorporation (i) MRFC has not incurred any obligations, contingent or non-contingent liabilities, liabilities for charges, long-term leases or unusual forward or long-term commitments other than in connection with the Related Documents and that, alone or in the aggregate, could reasonably be expected to have a Material Adverse Effect, (ii) no contract, lease or other agreement or instrument has been entered into by MRFC or has become binding upon MRFC’s assets other than in connection with the Related Documents and no law or regulation applicable to MRFC has been adopted, in each case that has had or could reasonably be expected to have a Material Adverse Effect, and (iii) MRFC has not, other than in connection with the Related Documents, entered into, and is not in default, and no third party is in default under any material contract, lease or other agreement or instrument to which MRFC is a party that alone or in the aggregate could reasonably be expected to have a Material Adverse Effect. Since the date of the incorporation of MRFC, no event has occurred that alone or together with other events could reasonably be expected to have a Material Adverse Effect.

(x)        Solvency. Both before and after giving effect to (i) the transactions contemplated by this Transfer Agreement and the other Related Documents and (ii) the payment and accrual of all transaction costs in connection with the foregoing, MRFC is and will be Solvent. After giving effect to each Purchase to be made hereunder, MRFC is and will be Solvent.

(y)        Separate Corporate Existence. MRFC has, at all times since its incorporation, complied with the covenants set forth in Section 5.01(n). MRFC has no Debt except in connection with the Related Documents. MRFC is operated in such a manner that the separate company existence of MRFC, on the one hand, and any Metaldyne Group Member, on the other hand, would not be disregarded in the event of the bankruptcy or insolvency of any member of the Metaldyne Group and, without limiting the generality of the foregoing:

(i)     MRFC is a limited purpose entity whose activities are restricted in its Charter Documents to those activities expressly permitted hereunder and under the other Related Documents and MRFC has not engaged, nor does it presently engage, in any activity other than those activities expressly permitted hereunder and under the other Related Documents, nor has MRFC entered into any agreement other than this Transfer Agreement, the other Related Documents to which it is a party and, with the prior written consent of the Requisite Purchasers and the Administrative Agent, any other agreement necessary to carry out more effectively the provisions and purposes hereof or thereof;

(ii)    MRFC has duly appointed a board of directors and its business is managed solely by its own officers and directors, each of whom when acting for MRFC shall be acting solely in his or her capacity as an officer or director of MRFC and not as an officer, director, employee or agent of any Metaldyne Group Member;

(iii)   MRFC pays its own incidental administrative costs and expenses, and except as otherwise expressly permitted hereunder, under the other Related Documents and MRFC’s Charter Documents, no Metaldyne Group Member pays MRFC’s expenses, guarantees MRFC’s obligations or advances funds to MRFC for the payment of expenses or otherwise;

(iv)   the separate creditors of MRFC will be entitled, on the winding-up of MRFC, to be satisfied out of MRFC’s assets prior to any value in MRFC becoming available to the holders of MRFC’s Stock in their capacities as such stockholders;

(v)    all business correspondence and other communications of MRFC are conducted in MRFC’s own name, on its own stationery and through a separately-listed telephone number; and

(vi)   MRFC does not act as agent for any Metaldyne Group Member but instead presents itself to the public as a legal entity separate from each such member and independently engaged in the business of purchasing and financing Transferred Receivables.

(z)         Brokers. No broker or finder acting on behalf of MRFC was employed or utilized in connection with this Transfer Agreement or the other Related Documents or the transactions contemplated hereby or thereby and MRFC has no obligation to any Person in respect of any finder’s or brokerage fees in connection therewith.

(aa)       Servicing Software. MRFC has all necessary licenses and rights to use the Servicing Software.

Section 4.02.    Reaffirmation of Representations and Warranties by MRFC. On each day that a Purchase is made hereunder, MRFC, by accepting the proceeds of such Purchase, shall be deemed to have certified that all representations and warranties described in Section 4.01 hereof are true and correct on and as of such day as though made on and as of such day. Each of the representations and warranties herein shall survive the execution and delivery of this Transfer Agreement.

ARTICLE V.

GENERAL COVENANTS OF MRFC

Section 5.01.    Affirmative Covenants of MRFC. At all times from the date hereof to the Termination Date, unless the Administrative Agent shall otherwise consent in writing:

(a)        Financial Reporting. MRFC will maintain a system of accounting established and administered in accordance with GAAP, and furnish to the Administrative Agent and each Purchaser:

(i)     Annual Reporting. Within ninety-five (95) days after the close of each Fiscal Year, (x) audited financial statements of Metaldyne, prepared in accordance with GAAP on a consolidated and consolidating basis (consolidating statements need not be audited by such accountants) for Metaldyne and its Subsidiaries, including balance sheets as of the end of such period, related statements of operations, shareholder’s equity and cash flows, accompanied by an unqualified audit report certified by independent certified public accountants, reasonably acceptable to the Administrative Agent, prepared in accordance with GAAP and any management letter prepared by such accountants and (y) unaudited financial statements for MRFC, including balance sheets as of the end of such period, related statements of income and shareholder’s equity, certified by its senior financial officer.

(ii)    Quarterly Reporting. Within fifty (50) days after the close of the first three (3) quarterly periods of each Fiscal Year, for (x) MRFC and (y) for Metaldyne and its Subsidiaries, in each case, consolidated and consolidating unaudited balance sheets as at the close of each such period and consolidated and consolidating related statements of operations, shareholder’s equity and cash flows for the period from the beginning of such fiscal year to the end of such quarter, together with such other financial or other information as the Administrative Agent or any Purchaser may reasonably request, in each case certified by its respective senior financial officer.

(iii)   Compliance Certificate. Together with the financial statements required hereunder, a compliance certificate signed by MRFC’s chief financial officer stating that (x) the attached financial statements have been prepared in accordance with GAAP consistently applied and accurately reflect the financial condition of MRFC or Metaldyne, as applicable, and any other information presented is true, correct and complete in all material respects, and (y) to the best of such Person’s knowledge, no Termination Event or Potential Termination Event exists, or if any Termination Event or Potential Termination Event exists, stating the nature and status thereof.

(iv)	Monthly, Weekly and Daily Reports; Investment Base Certificates.

(A)       No later than 12:00 noon (New York Time) on each day on which MRFC proposes to make a Purchase, the Master Servicer will deliver to the Administrative Agent a report in the form of Exhibit 5.01(a)(iv)(A) (each a “Daily Report”) summarizing the Receivables activity since the immediately preceding Daily Report, which report shall include a computation of the Dynamic Advance Rate based on the Reserve levels determined as of the prior Monthly Report. The Daily Report will use ineligible Receivables and Reserves calculated on the most recent Weekly Report.

(B)        No later than 12:00 noon (New York Time) on the third Business Day of each week the Master Servicer will deliver to the Administrative Agent a report in the form of Exhibit 5.01(a)(iv)(B) summarizing the Receivables activity (including agings, roll-forwards, ineligibles and reserve levels) for the preceding weekly period as of the end of the prior week (the “Weekly Report”); provided, however, that the Master Servicer will be required to deliver the Weekly Report only on the third Business Day after each of the second and last Friday of each calendar month (in which case such report shall summarize Receivables activity (including agings, roll-forwards, ineligibles and reserve levels) for the two or three weekly periods ending with such Friday, as the case may be) if and for so long as the Master Servicer concurrently provides a report demonstrating to the satisfaction of the Administrative Agent that Metaldyne and its Subsidiaries had a Global Availability of not less than $30,000,000 as of such Friday.

(C)       The Master Servicer will deliver to the Administrative Agent a monthly report in form and substance satisfactory to the Administrative Agent a report in the form of Exhibit 5.01(a)(iv)(C) (the “Monthly Report”) summarizing the Receivables portfolio activity (including agings, roll-forwards, ineligible Receivables and computations of the Dynamic Advance Rate and reserve levels) for the preceding month as of the end of each month no later than the 15th day (or if the 15th day is not a Business Day, on the first Business Day prior to such 15th day) of the month following such month end. Each such report shall be accompanied by a letter, in form and substance satisfactory to the Administrative Agent, from the Master Servicer to the Administrative Agent confirming that the Master Servicer has received payment of the Servicing Fee for the preceding month.

(D)       At the same time each Monthly Report and Daily Report, as applicable, is required to be delivered, MRFC shall deliver to the Administrative Agent a completed certificate in the form attached hereto as Exhibit 5.01(a)(iv)(D) (each, an “Investment Base Certificate”), and each such Investment Base Certificate shall be prepared by MRFC or the Master Servicer as of the last day of the previous month, or with respect to each Investment Base Certificate prepared on a daily basis, as of the close of business on the previous Business Day.

(v)    Notice of Termination Events or Potential Termination Events. As soon as possible and in any event within two Business Days after the actual knowledge of a Responsible Officer of MRFC of the occurrence of each Termination Event or each Potential Termination Event, a statement of the chief financial officer or chief accounting officer of MRFC setting forth details of such Termination Event or Potential Termination Event and the action which MRFC has taken or proposes to take with respect thereto.

(vi)   Change in Credit and Collection Policies. Within ten (10) Business Days after the date any material change in or amendment to the Credit and Collection Policies is made, a copy of the Credit and Collection Policies then in effect indicating such change or amendment.

(vii)  Credit and Collection Policies. Within ninety (90) days after the close of each Fiscal Years, a complete copy of the Credit and Collection Policies then in effect if any changes were made during such preceding fiscal year.

(viii) ERISA. Promptly after the filing or receiving thereof, copies of all reports and notices with respect to any reportable event (as defined in Title IV of ERISA) which MRFC, Metaldyne, any of the Originators or any ERISA Affiliate of MRFC, Metaldyne or any of the Originators files under ERISA with the Internal Revenue Service, the PBGC or the U.S. Department of Labor or which MRFC, Metaldyne, any of the Originators or any ERISA Affiliates of MRFC, Metaldyne or the Originators receives from the Internal Revenue Service, the PBGC or the U.S. Department of Labor. MRFC shall give the Administrative Agent prompt written notice of any event that (A) could reasonably be expected to result in the imposition of a Lien on any MRFC Collateral under Section 412 of the IRC or Section 302 or 4068 of ERISA, or (B) could reasonably be expected to result in the incurrence by MRFC of any liabilities under Title IV of ERISA (other than premium payments arising in the ordinary course of business) that could reasonably be expected to result in a Material Adverse Effect.

(ix)   Shareholders Statements and Reports; Public Filings. Promptly upon the furnishing thereof to the shareholders of Metaldyne, copies of all financial statements, reports and proxy statements so furnished. Promptly upon their becoming publicly available, all 10-Q, 10-K and all material 8-K filings with the Securities and Exchange Commission. Promptly upon their becoming publicly available, notification of the filing of each of the following: (A) all financial statements, reports, notices and proxy statements made publicly available by MRFC or any Originator to its security holders; (B) all regular and periodic reports and all registration statements and prospectuses, if any, filed by MRFC or any Originator with any securities exchange or with the Securities and Exchange Commission or any governmental or private regulatory authority; and (C) all press releases and other statements made available by MRFC or any Originator to the public concerning material adverse changes or developments in the business of any such Person.

(x)    Operating Plan. As soon as available, but not later than the last day of each fiscal year, an annual operating plan for Metaldyne and its Subsidiaries, approved by the board of directors of Metaldyne, for the following year prepared on the same basis and in similar detail as that on which operating results are reported.

(xi)   Management Letters. Within five Business Days after receipt thereof by MRFC, copies of all management letters, exception reports or similar letters or reports received by MRFC from its independent certified public accountants.

(xii)  Other Notices. As soon as practicable, and in any event within five Business Days after an Authorized Officer of MRFC has actual knowledge of the existence thereof, telephonic or telecopied notice of any of the following events, in each case specifying the nature and anticipated effect thereof and what action, if any, MRFC proposes to take with respect thereto, which notice, if given telephonically, shall be promptly confirmed in writing on the next Business Day:

(A)       any Lien made or asserted against any of the MRFC Collateral (other than a Permitted MRFC Encumbrance) of which it becomes aware;

(B)        the occurrence of any event that could reasonably be expected to have a Material Adverse Effect on the aggregate value of the MRFC Collateral or on the assignments and Liens granted by MRFC pursuant to this Transfer Agreement;

(C)       the occurrence of any event of the type described in Sections 4.02(t)(i), (ii) or (iii) of the Purchase Agreement involving any Obligor obligated under Transferred Receivables with an aggregate Outstanding Balance at such time of $1,000,000 or more; or

(D)       the commencement of a case or proceeding by or against MRFC seeking a decree or order in respect of MRFC (A) under the Bankruptcy Code or any other applicable federal, state or foreign bankruptcy or other similar law, (B) appointing a custodian, receiver, liquidator, assignee, trustee or sequestrator (or similar official) for MRFC or for any substantial part of its assets, or (C) ordering the winding-up or liquidation of the affairs of MRFC; and

(E)        any other event, circumstance or condition that has had or could reasonably be expected to have a Material Adverse Effect.

(xiii) Litigation. Promptly upon learning thereof, written notice of any Litigation affecting MRFC, the Transferred Receivables or the MRFC Collateral, whether or not fully covered by insurance, and regardless of the subject matter thereof that (A) seeks damages in excess of $15,000,000, (B) seeks injunc tive relief, (C) is asserted or instituted against any Plan, its fiduciaries or its assets or against MRFC or any ERISA Affiliate of MRFC in connection with any Plan, (D) alleges criminal misconduct MRFC, (E) alleges the violation of any law regarding, or seeks remedies in connection with, any Environmental Liabilities, or (F) if determined adversely, could reasonably be expected to have a Material Adverse Effect.

(xiv) Bringdown Certifications. As soon as available, and in any event within 90 days after the end of each fiscal year, a Bringdown Certificate.

(xv)  Transfer Agreement Notices. Promptly after receipt thereof, MRFC shall forward to the Administrative Agent a copy of each notice that MRFC receives from Metaldyne or any Originator under the Transfer Agreement.

(xvi) Other Information. Such other information (including non-financial information) as the Administrative Agent may from time to time reasonably request with respect to the Investment Base, MRFC Collateral, Transferred Receivables, the Contracts therefor or the Originators, MRFC, Metaldyne or any Subsidiary of any of the foregoing.

(b)        Conduct of Business. MRFC will (i) carry on and conduct its business in substantially the same manner and in substantially the same fields of enterprise as it is presently conducted, and in accordance with the terms of its bylaws, and Section 4.01(y), (ii) do all things necessary to remain duly organized, validly existing and in good standing as a domestic corporation in its jurisdiction of corporation, (iii) maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted except any jurisdictions where the failure to maintain such authority could not reasonably be expected to have a Material Adverse Effect, (iv) transact business only in the name of MRFC, Inc. or such other names as are set forth in Schedule 5.01(b), and (v) maintain its principal place of business and chief executive office and the office at which it stores its Records at the respective locations specified in Schedule 4.01(i) or, upon 10 Business Days’ prior written notice to the Administrative Agent, at such other location in a jurisdiction where all action requested by the Administrative Agent pursuant to Section 14.13 shall have been taken with respect to the MRFC Collateral.

(c)        Compliance with Agreements and Laws. MRFC shall perform each of its obligations under this Transfer Agreement and the other Related Documents. MRFC will, and will cause each of MRFC’s Affiliates to, comply with all laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it or its respective properties may be subject, except to the extent that the failure to so comply with such laws, rules, regulations, writs, judgments, injunctions, decrees or awards would not materially adversely affect the ability of MRFC to perform its obligations under this Transfer Agreement.

(d)        Furnishing of Information and Inspection of Records. MRFC will furnish to the Administrative Agent from time to time such information with respect to the Trans ferred Receivables and MRFC Collateral as the Administrative Agent may reasonably request, including, without limitation, listings identifying the Obligor and the Outstanding Balance for each Transferred Receivable, together with an aging of Transferred Receivables. MRFC will at any time and from time to time during regular business hours (and taking into account normal vacation and holiday shutdown practices in the automotive manufacturing industry) and upon three Business Days’ prior notice permit the Administrative Agent and the Purchasers or their agents or representatives, as frequently as the Administrative Agent deems appropriate, (i) to examine, audit and make copies of and abstracts from all Records and (ii) to visit the offices and properties of MRFC for the purpose of examining such books and records and Records and inspecting, reviewing and evaluating the Transferred Receivables and MRFC Collateral, and to discuss matters relating to Transferred Receivables, MRFC Collateral or MRFC’s and the Originators’ performance hereunder and under the other Related Documents to which such Person is a party with any of the officers, directors, or employees of MRFC, Master Servicer and the Originators having knowledge of such matters. If (A) the Administrative Agent in good faith deems any Purchaser’s rights or interests in the Transferred Receivables or any MRFC Collateral insecure or the Administrative Agent in good faith believes that an Potential Termination Event or a Termination Event is imminent or (B) an Potential Termination Event or a Termination Event shall have occurred and be continuing, then MRFC shall, at its own expense, provide the access required in this Section 5.01(d) at all times without prior notice from the Administrative Agent and provide the Administrative Agent with access to the suppliers and customers of MRFC.

(e)        Keeping of Records and Books of Account. MRFC will maintain and implement administrative and operating procedures (including, without limitation, an ability to recreate records evidencing Transferred Receivables in the event of the destruction of the originals thereof), and keep and maintain, all documents, books, records and other information reasonably necessary or advisable for the collection of all Transferred Receivables (including, without limitation, records adequate to permit the daily identification of each new Transferred Receivable, all Collections of and adjustments to each existing Transferred Receivable and returned merchandise and other dealings therewith), including adequate and complete records of the Transferred Receivables and MRFC Collateral. MRFC will give the Administrative Agent and each Purchaser prompt notice of any change in the administrative and operating procedures of MRFC or any Originator to the extent such change may have a Material Adverse Effect.

(f)         Performance and Compliance with Contracts. MRFC, at its expense, will, and will instruct each Originator to, timely and fully perform and comply with all material provisions, covenants and other promises required to be observed by MRFC or such Originator under the Contracts related to the Transferred Receivables.

(g)        Credit and Collection Policies. MRFC will, and will cause each Originator to, comply in all material respects with the Credit and Collection Policies in regard to each Transferred Receivable and the related Contract.

(h)        Collections. MRFC shall, and shall cause each Originator to, instruct all Obligors to cause all Collections to be remitted to a Lockbox or deposited directly to a Lockbox Account. MRFC shall not have any deposit accounts other than the Lockbox Accounts, the Concentration Account and the MRFC Account.

(i)         Collections Received. MRFC shall, and shall cause each Originator to, hold in trust, and deposit immediately (but in any event no later than one (1) Business Day following receipt thereof) to a Lockbox Account or Concentration Account all Collections received from time to time by MRFC or any Originators, as the case may be.

(j)         Sale Treatment. MRFC (i) will not, and will not permit any Originator to, account for (including for accounting purposes), or otherwise treat, the transactions contemplated by the Purchase Agreement in any manner other than (A) with respect to each Sale of each Sold Receivable effected thereby as a sale of Receivables by the Originators to MRFC and (B) with respect to each contribution of Contributed Receivables thereunder, as an increase in the stated capital of MRFC, and (ii) will not account for (other than for tax purposes) or otherwise treat the transactions contemplated hereby in any manner other than as a sale of Transferred Receivables by MRFC to the Purchasers. In addition, MRFC shall, and shall cause each Originator to, disclose (in a footnote or otherwise) in all of its financial statements (including any such financial statements consolidated with any other Persons’ financial statements) the existence and nature of the transaction contemplated hereby and by the Purchase Agreement, as applicable, and the interest of MRFC (in the case of each Originator’s financial statements) and the Purchasers (in the case of MRFC’s financial statements) in the Receivables and MRFC Collateral.

(k)        Separate Business. MRFC shall not engage in any business not permitted by its Charter Documents as in effect on the Closing Date.

(l)         Charter Documents. MRFC shall only amend, alter, change or repeal its Charter Documents with the prior written consent of the Administrative Agent which shall not be unreasonably withheld.

(m)       Use of Proceeds. MRFC shall utilize the proceeds of the Purchases made hereunder solely for (i) the repayment of Purchases made and the payment of any fees and other MRFC Secured Obligations due hereunder, (ii) the purchase of Receivables from the Originators pursuant to the Purchase Agreement, (iii) the payment of distributions to the Originators, (iv) the repayment of Subordinated Loans, and (v) the payment of administrative fees or Servicing Fees or expenses to the Servicers or routine administrative or operating expenses, in each case only as expressly permitted by and in accordance with the terms of this Transfer Agreement and the other Related Documents.

(n)	Separate Corporate Existence. MRFC shall:

(i)     Maintain its own deposit account or accounts, separate from those of any Affiliate, with commercial banking institutions and use its commercially reasonable efforts to ensure that the funds of MRFC will not be diverted to any other Person or for other than corporate uses of MRFC and that such funds will not be commingled with the funds of any Metaldyne Group Member;

(ii)    Compensate all employees, consultants and agents directly or indirectly through reimbursement of Metaldyne, from its own funds, for services provided to MRFC by such Persons and to the extent that it shares the same officers or other employees as any of its Stockholders or Affiliates, fairly allocate among such entities the salaries of and the expenses related to providing benefits to such officers and other employees, and each such entity shall bear its fair share of the salary and benefit costs associated with all such common officers and employees;

(iii)   To the extent that it jointly contracts with any of its Stockholders or Affiliates to do business with vendors or service providers or to share overhead expenses, fairly allocate among such entities the costs incurred in so doing, and each such entity shall bear its fair share of such costs. To the extent that MRFC contracts or does business with vendors or service providers where the goods and services provided are partially for the benefit of any other Person, the costs incurred in so doing shall be fairly allocated to or among such entities for whose benefit the goods or services are provided, and each such entity shall bear its fair share of such costs;

(iv)   Other than the purchase and acceptance through capital contribution of Transferred Receivables, the Subordinated Loan, the payment of distributions and return of capital to the Originators, the payment of the Servicing Fee to the Servicers under this Transfer Agreement, and the transactions for which allocation of expenses and costs are specifically described in this Section 5.01(n), MRFC engages and has engaged in no intercorporate transactions with any Metaldyne Group Member;

(v)    Maintain office space separate from the office space of the Metaldyne Group Members. To the extent that MRFC and any of its Stockholders or Affiliates have offices in the same location, there shall be a fair and appropriate allocation of overhead costs among them, and each such entity shall bear its fair share of such expenses;

(vi)   Issue separate unaudited financial statements prepared not less frequently than quarterly and prepared in accordance with GAAP consistently applied;

(vii)  Conduct its affairs strictly in accordance with its bylaws and certificate of incorporation and observe all necessary, appropriate and customary corporate formalities, including, but not limited to, holding all regular and special stockholders’ and directors’ meetings appropriate to authorize all company action, keeping separate and accurate minutes of its meetings, passing all resolutions or consents necessary to authorize actions taken or to be taken, and maintaining ac curate, complete and separate books, records and accounts, including, but not limited to, payroll and intercompany transaction accounts;

(viii) Not assume or guarantee any of the liabilities of, or make any loans to, any Metaldyne Group Member;

(ix)   Take, or refrain from taking, as the case may be, all other actions that are necessary to be taken or not to be taken in order to (x) ensure that the assumptions and factual recitations set forth in the Specified Bankruptcy Opinion Provisions remain true and correct with respect to MRFC and (y) comply with those procedures described in such provisions which are applicable to MRFC;

(x)    Take such actions as are necessary to ensure that not less than one member of MRFC’s board of directors shall be an individual who (A) is not, and never has been, a direct, indirect or beneficial stockholder, officer, director, employee, affiliate, associate, material supplier or material customer of any Metaldyne Group Member (other than an Independent Director of MTSPC, Inc.) and (B) has (1) prior experience as an independent director for a Person whose Charter Documents required the unanimous consent of all independent directors thereof before such Person could consent to the institution of bankruptcy or insolvency proceedings against it or could file a petition seeking relief under any applicable federal or state law relating to bankruptcy and (2) at least three years of employment experience related to asset securitization agreements, and (C) is otherwise acceptable to the Purchasers and the Administrative Agent (an “Independent Director”). The Charter Documents of MRFC shall provide that (i) at least one member of MRFC’s board of directors shall be an Independent Director, (ii) MRFC’s board of directors shall not approve, or take any other action to cause the filing of, a voluntary bankruptcy petition with respect to MRFC unless a unanimous vote of MRFC’s board of directors (which vote shall include the affirmative vote of each Independent Director) shall approve the taking of such action in writing prior to the taking of such action and (iii) the provisions requiring an independent director and the provision described in clauses (i) and (ii) of this clause (x) cannot be amended without the prior written consent of each Independent Director;

(xi)   Take such actions as are necessary to ensure that no Independent Director shall at any time serve as a trustee in bankruptcy for MRFC or any Affiliate thereof;

(xii)  Take such actions as are necessary to ensure that the books of account, financial reports and corporate records of MRFC will be maintained separately from those of each Metaldyne Group Member;

(xiii) Take such actions as are necessary to ensure that any financial statements of any Metaldyne Group Member which are consolidated to include MRFC will contain detailed notes clearly stating that (A) all of MRFC’s as sets are owned by MRFC, and (B) MRFC is a separate corporate entity with its own separate creditors that will be entitled to be satisfied out of MRFC’s assets prior to any value in MRFC becoming available to MRFC’s equity holders; and the accounting records and the published financial statements of the Originators will clearly show that, for accounting purposes, the Transferred Receivables have been sold to MRFC;

(xiv) Take such actions as are necessary to ensure that MRFC’s assets will be maintained in a manner that facilitates their identification and segregation from those of the Metaldyne Group Members;

(xv)  Take such actions as are necessary to ensure that no Affiliates of MRFC shall, directly or indirectly, name MRFC or enter into any agreement to name MRFC a direct or contingent beneficiary or loss payee or any insurance policy covering the property of any such Affiliate; and

(xvi) Take such actions as are necessary to ensure that no Affiliate of MRFC will be, nor will hold itself out to be, responsible for the debts of MRFC or the decisions or actions in respect of the daily business and affairs of MRFC, including, but not limited to, responding to inquiries with respect to ownership of a Transferred Receivable by stating that it is the owner of such Transferred Receivable and that such Transferred Receivable is pledged to the Administrative Agent. MRFC will immediately correct any known misrepresentation with respect to the foregoing, and MRFC and its Affiliates will not operate or purport to operate as an integrated single economic unit with respect to each other or in their dealing with any other entity.

(o)        Enforcement of MRFC Assigned Agreements. MRFC shall use commercially reasonable efforts to (i) enforce all rights held by it under the Purchase Agreement and the other MRFC Assigned Agreements, (ii) not waive any breach of any covenant thereunder without the written consent of the Administrative Agent, and (iii) maintain the MRFC Assigned Agreements in accordance with their terms and take all action as may from time to time be requested by the Administrative Agent in order to accomplish the foregoing. Upon the request of and as directed by the Administrative Agent, MRFC shall make such demands and requests to any other party to the MRFC Assigned Agreements as are permitted to be made by MRFC thereunder at that time.

(p)	Required Currency Hedges.

(i)     MRFC shall have the Required Currency Hedge in place for the Required Hedge Notional Amount. MRFC agrees that at any time that it enters into any Required Currency Hedge, it shall have funds available to make payment of fees or other amounts due in connection with the purchase of such Required Currency Hedge at the time that such payments are due and payable thereunder. MRFC agrees that it will enter into a Required Currency Hedge only on a Settlement Date or on the Closing Date.

(ii)    MRFC agrees that at any time that it enters into any Required Currency Hedge, it shall execute and deliver to the Administrative Agent, for the benefit of the Purchasers, an assignment of all amounts payable to MRFC under such Required Currency Hedge substantially in the form of Exhibit 5.01(p) (each, a “Required Currency Hedge Assignment”).

(q)        Credit Default Swaps. MRFC agrees that at any time that it enters into any Credit Default Swap, it shall execute and deliver to the Administrative Agent, for the benefit of the Purchasers, an assignment of all amounts payable to MRFC under such Credit Default Swap substantially in the form of Exhibit 5.01(q) (each, a “Required Credit Default Swap Assignment”).

(r)         Counterparties. If at any time the commercial paper or short term deposit ratings from any rating agency assigned to a counterparty to any Required Currency Hedge of Credit Default Swap is such that such counterparty is no longer an Eligible Counterparty, MRFC shall (x) require such counterparty to secure its obligations under any Required Currency Hedge or Credit Default Swap or (y) replace such counterparty with an Eligible Counterparty within the earlier of (A) 30 days or (B) within 5 Business Days in the event that such counterparty’s commercial paper rating or short-term deposit rating is withdrawn or downgraded below A-2 or P-2.

(s)	Further Assurances.

(i)     MRFC shall, by no later than the Closing Date, mark conspicuously with a legend, in form and substance satisfactory to the Administrative Agent, its books and records (including computer records) and credit files pertaining to the MRFC Collateral, and its file cabinets or other storage facilities where it maintains information pertaining thereto, to evidence this Transfer Agreement and the assignment and Liens granted pursuant to Article VIII. Upon the occurrence and during the continuance of a Termination Event, MRFC shall deliver and turn over such books and records to the Administrative Agent or its representatives at any time on demand of the Administrative Agent. MRFC shall make available to the Administrative Agent and its counsel, as quickly as is possible under the circumstances, originals or copies of all books and records, including Records, that the Administrative Agent may request. MRFC shall deliver any document or instrument necessary for the Administrative Agent, as the Administrative Agent may from time to time request, to obtain records from any service bureau or other Person that maintains records for MRFC, and shall maintain duplicate records or supporting documentation on media, including computer tapes and discs owned by MRFC.

(ii)    MRFC will reimburse the Administrative Agent for the actual cost of obtaining once during each calendar quarter a certificate of good standing (in short-form, if applicable, and on an un-expedited basis) for each of MRFC and each Originator from its state of incorporation or organization.

(t)         Payment and Performance of Charges and other Obligations. MRFC shall pay, perform and discharge or cause to be paid, performed and discharged all of its obli gations and liabilities, including all taxes, assessments and governmental charges upon its income and properties and all lawful claims for labor, materials, supplies and services, promptly when due, except that MRFC may in good faith contest, by appropriate proceedings, the validity or amount of any charges or claims described in this Section 5.01(t) if (A) adequate reserves with respect to such contest are maintained on the books of such Person, in accordance with GAAP, (B) such contest is maintained and prosecuted continuously and with diligence, (C) none of the Originator Collateral could reasonably be expected to become subject to forfeiture or loss as a result of such contest, (D) no Lien may be imposed to secure payment of such charges or claims other than inchoate tax liens and (E) the failure to pay, perform or discharge such claims could not reasonably be expected to have or result in a Material Adverse Effect.

Section 5.02.    Negative Covenants of MRFC. MRFC covenants and agrees that from and after the Closing Date until the Termination Date:

(a)        No Sales, Liens, etc. Except as otherwise provided herein and in the Transfer Agreement, MRFC will not sell, assign (by operation of law or otherwise) or otherwise dispose of, or create or suffer to exist any Lien (other than Permitted MRFC Encumbrances) upon or with respect to (or the filing of any financing statement in respect of) any of the Transferred Receivables or MRFC Collateral (whether in a public or private offering or otherwise). MRFC shall not become a party to any agreement, note, indenture or instrument or take any other action that would prohibit the creation of a Lien on any of its properties or other assets in favor of the Purchasers and the Administrative Agent as additional collateral for the MRFC Secured Obligations except as otherwise expressly permitted by this Transfer Agreement or any of the other Related Documents.

(b)        No Extension or Amendment of Receivables. Except as otherwise expressly permitted hereunder, MRFC will not, and will not permit any Originator to, extend, amend, forgive, compromise, waive, cancel, discharge or otherwise modify the terms of any Transferred Receivable, or amend, modify or waive any term or condition of any Contract related thereto, except as contemplated by the Credit and Collection Policies and normal business practices, without the prior written consent of the Administrative Agent (not to be unreasonably withheld in the case of any Contract), and in each case in accordance with the Related Documents.

(c)        No Change in Business or Credit and Collection Policies. MRFC will not make any change in the character of its business, its business objectives, purposes or operations, or in the Credit and Collection Policies, which change could reasonably be expected to have a Material Adverse Effect.

(d)        No Mergers, etc. MRFC will not, directly or indirectly, by operation of law or otherwise, (i) consolidate or merge with or into any other Person, (ii) except in connection with this Transfer Agreement and the transactions contemplated hereby, sell, lease or transfer all or substantially all of its assets to any other Person, (iii) form or acquire any Subsidiary, or (iv) acquire all or substantially all of the assets of, or otherwise combine with or acquire, any Person.

(e)        Change in Payment Instructions to Obligors; Deposits to Lockbox Accounts. MRFC will not, and will not permit any Originator to, add or terminate any bank as a Bank or any deposit account as a Lockbox Account, Concentration Account or MRFC Account to or from those listed in Schedule 4.01(s) attached hereto or make any change in its instructions to Obligors regarding payments to be made to any Lockbox Account, unless (i) such instructions are to deposit such payments to another existing Lockbox Account or (ii) the Administrative Agent shall have received written notice of such addition, termination or change at least thirty (30) days prior thereto and the Administrative Agent shall have received an Account Control Agreement executed by each new Bank or an existing Bank with respect to each new Account, as applicable and MRFC shall have otherwise complied with Section 6.01(a)(iii). MRFC will not deposit or otherwise credit, or cause to be deposited or credited (and will use reasonable commercial efforts to not permit to be so deposited or credited), to any Lockbox Account or Concentration Account cash or cash proceeds other than Collections of Transferred Receivables. In the event any Person deposits or otherwise credits, or cause or permits to be so deposited or credited, to any Lockbox Account or Concentration Account, cash or cash proceeds other than Collections of Transferred Receivables, MRFC shall, or shall cause an Originator or Servicer to, segregate or cause to be segregated any such cash or cash proceeds from Collections within two (2) Business Days following the deposit or credit to any Lockbox Account or Concentration Account.

(f)         Change of Name, etc. MRFC will not change its jurisdiction of incorporation, its name from that indicated on the public records of its jurisdiction of incorporation, its capital structure (including the issuance of any Stock) or the location of its chief executive office, unless at least ten (10) Business Days prior to the effective date of any such change MRFC delivers to the Administrative Agent such documents, instruments or agreements, executed by MRFC as are necessary to reflect such change and to continue the perfection of the Administrative Agent’s ownership interests or security interests in the Transferred Receivables and the MRFC Collateral.

(g)        Amendment to Related Documents. MRFC will not, and will not permit any of the Originators to, amend, modify, or supplement the Purchase Agreement or any other Related Document, except with the prior written consent of the Administrative Agent; nor shall MRFC take, or permit any of the Originators to take, any other action under the Purchase Agreement that shall have a material adverse affect on the Administrative Agent or any Purchaser or which is inconsistent with the terms of this Transfer Agreement.

(h)        Other Debt. Except as provided for herein or in the Purchase Agreement, MRFC will not create, incur, assume or suffer to exist any Debt whether current or funded, or any other liability other than (i) Debt of MRFC representing fees, expenses and indemnities arising hereunder or under the Purchase Agreement or for the purchase price (including the Subordinated Notes) of the Receivables under the Purchase Agreement; and (ii) other Debt incurred in the ordinary course of its business to the extent permitted by or required under any other Related Document.

(i)         ERISA Matters. MRFC will not, and will not permit any Originator to, (i) engage or permit any of its ERISA Affiliates to engage in any prohibited transaction (as defined in Section 4975 of the Code and Section 406 of ERISA) for which an exemption is not available or has not previously been obtained from the U.S. Department of Labor; (ii) permit to exist any “accumulated funding deficiency” (as defined in Section 302(a) of ERISA and Section 412(a) of the Code) with respect to any Pension Plan; (iii) fail to make any payments to any Multiemployer Plan that MRFC or any ERISA Affiliate of MRFC is required to make under the agreement relating to such Multiemployer Plan or any law pertaining thereto; (iv) terminate any Title IV Plan or withdraw from any Multiemployer Plan so as to result in any liability; or (v) permit to exist any occurrence of any reportable event described in Title IV of ERISA which represents a material risk of a liability to MRFC or any ERISA Affiliate of MRFC under ERISA or the Code, if such prohibited transactions, accumulated funding deficiencies, failure to make payments, terminations, withdrawals, and reportable events occurring within any fiscal year of MRFC in the aggregate, involve a payment of money or an incurrence of liability by MRFC or any ERISA Affiliate of MRFC in an amount which would be expected to have a Material Adverse Effect. MRFC shall not, and shall not cause or permit any ERISA Affiliate to, cause or permit to occur an event that could reasonably be expected to result in the imposition of a Lien on MRFC Collateral under Section 412 of the IRC or Section 302 or 4068 of ERISA.

(j)         Payment to the Originators. With respect to any Transferred Receivable, MRFC shall, and shall cause the Originators to, effect such sale under, and pursuant to the terms of, the Purchase Agreement, including, without limitation, the payment by MRFC either in cash or by increase in the amount of the Subordinated Notes of an amount equal to the purchase price for such Receivable as required by the terms of the Purchase Agreement.

(k)        Amendments to Credit Default Swaps. MRFC shall not supplement, amend, extend, replace, terminate or otherwise modify any Credit Default Swap without the consent of the Administrative Agent, except that no such consent shall be required for MRFC to (i) enter into an amendment solely to reduce the notional amount under a Credit Default Swap or (ii) terminate a Credit Default Swap; provided that (x) prior to (and, in any event, at least one Business Day before) reducing or terminating such Credit Default Swap, the Master Servicer provides the Administrative Agent with a certificate (signed by a Responsible Officer of the Master Servicer) which attaches a Daily Report giving pro forma effect to any reduction in the Investment Base resulting from the reduction or termination of such Credit Default Swap and which certifies that, after giving pro forma effect to the reduction or termination of such Credit Default Swap, there is no Purchase Excess and (y) after giving pro forma effect to any reduction in the Investment Base resulting from the reduction or termination of such Credit Default Swap, there is no Purchase Excess.

(l)         Restricted Payments. Except for the Subordinated Loans, MRFC shall not enter into any lending transaction with any other Person. MRFC shall not at any time (i) advance credit to any Person or (ii) declare any distributions, repurchase any membership interest, return any capital, or make any other payment or distribution of cash or other property or assets in respect of MRFC’s membership interest or make a repayment with respect to any Subordinated Loans if, in each case after giving effect to any such advance or distribution, a Purchase Excess, Potential Termination Event or Termination Event would exist or otherwise result therefrom.

(m)       Prohibited Transactions. MRFC shall not enter into, or be a party to, any transaction with any Person except as expressly permitted hereunder or under any other Related Document or its Charter Documents as in effect on the Closing Date.

(n)        Investments. Except with respect to Transferred Receivables and Permitted Investments or as otherwise expressly permitted hereunder or under the other Related Documents, MRFC shall not make any investment in, or make or accrue loans or advances of money to, any Person, including the Originators, any director, officer or employee of MRFC or any Metaldyne Group Member, through the director or indirect lending of money, holding of securities or otherwise.

(o)        Board Policies. MRFC shall not modify the terms of any policy or resolutions of its board of directors if such modification could reasonably be expected to have or result in a Material Adverse Effect.

(p)        Additional Stockholder of MRFC. MRFC shall not permit any additional Person to own or hold MRFC’s Stock without the prior written consent of the Administrative Agent other than Originators or Persons from time to time added as “Originators” in accordance with Section 3.03(a) of the Purchase Agreement.

ARTICLE VI.

COLLECTIONS AND DISBURSEMENTS

Section 6.01.	Establishment of Accounts.
(a)	The Lockbox Accounts and the Concentration Accounts.

(i)     MRFC has established with each Lockbox Account Bank one or more Lockbox Accounts, and MRFC has established one or more accounts with a Concentration Bank in the United States to hold all Collections received in the United States (such accounts or account, the “U.S. Concentration Account”) and one or more accounts in Canada with a Concentration Bank to hold all Collections received in Canada that are paid in U.S. Dollars (such accounts or account, the “Canada U.S. Dollar Concentration Account”), and on or prior to the Canadian Originator Addition Date MRFC shall establish one or more accounts in Canada with a Concentration Bank to hold all Collections received in Canada that are paid in Canadian Dollars (such accounts or account, the “Canada Canadian Dollar Concentration Account”). MRFC agrees that the Administrative Agent shall have exclusive dominion and “control” (as defined in the applicable UCC) of each Lockbox Account and the Concentration Accounts and the ability to direct all monies, instruments and other property from time to time on deposit therein. MRFC shall not make or cause to be made, or have any ability to make or cause to be made, (A) any withdrawals from any Lockbox Account or any Concentration Account except as provided in the immediately following sentence or (B) any deposits into any Lockbox, Lockbox Account or Concentration Account except in accordance with the terms of this Transfer Agreement or any other Related Document. Pursuant to Section 6.02, MRFC shall instruct (1) each Lockbox Account Bank to transfer, and MRFC hereby grants the Administrative Agent the authority to instruct each such Lockbox Account Bank to transfer, on each Business Day in same day funds, all available funds in each Lockbox Account to the Concentration Account specified in the following sentence, and (2) each Concentration Account Bank to transfer, and MRFC hereby grants the Administrative Agent the authority to instruct each such Concentration Account Bank to transfer, on each Business Day in same day funds, all available funds in the Concentration Accounts to the Collection Account. All funds deposited in all Lockboxes and Lockbox Accounts located in the United States shall be transferred to the U.S. Concentration Account, all funds deposited into Lockboxes and Lockbox Accounts located in Canada into which U.S. Dollars are deposited shall be transferred to the Canada U.S. Dollar Concentration Account, and all funds deposited into Lockboxes and Lockbox Accounts located in Canada into which Canadian Dollars are deposited shall be transferred to the Canada Canadian Dollar Concentration Account. Notwithstanding anything herein to the contrary, prior to disbursement from the Canada Canadian Dollar Concentration Account, the amounts on deposit therein shall be exchanged by the Master Servicer into U.S. Dollars (provided that, after the occurrence and during the continuation of a Termination Event, the Master Servicer may not give instructions with respect to the Accounts, but such amounts may be exchanged by the Administrative Agent) by soliciting offer quotations from at least two Authorized Foreign Exchange Dealers for effecting such exchange and shall compare such offer quotations to the Required Currency Hedge and select the execution which will require the least amount of Canadian Dollars (or portions thereof) to purchase one (1) U.S. dollar; provided that if as a result of changes in customary market practice in, or other changes relating to, the currency exchange markets in Canada, the Master Servicer is unable to comply with the terms hereof in respect of the purchase of U.S. Dollars with Canadian Dollars, then the parties hereto will use all reasonable efforts to agree on the terms of an amendment hereto and to amend the terms hereof in order to permit such compliance with the terms hereof or to reflect such customary market practice; provided, further, that as an alternate transfer method, so long as no Termination Event has occurred and is continuing, the Master Servicer may transfer the required amount of U.S. Dollars, calculated in accordance with the Canadian Exchange Percentage, to the U.S. Dollar Concentration Account and upon completion of such transfer, the Administrative Agent shall distribute from the Canada Canadian Dollar Collection Account the corresponding amount of Canadian Dollars to or upon the order of the Master Servicer; provided, further, that the amount of U.S. Dollars transferred is not less than the amount of U.S. Dollars that would have been transferred using the Valuation Price.

(ii)    MRFC and/or the Master Servicer have instructed all existing Obligors of Transferred Receivables, and shall instruct all future Obligors of Receivables to be transferred hereunder, to make payments in respect thereof only (A) by check or money order mailed to one or more lockboxes or post office boxes under the control of the Administrative Agent (each a “Lockbox” and collectively the “Lockboxes”) or (B) by wire transfer or moneygram directly to a Lockbox Account. Schedule 4.01(s) lists all Lockboxes, Lockbox Accounts and all Lockbox

Account Banks at which MRFC maintains Lockboxes and Lockbox Accounts, and the Concentration Accounts and the Concentration Account Banks, and such schedule correctly identifies (1) with respect to each Bank, the name, address and telephone number thereof, (2) with respect to each Lockbox Account and Concentration Account, the name in which such account is held and the complete account number therefor, and (3) with respect to each Lockbox, the lockbox number and address thereof. MRFC and/or the Master Servicer shall endorse, to the extent necessary, all checks or other instruments received in any Lockbox so that the same can be deposited in the Lockbox Account, in the form so received (with all necessary endorsements), on the date of receipt thereof. In addition, each of MRFC and the Master Servicer shall deposit or cause to be deposited into a Lockbox Account all cash, checks, money orders or other proceeds of Transferred Receivables or MRFC Collateral received by it other than in a Lockbox or a Lockbox Account, in the form so received (with all necessary endorsements), not later than the close of business on the second Business Day following the date of receipt thereof, and until so deposited all such items or other proceeds shall be held in trust for the benefit of the Administrative Agent.

(iii)   If, for any reason, an Account Control Agreement terminates or any Bank fails to comply with its obligations under the Account Control Agreement to which it is a party (other than a failure by a Bank to make a payment on a Business Day to the Administrative Agent by the hour deadline specified in an Account Control Agreement provided that such Bank does make such payment to the Administrative Agent by the close of business on such Business Day), then (A) to the extent such Account Control Agreement is with respect to a Lockbox or Lockbox Account, MRFC and/or the Master Servicer shall promptly notify all Obligors of Transferred Receivables who had previously been instructed to make wire payments to a Lockbox Account maintained at any such Lockbox Account Bank to make all future payments to a new Lockbox Account in accordance with this Section 6.01(a)(iii) and (B) to the extent such Account Control Agreement is with respect to any Concentration Account, the Administrative Agent may direct the Lockbox Account Banks to forward all Collections received in the Lockbox Accounts to the Collection Account or a new Concentration Account provided that such new Concentration Account is in the same currency and located in the same country as such Lockbox or Lockbox Account. MRFC shall not voluntarily close any such Lockbox Account or Concentration Account unless it shall have (1) received the prior written consent of the Administrative Agent (not to be unreasonably withheld if MRFC is in compliance with this Section 6.01(a)(iii) after giving effect to such closure), (2) established a new account with the same Bank or with a new depositary institution reasonably satisfactory to the Administrative Agent, (3) entered into an Account Control Agreement covering such new account that is satisfactory in all respects to the Administrative Agent (whereupon, for all purposes of this Transfer Agreement and the other Related Documents, such new account shall become a Lockbox Account or Concentration Account, as applicable, such new agreement shall become an Account Control Agreement and any new depositary institution shall become a Lockbox Account Bank or Concentration Account Bank, as applicable), and (4) taken all such action as is required under applicable law to grant and perfect a first priority Lien in such new Lockbox Account or Concentration Account to the Purchasers under Section 8.01 of this Transfer Agreement. Except as permitted by this Section 6.01(a), neither MRFC nor any Servicer shall open any new Lockbox, Lockbox Account or Concentration Account without the prior written consent of the Administrative Agent (not to be unreasonably withheld if such Account is established with a depositary institution acceptable to the Adminis trative Agent and MRFC is in compliance with this Section 6.01(a)(iii) after giving effect to such opening).

(b)	Collection Account.

(i)     The Purchasers have established and shall maintain the Collection Account with the Depositary. The Collection Account shall be registered in the name of the Administrative Agent and the Administrative Agent shall, subject to the terms of this Transfer Agreement, have exclusive dominion and control thereof and of all monies, instruments and other property from time to time on deposit therein.

(ii)    The Purchasers and the Administrative Agent may deposit into the Collection Account from time to time all monies, instruments and other property received by any of them as proceeds of the Transferred Receivables or MRFC Collateral. On each Business Day prior to the Facility Termination Date the Administrative Agent shall instruct and cause the Depositary (which instruction may be in writing or by telephone confirmed promptly thereafter in writing) to release all funds on deposit in the Collection Account in same day funds in the order of priority set forth in Section 6.03. On each Business Day from and after the Facility Termination Date, the Administrative Agent shall apply all funds on deposit in the Collection Account when received in the Collection Account in same day funds in the manner set forth in Section 6.04.

(iii)   If, for any reason, the Depositary wishes to resign as depositary of the Collection Account or fails to carry out the instructions of the Administrative Agent, then the Administrative Agent shall promptly notify the Purchasers and MRFC. Neither the Purchasers nor the Administrative Agent shall close the Collection Account unless (A) a new deposit account has been established with the Depositary, (B) the Purchasers and the Administrative Agent have entered into an agreement covering such new account with such new depositary institution satisfactory in all respects to the Administrative Agent (whereupon such new account shall become the Collection Account for all purposes of this Transfer Agreement and the other Related Documents), and (C) the Purchasers and the Administrative Agent have taken all such action as the Administrative Agent shall require to grant and perfect a first priority Lien in such new Collection Account to the Administrative Agent on behalf of the Purchasers.

Section 6.02.    Funding of Collection Account. As soon as practicable, and in any event no later than 3:00 p.m. (New York time) on each Business Day:

(a)        the Administrative Agent shall transfer or cause to be transferred, to the extent then available, all Collections deposited in any Lockbox Account prior to such Business Day to the Concentration Account specified in Section 6.01(a)(i) and all amounts subsequently on deposit in a Concentration Account to the Collection Account;

(b)        the Purchasers or the Administrative Agent shall deposit in the Collection Account the amount, if any, required pursuant to Section 2.04(b)(i);

(c)        if, on the immediately preceding Business Day, the Administrative Agent shall have notified MRFC of any Purchase Excess, then MRFC shall deposit cash in the amount of such Purchase Excess in the Collection Account;

(d)        if MRFC has delivered a Repayment Notice pursuant to Section 2.03(c) with respect to such Business Day, then MRFC shall deposit in the Collection Account cash in an amount equal to the requested reduction in the Capital Investment, together with all other amounts required to be paid pursuant to Section 2.03(c);

(e)        if on such Business Day MRFC is required to make other payments under this Transfer Agreement not previously paid out of Collections (including Additional Amounts and Indemnified Amounts not previously paid), then MRFC shall deposit an amount equal to such payments in the Collection Account; and

(f)         if, on the immediately preceding Business Day, any Originator made a payment pursuant to Section 4.03 of the Purchase Agreement or made a payment as a result of any Dilution Factors pursuant to Section 4.02(y) of the Purchase Agreement, then MRFC shall deposit in the Collection Account cash in the amount so received from the Originators for such contribution or for such repurchase or payment.

Section 6.03.    Daily Disbursements From the Collection Account; Revolving Period. On each Business Day no later than 1:00 p.m. (New York time) during the Revolving Period, and following the transfers made or deemed to have been made pursuant to Section 6.02, the Administrative Agent shall disburse all Collections then on deposit in the Collection Account in the following priority:

(a)        to the Administrative Agent on behalf of the Purchasers an amount equal to the sum of:

(i)     on each day that is a Settlement Date, all accrued and unpaid Daily Yield for the related Settlement Period;

(ii)    on each day that is a Settlement Date, the accrued and unpaid Unused Commitment Fee for the related Settlement Period; and

(iii)   any Additional Amounts or Indemnified Amounts then due and not paid; in each case, which aggregate amounts distributed to the Administrative Agent during any Settlement Period prior to the Facility Termination Date pursuant to this clause (a) shall be paid by the Administrative Agent to the applicable Purchasers and the Administrative Agent on the first day of each calendar month;

(b)	to the Purchasers their respective Pro Rata Shares of an amount equal to:

(i)     any Purchase Excess to be applied in reduction of Capital Investment;

(ii)    all other deposits made in the Collection Account and not otherwise disbursed pursuant to Section 6.03(a) or (b)(i) to be applied in reduction of Capital Investment; provided, however, that so long as no Termination Event or Potential Termination Event has occurred and is continuing, such deposits shall not be applied in reduction of Capital Investment but rather Administrative Agent shall return such deposits to MRFC on such Business Day;

(c)        if MRFC has not paid the Servicing Fee in accordance with Section 7.05, to the Master Servicer, an amount equal to the accrued and unpaid Servicing Fee (as advised to the Administrative Agent by the Master Servicer); and

(d)        to the MRFC Account, the balance of any amounts remaining after making the foregoing disbursements.

Section 6.04.    Liquidation Settlement Procedures. On each Business Day from and after the Facility Termination Date until the Termination Date, the Administrative Agent shall, as soon as practicable, transfer all amounts in the Collection Account in the following priority:

(a)        if a Successor Servicer has assumed the responsibilities and obligations of the Servicers in accordance with Section 11.02, then to the Successor Servicer an amount equal to its accrued and unpaid Successor Servicing Fees and Expenses;

(b)        to the Purchasers, their respective Pro Rata Shares of an amount equal to accrued and unpaid Daily Yield;

(c)        to the Administrative Agent, on behalf of the Purchasers, an amount equal to accrued and unpaid Unused Commitment Fees;

(d)        to the Purchasers, their Pro Rata Shares of an amount equal to the unpaid Capital Investment;

(e)        all Additional Amounts incurred and payable to any Affected Party and Indemnified Amounts incurred and payable to any Indemnified Person;

(f)         if a Successor Servicer has not assumed the responsibilities and obligations of the Servicers in accordance with Section 11.02, to the Master Servicer, its pro rata share of the accrued and unpaid Servicing Fee (as advised to the Administrative Agent by the Master Servicer); and

(g)        to the MRFC Account, the balance of any funds remaining after payment in full of all amounts set forth in this Section 6.04.

Section 6.05.	Termination Procedures.

(a)        On the earlier of (i) the first Business Day after the Facility Termination Date on which the Capital Investment has been reduced to zero or (ii) the Final Purchase Date, if the obligations to be paid pursuant to Section 6.04 have not been paid in full, MRFC shall immediately deposit in the Collection Account an amount sufficient to make such payments in full.

(b)        On the Termination Date, all amounts on deposit in the Collection Account shall be disbursed to the MRFC Account and all ownership interests or Liens of the Purchasers in and to all Transferred Receivables and all Liens of the Purchasers and the Administrative Agent in and to the MRFC Collateral shall be automatically released by each Purchaser and the Administrative Agent without any further action by any party. Such disbursement shall constitute the final payment to which MRFC is entitled pursuant to the terms of this Transfer Agreement. The Administrative Agent agrees that, on the Termination Date, it shall take at MRFC’s expense all action reasonably requested by MRFC to evidence the termination and release of the Liens granted hereunder to the Administrative Agent for the benefit of the Purchasers.

(c)        MRFC acknowledges that it is not authorized to file any financing statement naming itself or any Originator as debtor and the Administrative Agent, the Purchasers or itself as secured party or any amendment or termination statement with respect to any such financing statement without the written consent of Administrative Agent and agrees that it will not do so without the prior written consent of Administrative Agent, subject to MRFC’s and each Originator’s rights under Section 9-509(d)(2) of the UCC.

ARTICLE VII.

MASTER SERVICER PROVISIONS

Section 7.01.    Appointment of the Master Servicer. The Administrative Agent and each Purchaser hereby appoints the Master Servicer as its agent, and MRFC hereby acknowledges such appointment, to service the Transferred Receivables and enforce its rights and interests in and under each Transferred Receivable and Contract therefor and the MRFC Collateral and to serve in such capacity until the termination of its responsibilities pursuant to Section 9.02 or 11.01. In connection therewith, the Master Servicer hereby accepts such appointment and agrees to perform the applicable duties and obligations set forth herein. The Master Servicer may subcontract with each Originator for the collection, servicing or administration of the Transferred Receivables originated by such Originator (in such capacity, a “Sub-Servicer”); provided that (a) the Master Servicer shall remain liable for the performance of the duties of each Sub-Servicer pursuant to the terms hereof and (b) any sub-servicing agreement that may be entered into (each a “Sub-Servicing Agreement”) and any other transactions or services relating thereto shall be between such Sub-Servicer and the Master Servicer alone, and the Purchasers and the Administrative Agent shall not be deemed parties thereto and shall have no obligations, duties or liabilities with respect to the Sub-Servicer.

Section 7.02.    Duties and Responsibilities of the Master Servicer. Subject to the provisions of this Transfer Agreement, the Master Servicer shall conduct the servicing, administration and collection of the Transferred Receivables and the MRFC Collateral and shall take, or cause to be taken, all reasonable actions that (i) may be necessary or advisable to service, administer and collect such Transferred Receivables and the MRFC Collateral from time to time, (ii) the Master Servicer would take if such Transferred Receivables and the MRFC Collateral were owned by the Master Servicer, and (iii) are consistent with industry practice for the servicing of such Transferred Receivables.

Section 7.03.	Collections on Receivables.

(a)        In the event that the Master Servicer is unable to determine the specific Transferred Receivables on which Collections have been received from the Obligor thereunder, the parties hereto agree for purposes of this Transfer Agreement only that such Collections shall be deemed to have been received on such Receivables in the order in which they were originated with respect to such Obligor. In the event that the Master Servicer is unable to determine the specific Transferred Receivables on which discounts, offsets or other non-cash reductions have been granted or made with respect to the Obligor thereunder, the parties hereto agree for purposes of this Transfer Agreement only that such reductions shall be deemed to have been granted or made (i) prior to a Termination Event, on such Receivables as determined by the Master Servicer, and (ii) from and after the occurrence of a Termination Event, in the reverse order in which they were originated with respect to such Obligor.

(b)        If the Master Servicer determines that amounts unrelated to the Transferred Receivables (the “Unrelated Amounts”) have been deposited in the Collection Account, then the Master Servicer shall provide written evidence thereof to the Purchasers and the Administrative Agent no later than the first Business Day following the day on which the Master Servicer had actual knowledge thereof, which evidence shall be provided in writing and with reasonable detail. Upon receipt of any such notice, the Administrative Agent shall segregate the Unrelated Amounts and the same shall not be deemed to constitute Collections on Transferred Receivables and shall not be subject to the provisions of Article VI.

Section 7.04.    Authorization of the Master Servicer. Each Purchaser hereby authorizes the Master Servicer, and MRFC acknowledges such authorization, to take any and all reasonable steps in its name and on its behalf necessary or desirable and not inconsistent with the ownership of the Purchaser Interests purchased by such Purchaser hereunder, in the determination of the Master Servicer, to (a) collect all amounts due under any Transferred Receivable and under any MRFC Collateral, including endorsing its name on checks and other instruments representing Collections on such Receivable, and execute and deliver any and all instruments of satisfaction or cancellation or of partial or full release or discharge and all other comparable instruments with respect to any such Receivable and (b) after any Transferred Receivable becomes a Defaulted Receivable and to the extent permitted under and in compliance with applicable law and regulations, commence proceedings with respect to the enforcement of payment of any such Receivable and the Contract therefor and adjust, settle or compromise any payments due thereunder, in each case to the same extent as the applicable Originator could have done if it had continued to own such Receivable. Each Originator, MRFC, the Administrative Agent and each Purchaser shall furnish the Master Servicer with any powers of attorney and other documents reasonably necessary or appropriate to enable the Master Servicer to carry out its servicing and administrative duties hereunder. Notwithstanding anything to the contrary contained herein, the

Purchasers and the Administrative Agent shall have the absolute and unlimited right to direct the Master Servicer (i) to commence or settle any legal action to enforce collection of any Transferred Receivable or (ii) to foreclose upon, repossess or take any other action that the Administrative Agent deems necessary or advisable (in its reasonable discretion) with respect thereto, in each case in a manner consistent with the Credit and Collection Policies. In no event shall the Master Servicer be entitled to make any Affected Party, in its capacity as such, a party to any Litigation in which an Obligor is an adverse party without such Affected Party’s express prior written consent, or to make MRFC a party to any Litigation without the Administrative Agent’s consent

Section 7.05.    Servicing Fees. For any period that (a) Metaldyne is the Master Servicer, MRFC agrees that it shall pay to the Master Servicer on each Settlement Date the applicable Servicing Fee, to the extent of funds available to MRFC on such Settlement Date, and (b) there is a Successor Servicer, MRFC agrees that it shall pay to the Successor Servicer on each Settlement Date the applicable Servicing Fee in accordance with Sections 6.03 and 6.04. The Master Servicer shall be required to pay for all expenses incurred by it in connection with its activities hereunder (including any payments to accountants, counsel or any other Person) and shall not be entitled to any payment therefor other than the Servicing Fees. MRFC agrees that it will pay the Servicing Fee to the Master Servicer prior to using any funds available to it on such Settlement Date for any other purposes, including, without limitation, the purchase of additional Receivables. If MRFC does not have sufficient funds available to so pay the Servicing Fee in full on any Settlement Date, the shortfall shall be paid on the next Business Day on which MRFC does have available funds but only to the extent that funds are then available to MRFC in accordance with the provisions of Article VI.

Section 7.06.    Master Servicer Representations and Warranties. To induce the Purchasers to purchase the Purchaser Interests and the Administrative Agent to take any action hereunder, the Master Servicer hereby represents and warrants (solely as to itself) to the Administrative Agent and the Purchasers that on the Closing Date and, except to the extent provided below, as of each Purchase Date that:

(a)        Corporate Existence and Power. The Master Servicer is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all corporate power, authority, legal right and all material governmental licenses, authorizations, permits, consents and approvals required to carry on its business in each jurisdiction in which its business is now conducted, except where the failure to obtain such licenses, authorizations, consents and approvals would not have a Material Adverse Effect. The Master Servicer is duly qualified to do business in, and is in good standing in, every other jurisdiction in which the nature of its business requires it to be so qualified, except where the failure to be so qualified or in good standing would not have a Material Adverse Effect. Subject to specific representations set forth herein regarding ERISA, tax and other laws, the Master Servicer is in compliance with all applicable provisions of law, except where the failure to so comply, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. The Master Servicer is in compliance with its Charter Documents.

(b)        Corporate and Governmental Authorization, Contravention. The execution, delivery and performance by the Master Servicer of this Transfer Agreement (i) are within the Master Servicer’s corporate powers, (ii) have been duly authorized by all necessary corporate action on the Master Servicer’s part, (iii) require no action by or in respect of, or filing with, any Governmental Authority or official thereof (except for the filing of UCC financing statements as required by this Transfer Agreement or as have been taken or filed and, with respect to filings other than UCC financing statements, filings where the failure to file will not have a Material Adverse Effect) or any other Person, (iv) do not contravene, or constitute a default under, accelerate or permit the accelerating of any performance required by, any provision of applicable law or rule or regulation or any order or decree of any court or Governmental Authority or of the Charter Documents of the Master Servicer or of any agreement or other material instrument binding upon the Master Servicer, except where such contravention or default would not have a Material Adverse Effect, and (v) do not result in the creation or imposition of any Lien (other than Permitted Originator Encumbrances) on the assets of the Master Servicer or any of its Affiliates.

(c)        Binding Effect. This Transfer Agreement and each other Related Document to which the Master Servicer is a party constitutes the legal, valid and binding obligations of the Master Servicer, enforceable in accordance with its terms, subject to the Enforceability Exceptions. On or prior to the Closing Date, each of the Related Documents to which the Master Servicer is a party have been duly executed and delivered by the Master Servicer.

(d)        Actions, Suits. There is no Litigation pending or, to the knowledge of the Master Servicer, threatened against or affecting the Master Servicer or any of its Subsidiaries or any property or rights of the Master Servicer or any of its Subsidiaries, in or before any court, arbitrator or other Governmental Authority, that (i) could reasonably be expected to have or result in a Material Adverse Effect or could materially adversely affect the transactions contemplated by the Related Documents, (ii) challenges the Master Servicer’s right or power to enter into or perform any of its obligations under the Related Documents to which it is a party, or the validity or enforceability of any Related Document or any action taken thereunder, or (iii) seeks to prevent the transfer, sale, pledge or contribution of any Receivable or the consummation of any of the transactions contemplated under this Transfer Agreement or the other Related Documents.

(e)        Eligibility. Each Transferred Receivable designated as an Eligible Receivable in each Investment Base Certificate, Monthly Report, Weekly Report or Daily Report or otherwise included in the Investment Base, as the case may be, constitutes an Eligible Receivable as of the date specified in such Investment Base Certificate, Monthly Report, Weekly Report or Daily Report or as otherwise set forth as being included in the Investment Base, as applicable.

(f)	[Intentionally omitted]

(g)        Solvency. Both before and after giving effect to (i) the transactions contemplated by this Transfer Agreement and the other Related Documents and (ii) the payment and accrual of all transaction costs in connection with the foregoing, the Master Servicer is and will be Solvent.

(h)        Taxes. The Master Servicer has timely filed or caused to be filed all tax returns and reports required to have been filed and has paid or caused to be paid all taxes and charges required to have been paid by it, except (a) charges or other amounts being contested in accordance with Section 7.07(h) or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

(i)         Full Disclosure. All information heretofore furnished by or on behalf of the Master Servicer to any Purchaser or the Administrative Agent for purposes of, or in connection with, this Transfer Agreement and the other Related Documents are, and all such information hereafter furnished by or on behalf of the Master Servicer to any Purchaser or the Administrative Agent will be, true and accurate in every material respect, on the date such information is stated or certified, and have been prepared in good faith by the management of the Master Servicer with the exercise of reasonable diligence; provided that, with respect to projected financial information the Master Servicer represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time such projections were prepared.

(j)         ERISA. To the extent applicable, the Master Servicer is in compliance in all material respects with ERISA and the provisions of the IRC that are applicable to ERISA except to the extent such non-compliance could not reasonably expected to have a Material Adverse Effect. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to have a Material Adverse Effect.

(k)        Brokers. No broker or finder acting on behalf of the Master Servicer was employed or utilized in connection with this Transfer Agreement or the other Related Documents or the transactions contemplated hereby or thereby and the Master Servicer has no obligation to any Person in respect of any finder’s or brokerage fees in connection therewith.

(l)         Margin Regulations. The Master Servicer is not engaged principally or as one of its important activities in the business of extending credit for the purpose of “purchasing” or “carrying” any Margin Stock as such terms are defined in Regulation U of the Federal Reserve Board.

(m)       Government Regulation. The Master Servicer is not (i) an “investment company” as defined in or subject to regulation under the Investment Company Act or (b) a “holding company” as defined in or subject to regulation under, the Public Utility Holding Company Act of 1935, as amended. The consummation of the transactions contemplated by this Purchase Agreement and the other Related Documents will not violate any provision of any such statute or any rule, regulation or order issued by the Securities and Exchange Commission.

(n)	[Intentionally Omitted]

(o)        Servicing Software. The Master Servicer has all necessary licenses and rights to use the Servicing Software.

(p)        Survival of Representations. On each day that a Purchase is made hereunder, the Servicer shall be deemed to have certified that all representations and warranties described in this Section 7.06 hereof are true and correct on and as of such day as though made on and as of such day. Each of the representations and warranties herein shall survive the execution and delivery of this Transfer Agreement.

Section 7.07.    Covenants of the Master Servicer. At all times from the date hereof to the Termination Date:

(a)        Credit and Collection Policies. The Master Servicer will comply in all material respects with the Credit and Collection Policies in regard to each Transferred Receivable and the related Contract. The Master Servicer shall not make any material change in the Credit and Collection Policies without the prior written consent of the Administrative Agent.

(b)        Collections Received. The Master Servicer shall hold in trust, and deposit as soon as reasonably practicable (but in any event no later than one Business Day following its receipt thereof) to a Lockbox Account or Concentration Account all Collections received from time to time.

(c)        Notice of Termination Events, Potential Termination Events or Master Servicer Defaults. Immediately, and in any event within two (2) Business Days after the Master Servicer obtains knowledge of the occurrence of each Termination Event, Potential Termination Event or Master Servicer Default, the Master Servicer will furnish to the Administrative Agent a statement of a Responsible Officer of the Master Servicer setting forth details of such Termination Event, Potential Termination Event or Master Servicer Default, and the action which the Master Servicer, MRFC or an Originator proposes to take with respect thereto.

(d)        Conduct of Business. The Master Servicer will do all things necessary to remain duly incorporated, validly existing and in good standing as a domestic corporation in its jurisdiction of incorporation and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted to the extent that the failure to maintain such could reasonably be expected to have a Material Adverse Effect.

(e)        Compliance with Laws. The Master Servicer will comply in all respects with all applicable Laws with respect to the Transferred Receivables to the extent that any non-compliance could reasonably be expected to have a Material Adverse Effect.

(f)         Further Information. The Master Servicer shall furnish or cause to be furnished to the Administrative Agent and, after a Termination Event or a Potential Termination Event, any Purchaser, such other information relating to the Transferred Receivables and readily available public information regarding the financial condition of the Master Servicer, as soon as reasonably practicable, and in such form and detail, as the Administrative Agent may reasonably request and, after a Termination Event or a Potential Termination Event, as any Purchaser may reasonably request.

(g)        Ownership of Transferred Receivables; Servicing Records. The Master Servicer shall identify the Transferred Receivables clearly and unambiguously in its Servicing Records to reflect that such Transferred Receivables are the property of MRFC and that a Lien on such Transferred Receivables has been granted to the Administrative Agent for the benefit of the Purchasers and shall maintain and implement administrative and operating procedures (including, without limitation, an ability to recreate records evidencing such Receivables in the event of the destruction of any originals thereof) as are necessary or advisable in accordance with industry practice (i) to reflect promptly (a) all payments received and all credits and extensions granted with respect to such Receivables, (b) the return, rejection, repossessions, or stoppage in transit of any merchandise the sale of which has given rise to any such Receivable and (c) any other reductions in the Outstanding Balance of the Receivables on account of Dilution Factors; and (ii) to determine no less frequently than the date each Daily Report, Weekly Report or Monthly Report is due, whether each Transferred Receivable then outstanding qualifies as an Eligible Receivable.

(h)        Payment and Performance of Charges and other Obligations. The Master Servicer shall pay, perform and discharge or cause to be paid, performed and discharged all of its obligations and liabilities, including all taxes, assessments and governmental charges upon its income and properties and all lawful claims for labor, materials, supplies and services, promptly when due, except that the Master Servicer may in good faith contest, by appropriate proceedings, the validity or amount of any charges or claims described in this Section 7.07(h) if (A) adequate reserves with respect to such contest are maintained on the books of such Person, in accordance with GAAP, (B) such contest is maintained and prosecuted continuously and with diligence, (C) no Lien may be imposed to secure payment of such charges or claims other than inchoate tax liens and (D) the failure to pay, perform or discharge such claims could not reasonably be expected to have or result in a Material Adverse Effect.

(i)         Furnishing of Information and Inspection of Records. The Master Servicer will at any time and from time to time during regular business hours (and taking into account normal vacation and holiday shutdown practices in the automotive manufacturing industry) and upon three Business Day’s prior notice permit the Administrative Agent and the Purchasers or their agents or representatives, as frequently as the Administrative Agent deems appropriate, (i) to examine, audit and make copies of and abstracts from all books and records, including all Records and (ii) to visit the offices and properties of the Master Servicer for the purpose of examining such books and records and Records and inspecting, reviewing and evaluating the Transferred Receivables and MRFC

Collateral, and to discuss matters relating to Transferred Receivables, MRFC Collateral or MRFC’s, Master Servicer’s and the Originators’ performance hereunder and under the other Related Documents to which such Person is a party with any of the officers, directors, or employees of MRFC, Master Servicer and the Originators having knowledge of such matters. If (A) the Administrative Agent in good faith deems any Purchaser’s rights or interests in the Transferred Receivables or any MRFC Collateral insecure or the Administrative Agent in good faith believes that an Potential Termination Event or a Termination Event is imminent or (B) an Potential Termination Event or a Termination Event shall have occurred and be continuing, then the Master Servicer shall, at its own expense, provide the access required in this Section 7.07(i) at all times without prior notice from the Administrative Agent and provide the Administrative Agent with access to the suppliers and customers of MRFC.

(j)         Further Assurances. The Master Servicer shall, by no later than the Closing Date, mark conspicuously with a legend, in form and substance satisfactory to the Administrative Agent, its books and records (including computer records) and credit files pertaining to the MRFC Collateral, and its file cabinets or other storage facilities where it maintains information pertaining thereto, to evidence this Transfer Agreement and the assignment and Liens granted pursuant to Article VIII. Upon the occurrence and during the continuance of a Termination Event, the Master Servicer shall deliver and turn over such books and records to the Administrative Agent or its representatives at any time on demand of the Administrative Agent. The Master Servicer shall make available to the Administrative Agent and its counsel, as quickly as is possible under the circumstances, originals or copies of all books and records, including Records, that the Administrative Agent may request. The Master Servicer shall deliver any document or instrument necessary for the Administrative Agent, as the Administrative Agent may from time to time request, to obtain records from any service bureau or other Person that maintains records for the Master Servicer or MRFC, and shall maintain duplicate records or supporting documentation on media, including computer tapes and discs owned by the Master Servicer.

(k)        Performance of MRFC Assigned Agreements. The Master Servicer shall (i) to the extent that the Master Servicer is a party thereto, perform and observe all the terms and provisions of the MRFC Assigned Agreements to be performed or observed by it, maintain the MRFC Assigned Agreements in full force and effect, enforce the MRFC Assigned Agreements in accordance with their terms and take all action as may from time to time be requested by the Administrative Agent in order to accomplish the foregoing, and (ii) upon the request of and as directed by the Administrative Agent, make such demands and requests to any other party to the MRFC Assigned Agreements as are permitted to be made by the Master Servicer thereunder.

Section 7.08.    Reporting Requirements of the Master Servicer. Master Servicer hereby agrees that, from and after the Closing Date and until the Termination Date, it shall deliver or cause to be delivered to the Purchasers and the Administrative Agent the financial statements, notices, and other information at the times, to the Persons and in the manner set forth in Section 5.01(a) as though applicable to the Master Servicer rather than MRFC.

Section 7.09.    Negative Covenants of the Master Servicer. The Master Servicer covenants and agrees that from and after the Closing Date until the Termination Date:

(a)        No Sales, Liens, Etc. Except as otherwise provided herein and in the Purchase Agreement, the Master Servicer will not sell, assign (by operation of law or otherwise) or otherwise dispose of, or assign any right to receive income in respect of, or create or suffer to exist any Lien (other than Permitted Originator Encumbrances) upon or with respect to (or file any financing statement in respect of) (A) any of the Transferred Receivables, or (B) any MRFC Collateral or Originator Collateral.

(b)        Consolidations, Mergers and Sales of Assets. The Master Servicer shall not, without the prior written consent of the Administrative Agent, (i) consolidate or merge with or into any other Person or (ii) sell, lease or otherwise transfer all or substantially all of its assets to any other Person; provided that the Master Servicer may consolidate or merge with another Person without such consent if (A)(1) the Master Servicer is the legal entity surviving such consolidation or merger or (2) the Person into or with whom the Master Servicer is merged or consolidated is an Affiliate and the surviving legal entity assumes in writing all duties and liabilities of the Master Servicer hereunder and (B) immediately after and giving effect to such consolidation or merger, no Termination Event or Potential Termination Event shall have occurred and be continuing.

(c)        Lockbox Accounts. Except as permitted pursuant to Article VI of this Transfer Agreement or as otherwise permitted under or required by the Related Documents, the Master Servicer shall not make, or cause or permit any other Person to make any transfer of funds on deposit in a Lockbox Account or Concentration Account.

(d)        Modifications of Receivables or Contracts. The Master Servicer shall not extend, amend, forgive, compromise, waive, cancel, discharge or otherwise modify the terms of any Receivable, or amend, modify or waive any term or condition of any Contract related thereto, except as contemplated by the Credit and Collection Policies, without the prior written consent of the Administrative Agent, and in each case in accordance with the Related Documents.

ARTICLE VIII.

GRANT OF SECURITY INTERESTS

Section 8.01.    MRFC’s Grant of Security Interest. The parties hereto intend that each Purchase of Purchaser Interests to be made hereunder shall constitute a purchase and sale of undivided percentage ownership interests in the Transferred Receivables and not a loan. Notwithstanding the foregoing, in addition to and not in derogation of any rights now or hereafter acquired by any Purchaser or the Administrative Agent hereunder, in the event that despite the parties’ express intention, the Purchaser Interests are construed to constitute a loan, then this Transfer Agreement shall constitute a security agreement under applicable law. In such regard and, in any event, to secure the prompt and complete payment, performance and observance of all MRFC Secured Obligations, and to induce the Purchasers to enter into this Transfer Agreement and perform the obligations required to be performed by it hereunder in accordance with the terms and conditions thereof, MRFC hereby grants, assigns, conveys, pledges, hypothecates and transfers to the Administrative Agent, for the benefit of itself and the Purchasers, a Lien upon and security interest in all of its right, title and interest in, to and under, but none of its obligations arising from, the following property, whether now owned by or owing to, or hereafter acquired by or arising in favor of, MRFC (including under any trade names, styles or derivations of MRFC, if any), and regardless of where located (all of which being hereinafter collectively referred to as the “MRFC Collateral”):

(a)	all Receivables, Contracts therefor and Collections thereon;

(b)        the Purchase Agreement, all Account Control Agreements, all Required Currency Hedges and Required Currency Hedge Assignments, all Credit Default Swaps and Required Credit Default Swap Assignments, and all other Related Documents to which MRFC is a party now or hereafter in effect relating to the purchase, servicing or processing of Receivables (collectively, the “MRFC Assigned Agreements”), including (i) all rights of MRFC to receive moneys due and to become due thereunder or pursuant thereto, (ii) all rights of MRFC to receive proceeds of any insurance, indemnity, warranty or guaranty with respect thereto, (iii) all claims of MRFC for damages or breach with respect thereto or for default thereunder and (iv) the right of MRFC to amend, waive or terminate the same and to perform and to compel performance and otherwise exercise all remedies thereunder;

(c)	all of the following (collectively, the “MRFC Account Collateral”):

(i)     all deposit accounts, including the Lockbox Accounts, the Lockboxes, the Concentration Accounts, the MRFC Account and all funds on deposit therein and all certificates and instruments, if any, from time to time representing or evidencing any deposit account, the Lockbox Accounts, the Lockboxes, the Concentration Accounts, the MRFC Account or such funds,

(ii)    the Collection Account and all funds on deposit therein and all certificates and instruments, if any, from time to time representing or evidencing the Collection Account or such funds,

(iii)   all Investments from time to time of amounts in the Collection Account and all certificates, instruments and investment property, if any, from time to time representing or evidencing such Investments,

(iv)   all notes, certificates of deposit and other instruments from time to time delivered to or otherwise possessed by any Purchaser or any assignee or agent on behalf of any Purchaser in substitution for or in addition to any of the then existing MRFC Account Collateral, and

(v)    all interest, dividends, cash, instruments, investment property and other property from time to time received, receivable or otherwise distributed with respect to or in exchange for any and all of the then existing MRFC Account Collateral;

(d)	all software;

(e)        all other personal property of MRFC, including any deposit with any Purchaser or the Administrative Agent of additional funds by MRFC; and

(f)         to the extent not otherwise included, all proceeds and products of the foregoing and all accessions to, substitutions and replacements for, and profits of, each of the foregoing MRFC Collateral (including proceeds that constitute property of the types described in Sections 8.01(a) through (e).

Section 8.02.    MRFC’s Certification. MRFC hereby certifies that (a) the benefits of the representations, warranties and covenants of each Originator made to MRFC under the Purchase Agreement have been assigned by MRFC to the Administrative Agent on behalf of the Purchasers hereunder; (b) the rights, if any, of MRFC to require a capital contribution from an Originator or the rights of MRFC to require payment of a Rejected Amount from an Originator under the Purchase Agreement may be enforced by the Purchasers and the Administrative Agent; and (c) the Purchase Agreement provides that the representations, warranties and covenants described in Article IV thereof, the indemnification and payment provisions of Article V thereof and the provisions of Sections 7.03 and 7.14 thereof shall survive the sale of the Transferred Receivables (and undivided percentage ownership interests therein) and the termination of the Purchase Agreement and this Transfer Agreement.

Section 8.03.    Delivery of Collateral. All certificates or instruments representing or evidencing the MRFC Collateral in excess of $500,000 in the aggregate shall be delivered to and held by or on behalf of the Administrative Agent and shall be in suitable form for transfer by delivery or shall be accompanied by duly executed instruments of transfer or assignment in blank, all in form and substance satisfactory to the Administrative Agent. The Administrative Agent shall have the right at any time in its discretion following the occurrence and during the continuation of a Termination Event and without notice to MRFC, to transfer to or to register in the name of the Administrative Agent or its nominee any or all of the MRFC Collateral. MRFC will (A) at all times from and after the date hereof, clearly and conspicuously mark its computer and master data processing books and records with a legend describing the Administrative Agent’s interest (on behalf of the Purchasers) in the Receivables, which obligation may be satisfied by adding the Purchase Legend in the header or footer of such books and records and (B) segregate (from all other receivables then owned or being serviced by MRFC) all contracts relating to each Receivable.

Section 8.04.    MRFC Remains Liable. It is expressly agreed by MRFC that, anything herein to the contrary notwithstanding, MRFC shall remain liable under any and all of the Transferred Receivables, the Contracts therefor, the MRFC Assigned Agreements and any other agreements constituting the MRFC Collateral, in each case to which it is a party to observe and perform all the conditions and obligations to be observed and performed by it thereunder. The Purchasers and the Administrative Agent shall not have any obligation or liability under any such

Receivables, Contracts or agreements by reason of or arising out of this Transfer Agreement or the granting herein of a Lien thereon or the receipt by the Administrative Agent or the Purchasers of any payment relating thereto pursuant hereto or thereto. The exercise by any Purchaser or the Administrative Agent of any of its respective rights under this Transfer Agreement shall not release any Originator, MRFC or any Servicer from any of their respective duties or obligations under any such Receivables, Contracts or agreements. None of the Purchasers or the Administrative Agent shall be required or obligated in any manner to perform or fulfill any of the obligations of any Originator, MRFC or any Servicer under or pursuant to any such Receivable, Contract or agreement, or to make any payment, or to make any inquiry as to the nature or the sufficiency of any payment received by it or the sufficiency of any performance by any party under any such Receivable, Contract or agreement, or to present or file any claims, or to take any action to collect or enforce any performance or the payment of any amounts that may have been assigned to it or to which it may be entitled at any time or times.

Section 8.05.    Collection of Transferred Receivables. Except as otherwise provided in this Section 8.05, the Master Servicer shall continue to collect or cause to be collected, at its sole cost and expense, all amounts due or to become due to MRFC under the Transferred Receivables, the MRFC Assigned Agreements and any other MRFC Collateral. In connection therewith, MRFC and Master Servicer shall take such action as it, and from and after the occurrence and during the continuance of a Termination Event, the Administrative Agent, may deem necessary or desirable to enforce collection of the Transferred Receivables, the MRFC Assigned Agreements and the other MRFC Collateral; provided that if a Potential Termination Event or a Termination Event shall have occurred and be continuing, then the Administrative Agent may, without prior notice to MRFC or Master Servicer, notify or cause the Master Servicer to notify any Obligor under any Transferred Receivable or obligors under the MRFC Assigned Agreements of the assignment of such Transferred Receivables or MRFC Assigned Agreements, as the case may be, to the Administrative Agent on behalf of the Purchasers hereunder and direct that payments of all amounts due or to become due to MRFC thereunder be made directly to the Administrative Agent or any servicer, collection agent or lockbox or other account designated by the Administrative Agent and, upon such notification and at the sole cost and expense of MRFC and Master Servicer, the Administrative Agent may enforce collection of any such Transferred Receivable or the MRFC Assigned Agreements and adjust, settle or compromise the amount or payment thereof.

Section 8.06.    License for Use of Software and Other Intellectual Property. Unless expressly prohibited by the licensor thereof or any provision of applicable law, MRFC and the Master Servicer each hereby grants to the Administrative Agent a non-exclusive license to use, without charge:

(a)        MRFC’s and Master Servicer’s computer programs, software, printouts and other computer materials, technical knowledge or processes, data bases, materials, and licenses thereto, and

(b)        MRFC’s and Master Servicer’s owned or licensed trademarks, registered trademarks, trademark applications, service marks, registered service marks, service mark applications, patents, patent applications, trade names, rights of use of any name, labels fictitious names, registrations, copyrights, copyright applications, permits, franchises, customer lists, credit files, correspondence, and advertising materials or any property of a similar nature,

in each case, solely to the extent necessary to administer the Transferred Receivables, or any rights to any of the foregoing, in the advertising for sale, and selling any of the MRFC Collateral, or exercising of any other remedies hereto. Each of MRFC and the Master Servicer agrees that MRFC’s and Master Servicer’s rights under all licenses and franchise agreements shall inure to the Administrative Agent’s and Purchasers’ benefit. To the extent the grant of the aforesaid license described is expressly prohibited by the licensor thereof, MRFC and the Master Servicer shall exercise its commercially reasonable efforts to obtain the consent of such licensor to MRFC’s and the Master Servicer’s grant to the Administrative Agent and the Purchasers of such license. Each of the Administrative Agent and the Purchasers agrees not to use any such license without giving MRFC or the Master Servicer, as applicable, prior notice and unless a Termination Event has occurred and is continuing.

ARTICLE IX.

TERMINATION EVENTS

Section 9.01.    Termination Events. If any of the following events (each, a “Termination Event”) shall occur and be continuing (regardless of the reason therefor):

(a)        (i) MRFC shall fail to make any payment of any MRFC Secured Obligation when due and payable and the same shall remain unremedied for one Business Day or more, or (ii) MRFC shall fail or neglect to perform, keep or observe any other provision of this Transfer Agreement or any of the other Related Documents (other than any provision embodied in or covered by any other clause of this Section 9.01) and (A) in the case of Section 5.01(a)(iv) such failure shall not be cured within one Business Day, (B) in the case of Section 5.01(f), failure to comply therewith shall not give rise to a Termination Event until after giving effect to the cure period, if any, set forth in the related Contract, and (C) with respect to all other covenants and provisions of this Transfer Agreement or any other Related Document, three (3) Business Days or more following the earlier to occur of an Authorized Officer of MRFC becoming aware of such breach and MRFC’s receipt of notice thereof (or, if any time period is provided for any such performance or observance, such performance or observance has not occurred within such time period);

(b)        a default or breach shall occur (after giving effect to all applicable notice, grace and cure periods) under any other agreement, document or instrument to which an Originator or MRFC is a party or by which any such Person or its property is bound, and such default or breach (i) involves the failure to make any payment when due in respect of (A) with respect to MRFC, any Debt (other than the MRFC Secured Obligations), or (B) with respect to an Originator, any Debt which is in excess of an aggregate principal amount or committed amount of $15,000,000, or (ii) which would permit any holder of such Debt or a trustee or agent to cause Debt or a portion thereof which, except with respect to MRFC, is in excess of a principal amount or committed amount of $15,000,000 in the aggregate with respect to an Originator to become due prior to its stated maturity or prior to its regularly scheduled dates of payment, or (iii) causes Debt or a portion thereof which, except with respect to MRFC, is in excess of a principal amount or committed amount of $15,000,000 in the aggregate with respect to an Originator to become due prior to its stated maturity or prior to its regularly scheduled dates of payment; in each case, regardless of whether such default is waived, or such right is exercised, by such holder, trustee or agent;

(c)        a case or proceeding shall have been commenced against MRFC or any Originator seeking a decree or order in respect of any such Person (i) under the Bankruptcy Code or any other applicable federal, state or foreign bankruptcy or other similar law, (ii) appointing a custodian, receiver, liquidator, assignee, trustee or sequestrator (or similar official) for any such Person or for any substantial part of such Person’s assets, or (iii) ordering the winding-up or liquidation of the affairs of any such Person;

(d)        MRFC or any Originator shall (i) file a petition seeking relief under the Bankruptcy Code or any other applicable federal, state or foreign bankruptcy or other similar law, (ii) consent or fail to object in a timely and appropriate manner to the institution of proceedings thereunder or to the filing of any such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee or sequestrator (or similar official) for any such Person or for any substantial part of such Person’s assets, (iii) make an assignment for the benefit of creditors, or (iv) take any corporate, organizational or other action in furtherance of any of the foregoing;

(e)        any Originator or MRFC generally does not pay its debts as such debts become due or admits in writing its inability to, or is generally unable to, pay its Debts as such Debts become due;

(f)         a final judgment or judgments for the payment of money in excess of $15,000,000 in the aggregate at any time outstanding shall be rendered against any Originator or any Affiliate thereof and the same shall not, within 30 days after the entry thereof, have been discharged or execution thereof stayed or bonded pending appeal, or shall not have been discharged prior to the expiration of any such stay;

(g)        a final judgment or order for the payment of money in excess of $50,000 shall be rendered against MRFC;

(h)        (i) any information contained in any Investment Base Certificate or any Purchase Request is untrue or incorrect in any respect (other than inadvertent errors that do not exceed $1,000,000 in the aggregate in any particular Investment Base Certificate or Purchase Request and are cured within one Business Day after MRFC, the Master Servicer or any Originator becomes aware of such error or unless such matter is otherwise remedied pursuant to and at the times required under Section 4.02(y) or 4.03 of the Pur chase Agreement), or (ii) any representation or warranty of any Originator or MRFC herein or in any other Related Document to which it is a party or in any written statement, report, financial statement or certificate (other than an Investment Base Certificate or Purchase Request) made or delivered by or on behalf of such Originator or MRFC to any Affected Party hereto or thereto is untrue or incorrect in any material respect as of the date when made or deemed made (other than inadvertent errors that are cured within one Business Day after MRFC, the Master Servicer or any Originator becomes aware of such error);

(i)         any Governmental Authority (including the IRS or the PBGC) shall file notice of a Lien with regard to any assets of any Originator or Metaldyne (other than a Lien (i) limited by its terms to assets other than Receivables and (ii) not materially adversely affecting the financial condition of such Originator or Metaldyne or the ability of any Originator to perform as Servicer hereunder);

(j)         any Governmental Authority (including the IRS or the PBGC) shall file notice of a Lien with regard to any of the assets of MRFC;

(k)        there shall have occurred any event or condition which would have a material adverse effect on either the collectibility of the Receivables or the ability of MRFC or any Originator to perform its respective obligations under the Related Documents to which it is a party since the Closing Date;

(l)         (i) a default or breach shall occur under any provision of Sections 4.02(y), 4.03, 5.01 or 7.14 of the Purchase Agreement and the same shall remain unremedied for one Business Day or more after the occurrence thereof, (ii) a default or breach shall occur under any other provision of the Purchase Agreement, and the same shall remain unremedied for the earlier of two Business Days or more after written notice thereof shall have been given by the Administrative Agent to MRFC and thirty days or (iii) the Purchase Agreement shall for any reason cease to evidence the transfer to MRFC of the legal and equitable title to, and ownership of, the Transferred Receivables;

(m)       except as otherwise expressly provided herein, any Account Control Agreement shall have been modified, amended or terminated without the prior written consent of the Administrative Agent or the Purchase Agreement shall have been modified, amended or terminated without the prior written consent of the Administrative Agent and the Requisite Purchasers;

(n)	an Event of Servicer Termination shall have occurred and be continuing;

(o)        (i) with respect to the Transferred Receivables, (A) prior to the Purchase of Purchaser Interests therein hereunder, MRFC shall cease to hold valid and properly perfected title to and sole record and beneficial ownership in such Transferred Receivables or (B) after the Purchase of Purchaser Interests hereunder, the Administrative Agent (on behalf of the Purchasers) shall cease to hold either (a) valid and properly perfected title to and sole record and beneficial ownership in the Purchaser Interests or (b) a first pri ority, perfected Lien in the related Transferred Receivables or any of the MRFC Collateral;

(p)	a Change of Control shall occur;

(q)        (i) the average Dilution Ratio for the three preceding Settlement Periods exceeds 4.30%; (ii) the average Default Ratio for the three preceding Settlement Periods exceeds 6.0%; (iii) the Receivables Collection Turnover shall exceed 52 days; or (iv) MRFC’s Net Worth Percentage shall be less than 5.0%;

(r)         any material provision of any Related Document shall for any reason cease to be valid, binding and enforceable in accordance with its terms (or any Originator or MRFC shall challenge the enforceability of any Related Document or shall assert in writing, or engage in any action or inaction based on any such assertion, that any provision of any of the Related Documents has ceased to be or otherwise is not valid, binding and enforceable in accordance with its terms);

(s)         by the 90th day prior to the then-current expiration date of the revolving credit facility provided under the Credit Agreement, Metaldyne shall not have obtained a refinancing or extension of such revolving credit facility for a term that expires at least 90 days after the Final Purchase Date; or

(t)         Metaldyne or any of its Subsidiaries shall default in the observance or performance of any of Section 6.13, 6.14, 6.15 or 6.16 of the Credit Agreement;

then, and in any such event, the Administrative Agent shall, at the request of, or may, with the consent of, the Requisite Purchasers, by notice to MRFC, declare the Facility Termination Date to have occurred without demand, protest or further notice of any kind, all of which are hereby expressly waived by MRFC; provided that the Facility Termination Date shall automatically occur upon the occurrence of any of the Termination Events described in Sections 9.01(c), (d), (e) or (q), in each case without demand, protest or any notice of any kind, all of which are hereby expressly waived by MRFC.

Section 9.02.    Events of Servicer Termination. If any of the following events (each, an “Event of Servicer Termination”) shall occur and be continuing (regardless of the reason therefor):

(a)        Master Servicer shall (i) fail to make any payment or deposit required to be made by it under this Transfer Agreement or any other Related Document and the same shall remain unremedied for one Business Day or more, (ii) fail to deliver any reports required to be delivered by it under this Transfer Agreement or any other Related Document (including, without limitation, any Investment Base Certificate) and in the case of Section 5.01(a)(iv) such failure to deliver shall not be cured within one Business Day, and with respect to all other failures to deliver such failure shall remain unremedied for three (3) Business Days or more following the earlier to occur of an Authorized Officer of the Master Servicer becoming aware of such breach and the Master Servicer’s receipt of notice thereof (or, if any time period is provided for any such performance or ob servance, such performance or observance has not occurred within such time period), or (iii) fail or neglect to perform, keep or observe any other provision of this Transfer Agreement or the other Related Documents (whether in its capacity as an Originator or as Master Servicer) and the same shall remain unremedied for three (3) Business Days or more after written notice thereof shall have been given by the Purchasers or the Administrative Agent to Master Servicer;

(b)        a default or breach shall occur (after giving effect to all applicable notice, grace and cure periods) under any other agreement, document or instrument to which Master Servicer is a party or by which any such Person or its property is bound, and such default or breach (i) involves the failure to make any payment when due in respect of any Debt (other than the MRFC Secured Obligations) or a portion thereof which is in excess of a principal amount or committed amount of $15,000,000 in the aggregate, or (ii) permits any holder of such Debt or a trustee or agent to cause Debt or a portion thereof which is in excess of a principal amount or committed amount of $15,000,000 in the aggregate to become due prior to its stated maturity or prior to its regularly scheduled dates of payment, or (iii) causes Debt or a portion thereof which is in excess of a principal amount or committed amount of $15,000,000 in the aggregate to become due prior to its stated maturity or prior to its regularly scheduled dates of payment; in each case, regardless of whether such default is waived, or such right is exercised, by such holder, trustee or agent;

(c)        a case or proceeding shall have been commenced against Master Servicer seeking a decree or order in respect of any such Person (i) under the Bankruptcy Code or any other applicable federal, state or foreign bankruptcy or other similar law, (ii) appointing a custodian, receiver, liquidator, assignee, trustee or sequestrator (or similar official) for any such Person or for any substantial part of such Person’s assets, or (iii) ordering the winding-up or liquidation of the affairs of any such Person;

(d)        Master Servicer shall (i) file a petition seeking relief under the Bankruptcy Code or any other applicable federal, state or foreign bankruptcy or other similar law, (ii) consent or fail to object in a timely and appropriate manner to the institution of proceedings thereunder or to the filing of any such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee or sequestrator (or similar official) for any such Person or for any substantial part of such Person’s assets, (iii) make an assignment for the benefit of creditors, or (iv) take any corporate action in furtherance of any of the foregoing;

(e)        (i) Master Servicer generally does not pay its debts as such debts become due or admits in writing its inability to, or is generally unable to, pay its Debts as such Debts become due;

(f)         a final judgment or judgments for the payment of money in excess of $15,000,000 in the aggregate at any time outstanding shall be rendered against Master Servicer and the same shall not, within 30 days after the entry thereof, have been dis charged or execution thereof stayed or bonded pending appeal, or shall not have been discharged prior to the expiration of any such stay;

(g)        (i) any information contained in any Investment Base Certificate is untrue or incorrect in any respect (other than inadvertent errors that do not exceed $1,000,000 in the aggregate in any particular Investment Base Certificate or Purchase Request and are cured within one Business Day after MRFC, the Master Servicer or any Originator becomes aware of such error or unless such matter is otherwise remedied pursuant to and at the times required under Section 4.02(y) or 4.03 of the Purchase Agreement), or (ii) any representation or warranty of Master Servicer herein or in any other Related Document or in any written statement, report, financial statement or certificate (other than an Investment Base Certificate) made or delivered by Master Servicer to any Affected Party hereto or thereto is untrue or incorrect in any material respect as of the date when made or deemed made (other than inadvertent errors that are cured within one Business Day after MRFC, the Master Servicer or any Originator becomes aware of such error);

(h)        the Administrative Agent shall have determined, in its commercially reasonable judgment, that any event or condition that materially adversely affects the ability of any Servicer to collect the Transferred Receivables or to otherwise perform hereunder has occurred;

(i)         a Termination Event shall have occurred and be continuing or this Transfer Agreement shall have been terminated;

(j)         Master Servicer shall, assign or purport to assign any of its obligations hereunder or under the Purchase Agreement without the prior written consent of the Administrative Agent;

then, and in any such event, the Administrative Agent shall, at the request of, or may, with the consent of, the Requisite Purchasers, terminate the servicing responsibilities of any or all of the Servicers hereunder, by delivery of a Servicer Termination Notice to MRFC and the applicable Servicer(s), without demand, protest or further notice of any kind, all of which are hereby waived by the Servicers. Upon the delivery of any such notice, all authority and power of the Servicers under this Transfer Agreement and the Purchase Agreement shall pass to and be vested in the Successor Servicer acting pursuant to Section 11.02; provided that, notwithstanding anything to the contrary herein, Master Servicer agrees to continue to follow the procedures set forth in Section 7.02 with respect to Collections on the Transferred Receivables until a Successor Servicer has assumed the responsibilities and obligations of Master Servicer in accordance with Section 11.02.

ARTICLE X.

REMEDIES

Section 10.01.  Actions Upon Termination Event. If any Termination Event shall have occurred and be continuing and the Administrative Agent shall have declared the Facility Termination Date to have occurred or the Facility Termination Date shall be deemed to have occurred pursuant to Section 9.01, then the Administrative Agent may or, at the direction of the Requisite Purchasers, shall exercise in respect of the MRFC Collateral, in addition to any and all other rights and remedies granted to it hereunder, under any other Related Document or under any other instrument or agreement securing, evidencing or relating to the MRFC Secured Obligations or otherwise available to it, all of the rights and remedies of a secured party upon default under the UCC (such rights and remedies to be cumulative and nonexclusive), and, in addition, may or, at the direction of the Requisite Purchasers, shall take the following actions:

(a)        The Administrative Agent may, without notice to MRFC except as required by law and at any time or from time to time, charge, offset or otherwise apply amounts payable to MRFC from the Collection Account, the Concentration Accounts, any Lockbox Account, the MRFC Account or any part of such accounts in accordance with the priorities set forth in Sections 6.03 and 6.04 against all or any part of the MRFC Secured Obligations.

(b)        The Administrative Agent may, without notice except as specified below, solicit and accept bids for and sell the MRFC Collateral or any part thereof in one or more parcels at public or private sale, at any exchange, broker’s board or any of the Purchasers’, or Administrative Agent’s offices or elsewhere, for cash, on credit or for future delivery, and upon such other terms as the Administrative Agent may deem commercially reasonable. MRFC agrees that, to the extent notice of sale shall be required by law, at least ten Business Days’ notice to MRFC of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification. The Administrative Agent shall not be obligated to make any sale of MRFC Collateral regardless of notice of sale having been given. The Administrative Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed for such sale, and such sale may, without further notice, be made at the time and place to which it was so adjourned. Every such sale shall operate to divest all right, title, interest, claim and demand whatsoever of MRFC in and to the MRFC Collateral so sold, and shall be a perpetual bar, both at law and in equity, against each Originator, MRFC, any Person claiming the MRFC Collateral sold through any Originator or MRFC, and their respective successors or assigns. The Administrative Agent shall deposit the net proceeds of any such sale in the Collection Account and such proceeds shall be disbursed in accordance with Section 6.04.

(c)        Upon the completion of any sale under Section 10.01(b), MRFC or any Servicer shall deliver or cause to be delivered to the purchaser or purchasers at such sale on the date thereof, or within a reasonable time thereafter if it shall be impracticable to make immediate delivery, all of the MRFC Collateral sold on such date, but in any event full title and right of possession to such property shall vest in such purchaser or purchasers upon the completion of such sale. Nevertheless, if so requested by the Administrative Agent or by any such purchaser, MRFC shall confirm any such sale or transfer by execut ing and delivering to such purchaser all proper instruments of conveyance and transfer and releases as may be designated in any such request.

(d)        At any sale under Section 10.01(b), the Purchasers, the Administrative Agent or any other Purchaser Secured Party may bid for and purchase the property offered for sale and, upon compliance with the terms of sale, may hold, retain and dispose of such property without further accountability therefor.

(e)        The Administrative Agent may exercise, at the sole cost and expense of MRFC, any and all rights and remedies of MRFC under or in connection with the MRFC Assigned Agreements or the other MRFC Collateral, including any and all rights of MRFC to demand or otherwise require payment of any amount under, or performance of any provisions of, the MRFC Assigned Agreements.

Section 10.02.  Exercise of Remedies. No failure or delay on the part of the Administrative Agent in exercising any right, power or privilege under this Transfer Agreement and no course of dealing between any Originator, MRFC or any Servicer, on the one hand, and the Administrative Agent, on the other hand, shall operate as a waiver of such right, power or privilege, nor shall any single or partial exercise of any right, power or privilege under this Transfer Agreement preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. The rights and remedies under this Transfer Agreement are cumulative, may be exercised singly or concurrently, and are not exclusive of any rights or remedies that the Administrative Agent would otherwise have at law or in equity. No notice to or demand on any party hereto shall entitle such party to any other or further notice or demand in similar or other circumstances, or constitute a waiver of the right of the party providing such notice or making such demand to any other or further action in any circumstances without notice or demand.

Section 10.03.  Power of Attorney. On the Closing Date, each of MRFC and Master Servicer shall execute and deliver a power of attorney substantially in the form attached hereto as Exhibit 10.03 (each, a “Power of Attorney”). The power of attorney granted pursuant to each Power of Attorney is a power coupled with an interest and shall be irrevocable until all of the MRFC Secured Obligations are indefeasibly paid or otherwise satisfied in full. The powers conferred on the Administrative Agent under each Power of Attorney are solely to protect the Purchasers’ Liens upon and interests in the MRFC Collateral and shall not impose any duty upon the Administrative Agent to exercise any such powers. The Administrative Agent shall not be accountable for any amount other than amounts that it actually receives as a result of the exercise of such powers and none of the Administrative Agent’s officers, directors, employees, agents or representatives shall be responsible to MRFC or Master Servicer for any act or failure to act, except in respect of damages attributable solely to their own gross negligence or willful misconduct as finally determined by a court of competent jurisdiction.

Section 10.04.  Continuing Security Interest. This Transfer Agreement shall create a continuing Lien in the MRFC Collateral until the conditions to the release of the Liens of the Purchasers and the Administrative Agent thereon set forth in Section 6.05(b) have been satisfied.

ARTICLE XI.

SUCCESSOR SERVICER PROVISIONS

Section 11.01.  Servicers Not to Resign. Master Servicer shall not resign from the obligations and duties hereby imposed on it except upon a determination that (a) the performance of its duties hereunder has become impermissible under applicable law or regulation and (b) there is no reasonable action that Master Servicer could take to make the performance of its duties hereunder become permissible under applicable law. Any such determination shall (i) with respect to clause (a) above, be evidenced by an opinion of counsel to such effect and (ii) with respect to clause (b) above, be evidenced by an Officer’s Certificate to such effect, in each case delivered to the Purchasers and the Administrative Agent. No such resignation shall become effective until a Successor Servicer shall have assumed the responsibilities and obligations of Master Servicer in accordance with Section 11.02.

Section 11.02.  Appointment of the Successor Servicer. In connection with the termination of Master Servicer’s responsibilities or the resignation by Master Servicer under this Transfer Agreement pursuant to Section 9.02 or 11.01, the Administrative Agent shall (a) succeed to and assume all of Master Servicer’s responsibilities, rights, duties and obligations as Master Servicer (but not in any other capacity, it being specifically understood that the Administrative Agent shall not assume any of the obligations of Master Servicer set forth in Section 12.02) under this Transfer Agreement (and except that the Administrative Agent makes no representations and warranties pursuant to Section 7.06), (b) may terminate any Sub-Servicer, and (c) may at any time appoint a successor servicer to any or all Servicers that shall be acceptable to the Administrative Agent and shall succeed to all rights and assume all of the responsibilities, duties and liabilities of such Servicer or all Servicers under this Transfer Agreement (the Administrative Agent, in such capacity, or such successor servicer being referred to as the “Successor Servicer”); provided that the Successor Servicer shall have no responsibility for any actions of any Servicer prior to the date of its appointment or assumption of duties as Successor Servicer. In selecting a Successor Servicer, the Administrative Agent may obtain bids from any potential Successor Servicer and may agree to any bid it deems appropriate. The Successor Servicer shall accept its appointment by executing, acknowledging and delivering to the Administrative Agent an instrument in form and substance acceptable to the Administrative Agent.

Section 11.03.  Duties of the Master Servicer. Master Servicer covenants and agrees that, following the appointment of, or assumption of duties by, a Successor Servicer, Master Servicer shall terminate its activities as Master Servicer hereunder in a manner that facilitates the transfer of servicing duties to the Successor Servicer and is otherwise reasonably acceptable to each Purchaser and the Administrative Agent and, without limiting the generality of the foregoing, shall timely deliver (i) any funds to the Administrative Agent that were required to be remitted to the Administrative Agent for deposit in the Collection Account and (ii) all Servicing Records and other information with respect to the Transferred Receivables to the Successor Servicer at a place selected by the Successor Servicer. Master Servicer shall account for all funds and shall execute and deliver such instruments and do such other things as may be required to vest and confirm in the Successor Servicer all rights, powers, duties, responsibilities, obligations and liabilities of Master Servicer.

Section 11.04.  Effect of Termination or Resignation. Any termination of or resignation by Master Servicer hereunder shall not affect any claims that MRFC, the Purchasers, or the Administrative Agent may have against Master Servicer for events or actions taken or not taken by Master Servicer arising prior to any such termination or resignation.

ARTICLE XII.

INDEMNIFICATION

Section 12.01.	Indemnities by MRFC.

(a)        Without limiting any other rights that the Purchasers, the Agents, or any of their respective officers, directors, employees, attorneys, agents or representatives (each, an “Indemnified Person”) may have hereunder or under applicable law, MRFC hereby agrees to indemnify and hold harmless each Indemnified Person from and against any and all Indemnified Amounts arising out of or resulting from the transactions contemplated under this Transfer Agreement or under any other Related Document or any actions or failures to act in connection therewith, including any and all reasonable legal costs and expenses arising out of or incurred in connection with disputes between or among any parties to any of the Related Documents; provided that MRFC shall not be liable for any indemnification to a Indemnified Person to the extent that any such Indemnified Amount (x) results from (i) with respect to any Indemnified Person, such Indemnified Person’s gross negligence or (ii) with respect to any Indemnified Person, such Indemnified Person’s willful misconduct, in each case as finally determined by a court of competent jurisdiction, (y) constitutes recourse for uncollectible or uncollected Transferred Receivables or (z) constitutes taxes (other than Indemnified Taxes). Without limiting the generality of the foregoing, MRFC shall pay within five (5) Business Days after demand therefor to each Indemnified Person any and all Indemnified Amounts relating to or resulting from:

(i)     reliance on any representation or warranty made or deemed made by MRFC (or any of its officers) under or in connection with this Transfer Agreement or any other Related Document to which it is a party or on any other information delivered by MRFC pursuant hereto or thereto that shall have been incorrect in any respect when made or deemed made or delivered;

(ii)    the failure by MRFC to comply with any term, provision or covenant contained in this Transfer Agreement, any other Related Document or any agreement executed in connection herewith or therewith to which it is a party, any applicable law, rule or regulation with respect to any Transferred Receivable or the Contract therefor, or the nonconformity of any Transferred Receivable or the Contract therefor with any such applicable law, rule or regulation; or

(iii)   (1) the failure to vest and maintain vested in MRFC or the Purchasers valid and properly perfected title to and sole record and beneficial ownership of the Receivables that constitute Transferred Receivables, together with all Collections in respect thereof, free and clear of any Adverse Claim (other than Permitted Originator Encumbrances or Permitted MRFC Encumbrances, as the case may be), (2) the failure to maintain or transfer to the Purchasers a first, priority, perfected Lien in the MRFC Collateral (subject to Permitted MRFC Encumbrances) and (3) the failure to maintain or transfer to the Administrative Agent a first priority, perfected Lien therein (subject to Permitted MRFC Encumbrances);

(iv)   any dispute, claim, offset or defense of any Obligor (other than its discharge in bankruptcy) to the payment of any Transferred Receivable that is the subject of a Purchase hereunder (including a defense based on such Receivable or the Contract therefor not being a legal, valid and binding obligation of such Obligor enforceable against it in accordance with its terms), or any other claim resulting from the sale of the merchandise, if any, or services giving rise to such Receivable or the furnishing of or failure to furnish such merchandise, if any, or services or relating to collection activities with respect to such Receivable (if such collection activities were performed by any of its Affiliates acting as Servicer);

(v)    any products liability claim or other claim arising out of or in connection with merchandise or services that are the subject of any Contract with respect to any Transferred Receivable;

(vi)   the commingling of Collections with respect to Transferred Receivables by MRFC at any time with its other funds or the funds of any other Person;

(vii)  any failure by MRFC to cause the filing of, or any delay in filing, financing statements or other similar instruments or documents under the UCC of any applicable jurisdiction or any other applicable laws with respect to any Transferred Receivable that is the subject of a Purchase hereunder, whether at the time of any such Purchase or at any subsequent time; or

(viii) any failure of a Bank to comply with the terms of the applicable Account Control Agreement (other than a failure by a Bank to make a payment on a Business Day to the Administrative Agent by the hour deadline specified in an Account Control Agreement provided that such Bank does make such payment to the Administrative Agent by the close of business on such Business Day).

(b)        Any Indemnified Amounts subject to the indemnification provisions of this Section 12.01 not paid in accordance with Article VI shall be paid by MRFC to the applicable Indemnified Person within five Business Days following demand therefor.

Section 12.02.	Indemnities by the Master Servicer.

(a)        Without limiting any other rights that an Indemnified Person may have hereunder or under applicable law, Master Servicer hereby agrees to indemnify and hold harm less each Indemnified Person from and against any and all Indemnified Amounts arising out of or resulting from any breach by Master Servicer of its obligations hereunder or under any other Related Document; provided that Master Servicer shall not be liable for any indemnification to an Indemnified Person to the extent that any such Indemnified Amount (x) results solely from (i) with respect to any Indemnified Person, such Indemnified Person’s gross negligence or (ii) with respect to any Indemnified Person, such Indemnified Person’s willful misconduct, in each case as finally determined by a court of competent jurisdiction, or (y) constitutes recourse for uncollectible or uncollected Transferred Receivables. Without limiting the generality of the foregoing, Master Servicer shall pay within five (5) Business Days after demand therefor to each Indemnified Person any and all Indemnified Amounts relating to or resulting from:

(i)     reliance on any representation or warranty made or deemed made by Master Servicer (or any of its officers) under or in connection with this Transfer Agreement or any other Related Document to which it is a party or on any other information delivered by Master Servicer pursuant hereto or thereto that shall have been incorrect in any respect when made or deemed made or delivered;

(ii)    the failure by Master Servicer to comply with any term, provision or covenant contained in this Transfer Agreement, any other Related Document or any agreement executed in connection herewith or therewith, any applicable law, rule or regulation with respect to any Transferred Receivable or the Contract therefor, or the nonconformity of any Transferred Receivable or the Contract therefor with any such applicable law, rule or regulation;

(iii)   the imposition of any Adverse Claim with respect to any Transferred Receivable or the MRFC Collateral as a result of any action taken by any Servicer; or

(iv)   the commingling of Collections with respect to Transferred Receivables by Master Servicer at any time with its other funds or the funds of any other Person.

(b)        Any Indemnified Amounts subject to the indemnification provisions of this Section 12.02 not paid in accordance with Article VI shall be paid by Master Servicer to the applicable Indemnified Person within five Business Days following demand therefor.

Section 12.03.  Limitation of Damages; Indemnified Persons. NO INDEMNIFIED PERSON SHALL BE RESPONSIBLE OR LIABLE TO ANY OTHER PARTY TO THIS TRANSFER AGREEMENT OR ANY OTHER RELATED DOCUMENT, ANY SUCCESSOR, ASSIGNEE OR THIRD PARTY BENEFICIARY OF SUCH PERSON OR ANY OTHER PERSON ASSERTING CLAIMS DERIVATIVELY THROUGH SUCH PARTY, FOR INDIRECT, PUNITIVE, EXEMPLARY OR CONSEQUENTIAL DAMAGES THAT MAY BE ALLEGED AS A RESULT OF ANY TRANSACTION CONTEMPLATED HEREUNDER OR THEREUNDER.

ARTICLE XIII.

AGENTS

Section 13.01.  Authorization and Action. Each Purchaser hereby irrevocably appoints GE Capital as the Administrative Agent, to take such action and carry out such functions under this Transfer Agreement as are authorized to be performed by the Administrative Agent pursuant to the terms of this Transfer Agreement or any other Related Document or otherwise contemplated hereby or thereby or are reasonably incidental thereto; provided that the duties of the Administrative Agent hereunder shall be determined solely by the express provisions of this Transfer Agreement, and, other than the duties set forth in Section 13.02, any permissive right of the Administrative Agent hereunder shall not be construed as a duty.

Section 13.02.	Reliance.

(a)        None of the Administrative Agent, any of its Affiliates or any of their respective directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by any of them in such capacity under or in connection with this Transfer Agreement or the other Related Documents, except for damages to the extent caused by its or their own gross negligence or willful misconduct as finally determined by a court of competent jurisdiction. Without limiting the generality of the foregoing, and notwithstanding any term or provision hereof to the contrary, MRFC, the Servicer, and the Purchasers hereby acknowledge and agree that the Administrative Agent (i) acts as agent hereunder for the Purchasers and has no duties or obligations to, shall incur no liabilities or obligations to, and does not act as an agent in any capacity for, MRFC (other than, with respect to the Administrative Agent, under the Power of Attorney with respect to remedial actions), any Servicer or any Originator, and has no duties and obligations other than as set forth expressly herein, (ii) may consult with legal counsel, independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts, (iii) makes no representation or warranty hereunder to any Affected Party and shall not be responsible to any such Person for any statements, representations or warranties made in or in connection with this Transfer Agreement or the other Related Documents, (iv) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Transfer Agreement, or the other Related Documents on the part of MRFC, any Servicer, or any Purchaser or to inspect the property (including the books and records) of MRFC, any Servicer, or any Purchaser, (v) shall not be responsible to MRFC, any Servicer, or any Purchaser for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Transfer Agreement or the other Related Documents or any other instrument or document furnished pursuant hereto or thereto, (vi) shall incur no liability under or in respect of this Transfer Agreement or the other Related Documents by acting upon any notice, consent, certificate or other instrument or writing believed by it in good faith to be genuine and signed, sent or communicated by the proper party or parties and (vii) shall not be bound to make any investigation into the facts or matters stated in any notice or other communication hereunder and may rely on the accuracy of such facts or matters.

(b)        Unless otherwise specified in particular provisions of this Transfer Agreement, the Administrative Agent shall in all cases be fully justified in failing or refusing to take any action under any Related Document unless it shall first receive such advice or concurrence of all or any of the Purchasers, and assurance of its indemnification, as it deems appropriate. Unless otherwise specified in particular provisions of this Transfer Agreement, the Admin istrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under and as permitted by this Transfer Agreement in accordance with the request of the Requisite Purchasers, and such request and any action taken or failure to act pursuant thereto shall be binding upon all Purchasers and the Administrative Agent.

Section 13.03.  Notice of Termination Events. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Termination Event or Potential Termination Event unless such Person has received notice from any Purchaser, any Servicer or MRFC stating that a Termination Event or Potential Termination Event has occurred hereunder and describing such Termination Event or Potential Termination Event. In the event that the Administrative Agent receives a notice, it shall promptly give notice thereof to each Purchaser. In the event that a Purchaser receives such a notice (other than from the Administrative Agent), it shall promptly given notice thereof to the Administrative Agent. The Administrative Agent shall (a) to the extent so directed in writing by the Requisite Purchasers upon the occurrence and during the continuation of a Termination Event, declare the Facility Termination Date to have occurred, and (b) take such other action concerning a Termination Event or Potential Termination Event as may be directed by the Requisite Purchasers, but until the Administrative Agent receives such direction, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, as the Administrative Agent deems advisable and in the best interests of the Purchasers.

Section 13.04.  Nonreliance on Administrative Agent, Other Purchasers. Each Purchaser expressly acknowledges that none of the Administrative Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates has made any representations or warranties to it and that no act by the Administrative Agent hereafter taken, including any review of the affairs of MRFC, any Servicer or any Originator shall be deemed to constitute any representation or warranty by the Administrative Agent to it. Each Purchaser represents and warrants to the Administrative Agent that, independently and without reliance upon the Administrative Agent or any other Purchaser and based on such documents and information as it has deemed appropriate, it has made and will continue to make its own appraisal of and investigation into the business, operations, property, prospects, financial and other conditions and creditworthiness of MRFC, the Servicers, the Originators, and the Receivables and its own decision to enter into this Transfer Agreement and to take, or omit, action under any Related Document.

Section 13.05.  Indemnification. Each Purchaser hereby agrees to indemnify and hold harmless each of the Agents (solely in their capacity as Agents) and each of their officers, directors, employees, attorneys, agents or representatives (to the extent such amounts are not reimbursed by MRFC, any Servicer or any Originator, and without limiting the obligations of MRFC, any Servicer or any Originator to do so), ratably, in accordance with its Pro Rata Share, from and against any and all Indemnified Amounts (including amounts payable under Section 14.04) arising out of or resulting from any transactions contemplated under this Transfer Agreement or under any other Related Document or any actions or failures to act in connection therewith, including any and all reasonable legal costs and expenses arising out of or incurred in connection with disputes between or among any parties to any of the Related Documents; provided that the Purchasers shall not be liable for any indemnification to any such Person to the extent that any such Indemnified Amount results solely from such Person’s gross negligence or willful misconduct as finally determined by a court of competent jurisdiction.

Section 13.06.  Successor Administrative Agents. The Administrative Agent may, upon thirty days notice to MRFC and each Purchaser, resign as Administrative Agent. Such resignation shall not become effective until a successor agent is appointed by the Requisite Purchasers (with the approval of MRFC, not to be unreasonably withheld, but such approval shall not be required if any Potential Termination Event or Termination Event has occurred and is continuing) and has accepted such appointment. Upon such acceptance of its appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall succeed to and become vested with all the rights and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under the Related Documents. After any retiring Administrative Agent’s resignation hereunder, the provisions of Article XII and Article XIII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Administrative Agent.

Section 13.07.  GE Capital and Affiliates. GE Capital and its Affiliates may generally engage in any kind of business with any Obligor, any Originator, MRFC, any Servicer, the Administrative Agent, or any Purchaser, any of their respective Affiliates and any Person who may do business with or own securities of such Persons or any of their respective Affiliates, all as if GE Capital were not the Administrative Agent and without the duty to account therefor to any Obligor, any Originator, MRFC, any Servicer, the Administrative Agent, any Purchaser or any other Person.

Section 13.08.  Co-Documentation Agents and Co-Syndication Agents. Each Purchaser hereby appoints each of Bank of America and Wells Fargo Foothill to be a Co-Syndication Agent and each of UBS and U.S. Bank to be a Co- Documentation Agent. To the extent any Purchaser is identified in this Transfer Agreement as a Co-Documentation Agent or a Co-Syndication Agent, such Purchaser shall not have any obligations, liabilities, responsibilities or duties under this Transfer Agreement or any other Related Document other than those applicable to all Purchasers in their individual capacities as such. Without limiting the foregoing, none of such Purchasers shall have or be deemed to have a fiduciary relationship with any other Purchaser or other Person as a result of such Purchaser’s appointment hereunder as a Co-Documentation Agent or a Co-Syndication Agent. Also without limiting the generality of the foregoing, GECC Capital Markets Group, Inc. shall have not have any obligations, liabilities, responsibilities or duties under this Agreement or any of the Related Documents whether as a Purchaser or otherwise.

ARTICLE XIV.

MISCELLANEOUS

Section 14.01.  Notices. Except as otherwise provided herein, whenever it is provided herein that any notice, demand, request, consent, approval, declaration or other communi cation shall or may be given to or served upon any of the parties by any other parties, or whenever any of the parties desires to give or serve upon any other parties any communication with respect to this Transfer Agreement, each such notice, demand, request, consent, approval, declaration or other communication shall be in writing and shall be deemed to have been validly served, given or delivered (a) upon the earlier of actual receipt and three Business Days after deposit in the United States Mail, registered or certified mail, return receipt requested, with proper postage prepaid, (b) upon transmission, when sent by facsimile (with such facsimile promptly confirmed by delivery of a copy by personal delivery or United States Mail as otherwise provided in this Section 14.01), (c) one Business Day after deposit with a reputable overnight courier (which shall include Federal Express, United Parcel Service or United States Mail (overnight delivery service)) with all charges prepaid or (d) when delivered, if hand-delivered by messenger, all of which shall be addressed to the party to be notified and sent to the address or facsimile number set forth under its name on the signature page hereof or to such other address (or facsimile number) as may be substituted by notice given as herein provided. The giving of any notice required hereunder may be waived in writing by the party entitled to receive such notice. Failure or delay in delivering copies of any notice, demand, request, consent, approval, declaration or other communication to any Person (other than the Purchasers and the Administrative Agent) designated in any written notice provided hereunder to receive copies shall in no way adversely affect the effectiveness of such notice, demand, request, consent, approval, declaration or other communication. Notwithstanding the foregoing, whenever it is provided herein that a notice is to be given to any other party hereto by a specific time, such notice shall only be effective if actually received by such party prior to such time, and if such notice is received after such time or on a day other than a Business Day, such notice shall only be effective on the immediately succeeding Business Day.

Section 14.02.	Binding Effect; Assignability.

(a)        General. This Transfer Agreement shall be binding upon and inure to the benefit of MRFC, the Servicers, the Purchasers and the Administrative Agent and their respective successors and permitted assigns. Neither MRFC nor any Servicer may assign, transfer, hypothecate or otherwise convey any of their respective rights or obligations hereunder or interests herein without the express prior written consent of the Purchasers and the Administrative Agent shall have been satisfied with respect to any such assignment. Any such purported assignment, transfer, hypothecation or other conveyance by MRFC or any Servicer without the prior express written consent of the Purchasers and the Administrative Agent shall be void.

(b)	Assignments by the Purchasers.

(i)     Any Purchaser may, at any time, assign any of its rights and obligations hereunder or interests herein to any Person pursuant to an Assignment Agreement substantially in the form of Exhibit 14.02(b) hereto (each, an “Assignment Agreement”) with any changes as have been approved by the parties thereto; provided that (A) any assignment shall be an assignment of an identical percentage of the assignor Purchaser’s Capital Investment and its Commitment hereunder; (B) any assignment shall not be less than the lesser of $5,000,000 or 100% of the assignor Purchaser’s Capital Investment and Commitment hereunder; (C) so long as no Termination Event has occurred and is then continuing, such assignment is subject to the prior writ ten consent of MRFC as to the assignee Purchaser (which consent will not be unreasonably withheld or delayed and which consent rights shall not apply if such assignee Purchaser is a Purchaser or an Affiliate of any Purchaser); (D) the at all times, such assignment is subject to the prior written consent of the Administrative Agent (not to be unreasonably withheld or delayed if the assignment is to a Qualified Assignee), and (E) such assignment includes a payment to the Administrative Agent of an assignment fee of $3,500. Any such assignee Purchaser may further assign at any time its rights and obligations hereunder or interests herein (including any rights it may have in and to the Purchaser Interests and the MRFC Collateral and any rights it may have to exercise remedies hereunder), in each case without the consent of the Originator or the Servicers but subject to the requirements of this Transfer Agreement. Upon execution and delivery to the Administrative Agent of the Assignment Agreement, and payment by the assignee Purchaser to the assignor Purchaser of the agreed purchase price, if any, to the extent of such assignment such assignor Purchaser shall be released from its future obligations hereunder and, as applicable, under the relevant Related Documents, and such assignee Purchaser shall for all purposes be a Purchaser, as applicable, and shall have all the rights and obligations of such a Purchaser hereunder to the same extent as if it were an original party hereto. MRFC acknowledges and agrees that, upon any such assignment, the assignee Purchaser thereof may enforce directly, without joinder of any Purchaser, all of the obligations of MRFC hereunder. Any Assignment Agreement shall be an amendment hereof only to the extent necessary to reflect the addition of the assignee Purchaser as a Purchaser, any resulting adjustment of the assignor Purchaser’s Commitment and Capital Investment, as applicable, and any terms specific to such assignee Purchaser as set forth on Schedule I to the Assignment Agreement.

(ii)    If any Purchaser shall petition MRFC for any amounts under Section 2.10 (as used in this Section, a “replaced Purchaser”), at MRFC’s request, the Administrative Agent may designate a replacement financial institution (as used in this Section, a “replacement Purchaser”), to which such replaced Purchaser shall, subject to its receipt of an amount equal to the aggregate outstanding principal balance of its Capital Investment and accrued and unpaid Daily Yield thereon and its receipt of all amounts claimed under Section 2.10 promptly assign all of its rights, obligations and Commitment hereunder, together with all of its right, title and interest in, to, and under the Purchaser Interest allocable to it, to the replacement Purchaser in accordance with Section 14.02(b)(i) above.

Section 14.03.  Termination; Survival of MRFC Secured Obligations Upon Facility Termination Date.

(a)        This Transfer Agreement shall create and constitute the continuing obligations of the parties hereto in accordance with its terms, and shall remain in full force and effect until the Termination Date.

(b)        Except as otherwise expressly provided herein or in any other Related Document, no termination or cancellation (regardless of cause or procedure) of any commitment made by any Affected Party under this Transfer Agreement shall in any way affect or impair the obligations, duties and liabilities of MRFC or the rights of any Affected Party relating to any unpaid portion of the MRFC Secured Obligations, due or not due, liquidated, contingent or unliquidated or any transaction or event occurring prior to such termination, or any transaction or event, the performance of which is required after the Facility Termination Date. Except as otherwise expressly provided herein or in any other Related Document, all undertakings, agreements, covenants, warranties and representations of or binding upon MRFC or any Servicer, and all rights of any Affected Party hereunder, all as contained in the Related Documents, shall not terminate or expire, but rather shall survive any such termination or cancellation and shall continue in full force and effect until the Termination Date; provided that the rights and remedies provided for herein with respect to any breach of any representation or warranty made by MRFC or Master Servicer pursuant to Article IV, the indemnification and payment provisions of Article XII and Sections 14.04, and 14.05 shall be continuing and shall survive the Termination Date.

Section 14.04.  Costs, Expenses and Taxes.

(a)        MRFC shall reimburse the Administrative Agent for all reasonable out-of-pocket expenses incurred by it in connection with the negotiation and preparation of this Transfer Agreement and the other Related Documents (including the reasonable fees and expenses of all of its special counsel, advisors, consultants and auditors retained in connection with the transactions contemplated thereby and advice in connection therewith). MRFC shall reimburse the Administrative Agent (and, solely with respect to clauses (iii), (iv) and (v) below, the Purchasers) for all fees, costs and expenses, including the reasonable fees, costs and expenses of counsel or other advisors (including environmental and management consultants and appraisers) for advice, assistance, or other representation in connection with:

(i)     the forwarding to MRFC or any other Person on behalf of MRFC by any Purchaser of any payments for Purchases made by it hereunder;

(ii)    any amendment, modification or waiver of, consent with respect to, or termination of this Transfer Agreement or any of the other Related Documents or advice in connection with the administration thereof or their respective rights hereunder or thereunder;

(iii)   any Litigation, contest or dispute (whether instituted by MRFC, any Purchaser, the Administrative Agent or any other Person as a party, witness, or otherwise) in any way relating to the MRFC Collateral, any of the Related Documents or any other agreement to be executed or delivered in connection herewith or therewith, including any Litigation, contest, dispute, suit, case, proceeding or action, and any appeal or review thereof, in connection with a case commenced by or against MRFC or any other Person that may be obligated to the Purchasers or the Administrative Agent by virtue of the Related Documents, including any such Litigation, contest, dispute, suit, proceeding or action arising in connection with any work-out or restructuring of the transactions contemplated hereby during the pendency of one or more Termination Events;

(iv)   any attempt to enforce any remedies of the any Purchaser or the Administrative Agent against MRFC or any other Person that may be obligated to them by virtue of any of the Related Documents, including any such attempt to enforce any such remedies in the course of any work-out or restructuring of the transactions contemplated hereby during the pendency of one or more Termination Events;

(v)    any work-out or restructuring of the transactions contemplated hereby during the pendency of one or more Termination Events; and

(vi)   efforts to (A) monitor the Purchases or any of the MRFC Secured Obligations, (B) evaluate, observe or assess the Originators, MRFC or any Servicer or their respective affairs, and (C) verify, protect, evaluate, assess, appraise, collect, sell, liquidate or otherwise dispose of any of the MRFC Collateral;

including all attorneys’ and other professional and service providers’ fees arising from such services, including those in connection with any appellate proceedings, and all expenses, costs, charges and other fees incurred by such counsel and others in connection with or relating to any of the events or actions described in this Section 14.04, all of which shall be payable, on demand, by MRFC to the applicable Purchaser or the Administrative Agent, as applicable. Without limiting the generality of the foregoing, such expenses, costs, charges and fees may include: fees, costs and expenses of accountants, environmental advisors, appraisers, investment bankers, management and other consultants and paralegals; court costs and expenses; photocopying and duplication expenses; court reporter fees, costs and expenses; long distance telephone charges; air express charges; telegram or facsimile charges; secretarial overtime charges; and expenses for travel, lodging and food paid or incurred in connection with the performance of such legal or other advisory services.

(b)        In addition, MRFC shall pay on demand any and all stamp, sales, excise and other taxes (excluding income taxes) and fees payable or determined to be payable in connection with the execution, delivery, filing or recording of this Transfer Agreement or any other Related Document, and MRFC agrees to indemnify and save each Indemnified Person harmless from and against any and all liabilities with respect to or resulting from any delay or failure to pay such taxes and fees.

Section 14.05.	Confidentiality.

(a)        Except to the extent otherwise required by applicable law, as required to be filed publicly with the Securities and Exchange Commission or other Governmental Authority, or unless the Administrative Agent shall otherwise consent in writing (which consent may not be unreasonably withheld), MRFC and the Master Servicer each agrees to maintain the confidentiality of this Transfer Agreement and the Related Documents (and all drafts hereof and documents ancillary hereto) in its communications with third parties other than any Affected Party or any Indemnified Person and otherwise and not to disclose, deliver or otherwise make available to any third party (other than its directors, officers, employees, accountants or counsel) the original or any copy of all or any part of this Transfer Agreement (or any draft hereof and documents ancillary hereto) except to an Affected Party or an Indemnified Person.

(b)        MRFC and Master Servicer each agrees that it shall not (and shall not permit any of its Subsidiaries to) issue any news release or make any public announcement pertaining to the transactions contemplated by this Transfer Agreement and the other Related Documents without the prior written consent of the Purchasers and the Administrative Agent (which consent shall not be unreasonably withheld) unless such news release or public an nouncement is required by law, in which case MRFC or Master Servicer, as applicable, shall consult with the Purchasers and the Administrative Agent prior to the issuance of such news release or public announcement. MRFC may, however, disclose the general terms of the transactions contemplated by this Transfer Agreement and the other Related Documents to trade creditors, suppliers and other similarly situated Persons so long as such disclosure is not in the form of a news release or public announcement.

Section 14.06.	Complete Agreement; Modification of Agreement.

(a)        This Transfer Agreement and the other Related Documents constitute the complete agreement among the parties hereto with respect to the subject matter here of and thereof, supersede the Existing Transfer Agreement and all other prior agreements and understandings relating to the subject matter hereof and thereof; provided, however, that nothing contained in this Transfer Agreement shall constitute a novation of, or impair or limit any ownership or security interests heretofore transferred or granted by MRFC under any of the Existing Transfer Agreement. This Transfer Agreement and the other Related Documents may not be modified, altered or amended except as set forth in this Section 14.06 and Section 14.07.

(b)        No amendment, modification, termination or waiver of any provision of this Transfer Agreement or any of the other Related Documents, or any consent to any departure by MRFC or the Master Servicer therefrom, shall in any event be effective unless the same shall be in writing and signed by the Requisite Purchasers, the Administrative Agent, MRFC and the Master Servicer; provided that that no such amendment, modification, termination or waiver shall, without the consent of each affected Purchaser, (i) increase the Maximum Purchase Limit (which shall be deemed to affect all Purchasers) other than in accordance with Section 2.02(d), (ii) extend the Final Purchase Date, the Facility Termination Date, or the required date of payment on or deposit into the Collection Account of Collections by MRFC or Master Servicer, (iii) reduce the rate or extend the payment of Daily Yield or Unused Commitment Fee, (iv) change the amount of Capital Investment of any Purchaser (except as contemplated by Section 2.03(c)), any Purchaser’s Pro Rata Share of the Purchaser Interests or any Purchaser’s Commitment, (v) amend, modify or waive any provision of the definition of “Requisite Purchasers” or this Section 14.06, (vi) change the definition of “Availability”, “Concentration Discount Amount”, “Eligible Receivable”, “Investment Base”, “Dynamic Advance Rate”, “Reserve”, or “Special Limit” if the effect of such change is to increase the amount of the Investment Base, (vii) amend or modify any provision of Section 2.02(d) or Section 6.04, (viii) release any material portion of the Transferred Receivables or MRFC from the Purchaser Interest or any Liens of the Administrative Agent or the Purchasers under any Related Document except in accordance with the terms and conditions of such Related Document, or (ix) amend or modify any defined term (or any defined term used directly or indirectly in any such defined term) used in clauses (i) through (viii) above in any manner that would circumvent the intention of the restrictions set forth in such clauses. Notwithstanding any provision of this Section 14.06 to the contrary, any increase of the Maximum Purchase Limit by way of an Accordion Activation pursuant to Section 2.02(d) shall require only the consent of those Existing Purchasers opting to increase their Commitments pursuant to the terms and conditions of Section 2.02(d) as well as the agreement of any Additional Purchasers needed in order to permit all conditions to such Accordion Activation to be fulfilled and nothing in this Agreement shall be deemed to require, as a condition to the effectiveness of any Accordion Activation, the consent of any Existing Purchaser not opting to increase its Commitment pursuant to the Accordion Activation.

(c)        MRFC may, pursuant to Section 2.02(d) and otherwise with the written consent of the Administrative Agent and each Purchaser, add additional Persons as Purchasers (each, an “Additional Purchaser”) and increase the Maximum Purchase Limit by the amount of the Commitment of such Additional Purchaser. Each Additional Purchaser shall become a party hereto by executing and delivering to the Administrative Agent and to MRFC an Additional Purchaser Supplement substantially in the form of Exhibit 14.06(c) hereto (each, an “Additional Purchaser Supplement”) with any changes as have been approved by the parties thereto and the Administrative Agent. At such time, the Additional Purchaser shall for all purposes be a Purchaser hereunder and shall have all the rights and obligations of such a Purchaser hereunder to the same extent as if it were an original party hereto. Any Additional Purchaser Supplement shall be an amendment hereof only to the extent necessary to reflect the addition of an Additional Purchaser and any increase to the Maximum Purchase Limit associated with such Additional Purchaser Supplement.

(d)        If, in connection with any proposed amendment, modification, waiver or termination (a “Proposed Change”):

(i)     requiring the consent of all affected Purchasers, the consent of Requisite Purchasers is obtained, but the consent of other Purchasers whose consent is required is not obtained (any such Purchasers whose consent is not obtained as described in this clause (i) and in clauses (ii), (iii) and (iv) below being referred to as a “Non-Consenting Purchaser”); or

(ii)    requiring the consent of Requisite Purchasers, the consent of Purchasers holding 51% or more of the aggregate Commitments is obtained, but the consent of Requisite Purchasers is not obtained,

then, so long as Administrative Agent is not a Non-Consenting Purchasers, at MRFC’s request, Administrative Agent or a Person reasonably acceptable to Administrative Agent shall have the right with Administrative Agent’s consent and in Administrative Agent’s sole discretion (but shall have no obligation) to purchase from such Non-Consenting Purchasers, and such Non-Consenting Purchasers agree that they shall, upon Administrative Agent’s request, sell and assign to Administrative Agent or such Person, all of the Commitments of such Non-Consenting Purchasers for an amount equal to the principal balance of all Capital Investment of the Non-Consenting Purchasers and all accrued interest and fees with respect thereto through the date of sale, such purchase and sale to be consummated pursuant to an executed Assignment Agreement.

Section 14.07.  No Waiver; Remedies. The failure by any Purchaser or the Administrative Agent, at any time or times, to require strict performance by MRFC or Master Servicer of any provision of this Transfer Agreement or any Purchase Assignment shall not waive, affect or diminish any right of any Purchaser or the Administrative Agent thereafter to demand strict compliance and performance herewith or therewith. Any suspension or waiver of any breach or default hereunder shall not suspend, waive or affect any other breach or default whether the same is prior or subsequent thereto and whether the same or of a different type. None of the undertakings, agreements, warranties, covenants and representations of MRFC or Master Servicer contained in this Transfer Agreement or any Purchase Assignment, and no breach or default by MRFC or Master Servicer hereunder or thereunder, shall be deemed to have been suspended or waived by any Purchaser or the Administrative Agent unless such waiver or suspension is by an instrument that is executed and delivered in accordance with Section 14.06 hereof and is directed to MRFC or Master Servicer, as applicable, specifying such suspension or waiver. The rights and remedies of each Purchaser and the Administrative Agent under this Transfer Agreement shall be cumulative and nonexclusive of any other rights and remedies that any Purchaser and the Administrative Agent may have under any other agreement, including the other Related Documents, by operation of law or otherwise. Recourse to the MRFC Collateral shall not be required.

Section 14.08.  GOVERNING LAW; CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL.

(a)        THIS TRANSFER AGREEMENT AND EACH OTHER RELATED DOCUMENT (EXCEPT TO THE EXTENT THAT ANY RELATED DOCUMENT EXPRESSLY PROVIDES TO THE CONTRARY) AND THE OBLIGATIONS ARISING HEREUNDER AND THEREUNDER SHALL IN ALL RESPECTS, INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (INCLUDING SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAWS BUT OTHERWISE WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES) EXCEPT TO THE EXTENT THAT THE PERFECTION, EFFECT OF PERFECTION OR PRIORITY OF THE INTERESTS OF THE ADMINISTRATIVE AGENT IN THE RECEIVABLES OR REMEDIES HEREUNDER OR THEREUNDER, IN RESPECT THEREOF, ARE GOVERNED BY THE LAWS OF A JURISDICTION OTHER THAN THE STATE OF NEW YORK, AND ANY APPLICABLE LAWS OF THE UNITED STATES OF AMERICA.

(b)        EACH PARTY HERETO HEREBY CONSENTS AND AGREES THAT THE STATE OR FEDERAL COURTS LOCATED IN THE BOROUGH OF MANHATTAN IN NEW YORK CITY SHALL HAVE EXCLUSIVE JURISDICTION TO HEAR AND DETERMINE ANY CLAIMS OR DISPUTES BETWEEN THEM PERTAINING TO THIS TRANSFER AGREEMENT OR TO ANY MATTER ARISING OUT OF OR RELATING TO THIS TRANSFER AGREEMENT OR ANY OTHER RELATED DOCUMENT; PROVIDED THAT EACH PARTY HERETO ACKNOWLEDGES THAT ANY APPEAL FROM THOSE COURTS MAY HAVE TO BE HEARD BY A COURT LOCATED OUTSIDE OF THE BOROUGH OF MANHATTAN IN NEW YORK CITY; PROVIDED, FURTHER, THAT NOTHING IN THIS TRANSFER AGREEMENT SHALL BE DEEMED OR OPERATE TO PRECLUDE ANY PURCHASER OR THE ADMINISTRATIVE AGENT FROM BRINGING SUIT OR TAKING OTHER LEGAL ACTION IN ANY OTHER JURISDICTION TO REALIZE ON THE MRFC COLLATERAL OR ANY OTHER SECURITY FOR THE MRFC SECURED OBLIGATIONS, OR TO ENFORCE A JUDGMENT OR OTHER COURT ORDER IN FAVOR OF ANY PURCHASER OR

THE ADMINISTRATIVE AGENT. EACH PARTY HERETO SUBMITS AND CONSENTS IN ADVANCE TO SUCH JURISDICTION IN ANY ACTION OR SUIT COMMENCED IN ANY SUCH COURT, AND EACH PARTY HERETO HEREBY WAIVES ANY OBJECTION THAT SUCH PARTY MAY HAVE BASED UPON LACK OF PERSONAL JURISDICTION, IMPROPER VENUE OR FORUM NON CONVENIENS AND HEREBY CONSENTS TO THE GRANTING OF SUCH LEGAL OR EQUITABLE RELIEF AS IS DEEMED APPROPRIATE BY SUCH COURT. EACH PARTY HERETO HEREBY WAIVES PERSONAL SERVICE OF THE SUMMONS, COMPLAINT AND OTHER PROCESS ISSUED IN ANY SUCH ACTION OR SUIT AND AGREES THAT SERVICE OF SUCH SUMMONS, COMPLAINT AND OTHER PROCESS MAY BE MADE BY REGISTERED OR CERTIFIED MAIL ADDRESSED TO SUCH PARTY AT THE ADDRESS SET FORTH BENEATH ITS NAME ON THE SIGNATURE PAGES HEREOF AND THAT SERVICE SO MADE SHALL BE DEEMED COMPLETED UPON THE EARLIER OF SUCH PARTY’S ACTUAL RECEIPT THEREOF OR THREE BUSINESS DAYS AFTER DEPOSIT IN THE UNITED STATES MAIL, PROPER POSTAGE PREPAID. NOTHING IN THIS SECTION SHALL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

(c)        BECAUSE DISPUTES ARISING IN CONNECTION WITH COMPLEX FINANCIAL TRANSACTIONS ARE MOST QUICKLY AND ECONOMICALLY RESOLVED BY AN EXPERIENCED AND EXPERT PERSON AND THE PARTIES WISH APPLICABLE STATE AND FEDERAL LAWS TO APPLY (RATHER THAN ARBITRATION RULES), THE PARTIES DESIRE THAT THEIR DISPUTES BE RESOLVED BY A JUDGE APPLYING SUCH APPLICABLE LAWS. THEREFORE, TO ACHIEVE THE BEST COMBINATION OF THE BENEFITS OF THE JUDICIAL SYSTEM AND OF ARBITRATION, THE PARTIES HERETO WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, OR PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, ARISING OUT OF, CONNECTED WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED AMONG THEM IN CONNECTION WITH THIS TRANSFER AGREEMENT OR ANY OTHER RELATED DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

Section 14.09.  Counterparts. This Transfer Agreement may be executed in any number of separate counterparts, each of which shall collectively and separately constitute one agreement.

Section 14.10.  Severability. Wherever possible, each provision of this Transfer Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Transfer Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Transfer Agreement.

Section 14.11.  Section Titles. The section titles and table of contents contained in this Transfer Agreement are and shall be without substantive meaning or content of any kind whatsoever and are not a part of the agreement between the parties hereto.

Section 14.12.  Limited Recourse. The obligations of each Purchaser under this Transfer Agreement and all Related Documents are solely the corporate obligations of each such Purchaser. No recourse shall be had for the payment of any amount owing in respect of Purchases or for the payment of any fee hereunder or any other obligation or claim arising out of or based upon this Transfer Agreement or any other Related Document against any Stockholder, employee, officer, director, agent or incorporator of such Purchaser. Any accrued obligations owing by any Purchaser under this Transfer Agreement shall be payable by such Purchaser solely to the extent that funds are available therefor from time to time in accordance with the provisions of Article VI of this Transfer Agreement. This Section 14.12 shall survive the termination of this Transfer Agreement.

Section 14.13.	Further Assurances.

(a)        Each of MRFC and Master Servicer shall, at its sole cost and expense, upon request of the Administrative Agent, promptly and duly execute and deliver any and all further instruments and documents and take such further action that may be necessary or that the Administrative Agent may request to (i) perfect, protect, preserve, continue and maintain fully the Purchases made and the right, title and interests (including Liens) granted to such Purchaser under this Transfer Agreement, (ii) enable any Purchaser or the Administrative Agent to exercise and enforce its rights under this Transfer Agreement or any of the other Related Documents or (iii) otherwise carry out more effectively the provisions and purposes of this Transfer Agreement or any other Related Document. Without limiting the generality of the foregoing, MRFC shall, upon request of any Purchaser or the Administrative Agent, (A) execute and file such financing or continuation statements, or amendments thereto or assignments thereof, and such other instruments or notices that may be necessary or desirable or that the Purchasers or the Administrative Agent may request to perfect, protect and preserve the Purchases made and the Liens granted pursuant to this Transfer Agreement, free and clear of all Adverse Claims, (B) mark, or cause each Servicer to mark, its master data processing records evidencing such Transferred Receivables with a Purchase Legend and (C) notify or cause each Servicer to notify Obligors of the sale of undivided percentage ownership interests in the Transferred Receivables effected hereunder.

(b)        Without limiting the generality of the foregoing, MRFC hereby authorizes the Purchasers and the Administrative Agent, and each Purchaser hereby authorizes the Administrative Agent, to file one or more financing or continuation statements, or amendments thereto or assignments thereof, relating to all or any part of the Transferred Receivables, including Collections with respect thereto, or the MRFC Collateral without the signature of MRFC or, as applicable, the Purchasers, as applicable, to the extent permitted by applicable law. A carbon, photographic or other reproduction of this Transfer Agreement or of any notice or financing statement covering the Transferred Receivables, the MRFC Collateral or any part thereof shall be sufficient as a notice or financing statement where permitted by law.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties have caused this Amended and Restated Transfer Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

MRFC, INC.

By	/s/ Jeffrey M. Stafeil

Name  Jeffrey M. Stafeil

Title	Executive Vice President and
Chief Financial Officer

Address:

47659 Halyard Drive

Plymouth, MI 48170

Attention:	Karen A. Radtke
Telephone:	(734) 451-4111
Telecopy:	(734) 207-6475

With a copy to:

Jonathan A. Schaffzin

Cahill Gordon & Reindel LLP

80 Pine Street

New York, NY 10005

Telecopy:	(212) 269-5420

METALDYNE CORPORATION,

as Master Servicer

By	/s/ Jeffrey M. Stafeil

Name  Jeffrey M. Stafeil

Title	Executive Vice President and
Chief Financial Officer

Address:

47659 Halyard Drive

Plymouth, MI 48170

Attention:	Karen A. Radtke
Telephone:	(734) 451-4111
Telecopy:	(734) 207-6475

With a copy to:

Jonathan A. Schaffzin

Cahill Gordon & Reindel LLP

80 Pine Street

New York, NY 10005

Telecopy:	(212) 269-5420

-ii-

GENERAL ELECTRIC CAPITAL CORPORATION,

as a Purchaser and as Administrative Agent

By	/s/ Roger P. Tauchman
Name	Roger P. Tauchman

Title: Duly Authorized Signatory

Address:

General Electric Capital Corporation

500 West Monroe

Chicago, Illinois 60661

Attention:	Bradford Kuhn
Telephone:	(312) 441-7781
Telecopy:	(312) 441-6817

With copies to:

Kilpatrick Stockton LLP

1100 Peachtree Street, Suite 2800

Atlanta, Georgia 30309

Attention:	Hilary P. Jordan
Telecopy:	(404) 815-6555

Telephone: (404) 815-6500

and

General Electric Capital Corporation

201 Merritt Seven

Norwalk, CT 06856

Attention:	Corporate Counsel – Commercial
Finance / CLG-East
Telecopy:	(203) 956-4001
Telephone:	(203) 956-4382

-iii-

BANK OF AMERICA, N.A.,

as a Purchaser and as a Co-Syndication Agent

By	/s/ Lawrence P. Garni, SVP

Name  Lawrence P. Garni

Title: Duly Authorized Signatory

Address:

335 Madison Avenue, 6th Floor

New York, New York 10017

Attention:	Metaldyne Account Manager
Telephone:	(212) 503-8143
Telecopy:	(212) 503-7340

-iv-

WELLS FARGO FOOTHILL, LLC

as a Purchaser and as a Co-Syndication Agent

By	/s/ Rina Shinoda
Name	Rina Shinoda

Title: Duly Authorized Signatory

Address:

Wells Fargo Foothill, LLC

2450 Colorado Avenue, Suite 3000W

Santa Monica, CA 90404

Attention:	Metaldyne Account Manager
Telephone:	(310) 453-7300

Telecopy: (310) 453-7417

-v-

U.S. BANK NATIONAL ASSOCIATION,

as a Purchaser and as a Co-Documentation Agent

By	/s/ Suzanne E. Geiger, SVP

Name  Suzanne E. Geiger

Title: Duly Authorized Signatory

Address:

U.S. Bank National Association

CN-OH-W145

425 Walnut Street

Cincinnati, OH 45202

Attention:	Metaldyne Account Manager
Telecopy:	(513) 632-5554
Telephone:	(513) 632-4162

-vi-

UBS SECURITIES LLC,

as a Co-Documentation Agent

By	/s/ Thomas J.W. Archie

Name  Thomas J.W. Archie

Title	Executive Director

By	/s/ Warren Jervey

Name  Warren Jervey

Title	Director and Counsel
Region Americas Legal

Address:

677 Washington Street

Stamford, CT 06901

Attention:	Christopher Aitkin
Telecopy:	(203) 719-3888
Telephone:	(203) 719-3845

UBS LOAN FINANCE LLC, a Purchaser

By	/s/ Wilfred V. Saint
Name	Wilfred V. Saint
Title	Director
Banking Products Services, US

By	/s/ Richard L. Tavrow
Name	Richard L. Tavrow
Title	Director
Banking Products Services, US

Address:

677 Washington Street

Stamford, CT 06901

Attention:	Christopher Aitkin
Telecopy:	(203) 719-3888

Telephone: (203) 719-3845

-vii-

NATIONAL CITY BUSINESS CREDIT, INC.,

as a Purchaser

By	/s/ Michael Fine

Name  Michael Fine

Title:	Director

Address:

National City Business Credit, Inc.

Suite 400

1965 E. 6th Street

Cleveland, OH 44114

Attention:	Michael Fine
Telecopy:	216-222-9555
Telephone:	216-222-2847

-viii-

ANNEX X

To

AMENDED AND RESTATED RECEIVABLES PURCHASE AGREEMENT,

and

AMENDED AND RESTATED RECEIVABLES TRANSFER AGREEMENT

each dated as of

July 8, 2005

Definitions and Interpretation

Section 1.   Definitions and Conventions. Capitalized terms used in the Purchase Agreement and the Purchase Agreement (each as defined below) shall have (unless otherwise provided elsewhere therein) the following respective meanings:

“Accordion Activation” has the meaning assigned to that term in Section 2.02(d) of the Transfer Agreement.

“Accordion Acceptance Agreement” has the meaning assigned to that term in Section 2.02(d) of the Transfer Agreement.

“Accordion Option Notice” has the meaning assigned to that term in Section 2.02(d) of the Transfer Agreement.

“Account Control Agreement” shall mean each agreement among an Originator, MRFC, the Administrative Agent, and a Bank with respect to an Account that provides, among other things, that (a) Originator has conveyed its ownership in such Account to MRFC, (b) the Agent has “control” pursuant to the UCC of such Account, (c) the Bank does not have any rights of setoff or recoupment or any other claim against such Account other than for payment of its service fees and other charges directly related to the administration of such Account and for returned checks or other items of payment, (d) such Bank agrees to (i) with respect to each Lockbox Account, forward all Collections received in such Lockbox Account to the applicable Concentration Account on the Business Day of receipt of available funds, (ii) with respect to each Concentration Account, forward all Collections received in such Concentration Account to the Collection Account on the Business Day of receipt of available funds, and (iii) with respect to the MRFC Account, either following the occurrence and during the continuance of a Termination Event and upon receipt of a written notice from the Administrative Agent or, at all times to the extent otherwise required under such agreement, forward all funds on deposit therein as directed by the Administrative Agent, and (e) is otherwise in form and substance reasonably acceptable to the Administrative Agent.

“Accounting Changes” shall mean, with respect to any Person, (a) changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion of the Financial Accounting Standards Board of the American Institute of Certified Public Accountants (or any successor thereto or any agency with similar functions); (b) changes in accounting principles concurred in by such Person’s certified public accountants; (c) purchase accounting adjustments under A.P.B. 17 and EITF 88-16, and the application of the accounting principles set forth in FASB 109, including the establishment of reserves pursuant thereto; and (d) the reversal of any reserves established as a result of purchase accounting adjustments.

“Accounts” shall mean the Collection Account, the MFRC Account, the Concentration Accounts, and the Lockbox Accounts, collectively.

“Additional Amounts” shall mean any amounts payable to any Affected Party under Sections 2.09 or 2.10 of the Transfer Agreement.

“Additional Costs” shall have the meaning assigned to it in Section 2.09(b) of the Transfer Agreement.

“Additional Originator Supplement” shall have the meaning assigned to it in Section 3.03(a) of the Purchase Agreement.

“Additional Purchaser” has the meaning assigned to that term in Section 14.06(c) of the Transfer Agreement.

“Additional Purchaser Supplement” has the meaning assigned to that term in Section 14.06(c) of the Transfer Agreement.

“Administrative Agent” shall have the meaning set forth in the preamble of the Transfer Agreement.

“Adverse Claim” shall mean any claim of ownership or any Lien, other than any ownership interest or Lien created under the Purchase Agreement or the Transfer Agreement.

“Affected Party” shall mean each of the following Persons: each Purchaser, the Administrative Agent and each Affiliate of the foregoing Persons.

“Affiliate” shall mean, with respect to any Person, (a) each Person that, directly or indirectly, owns or controls, whether beneficially, or as a trustee, guardian or other fiduciary, five percent (5%) or more of the Stock having ordinary voting power in the election of directors of such Person, (b) each Person that controls, is controlled by or is under common control with such Person, or (c) each of such Person’s officers, directors, joint venturers and partners. For the purposes of this definition, “control” of a Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of its management or policies, whether through the ownership of voting securities, by contract or otherwise.

“Agents” shall mean, collectively, the Administrative Agent, the Co-Documentation Agents and the Co-Syndication Agents.

“Appendices” shall mean, with respect to any Related Document, all exhibits, schedules, annexes and other attachments thereto, or expressly identified thereto.

“Assignment Agreement” shall mean an agreement substantially in the form set forth in Exhibit 14.02(b) to the Transfer Agreement.

“Authorized Foreign Exchange Dealer” shall mean any foreign exchange dealer authorized by applicable law to deal and engage in foreign exchange transactions relating to Canadian Dollars selected by the Master Servicer and reasonably acceptable to the Administrative Agent.

“Authorized Officer” shall mean, with respect to a corporation or any other registered entity, the chairman or vice-chairman of the board, the president, any vice president, the secretary, the treasurer, any assistant secretary, any assistant treasurer and each other officer of such corporation or other registered entity specifically authorized in resolutions of the board of directors of such corporation or other registered entity to sign agreements, instruments or other documents on behalf of such corporation or other registered entity in connection with the trans actions contemplated by the Purchase Agreement, the Transfer Agreement and the other Related Documents.

“Availability” shall mean, as of any date of determination, the amount equal to the lesser of: (a) the Maximum Purchase Limit and (b) the Investment Base.

“Availability Block” shall mean, at any time, an amount equal to $5,000,000 minus an amount, if any, by which (a) Gross Pool Availability minus the amounts set forth in clauses (c) and (d) of the definition of “Investment Base” exceeds (b) the Maximum Purchase Limit.

“Bank of America” shall mean Bank of America, N.A. and its successors and assigns.

“Bankruptcy Code” shall mean the provisions the Bankruptcy Reform Act of 1978 (11 U.S.C. §§ 101 et seq.), as amended.

“Banks” shall mean the Lockbox Account Banks, the MRFC Account Bank and the Concentration Account Banks.

“Billed Amount” shall mean, with respect to any Receivable, the amount billed on the Billing Date to the Obligor thereunder.

“Billing Date” shall mean, with respect to any Receivable, the date on which the invoice with respect thereto was generated.

“Breakage Costs” shall have the meaning assigned to it in Section 2.10 of the Transfer Agreement.

“Bringdown Certificate” shall mean an Officer’s Certificate substantially in the form of Exhibit 3.01(a)(ii) to the Transfer Agreement.

“Business Day” shall mean any day that is not a Saturday, a Sunday or a day on which commercial banks are required or permitted to be closed in the State of New York.

“Canada Canadian Dollar Concentration Account” shall have the meaning assigned to it in Section 6.01(a) of the Transfer Agreement.

“Canada U.S. Dollar Concentration Account” shall have the meaning assigned to it in Section 6.01(a) of the Transfer Agreement.

“Canadian Dollar Receivables” shall mean Transferred Receivables payable in Canadian Dollars.

“Canadian Dollars” shall mean dollars in lawful currency of Canada.

“Canadian Exchange Percentage” shall mean, as of any date of determination, the rate at which Canadian Dollars may be exchanged into U.S. Dollars (expressed as the percentage of Canadian Dollars per U.S. Dollars), as reported in The Wall Street Journal for the close of business on the immediately preceding Business Day. In the event that such rate does not appear in The Wall Street Journal on such immediately preceding Business Day, the Canadian Exchange Percentage shall be determined by reference to the relevant Bloomberg currency page (or, if such rate does not appear on any Bloomberg currency page, on the relevant page of the Reuters Monitor Money Rates Service) as of the close of business of the immediately preceding Business Day. In the event that such rate does not appear on any Bloomberg page or the relevant page of the Reuters Monitor Money Rates Service, the Canadian Exchange Percentage shall be determined by reference to such other publicly available service for displaying exchange rates with respect to Canadian Dollars as may be selected by the Administrative Agent, and prior to a Termination Event or Potential Termination Event, which is not reasonably objected to by MRFC.

“Canadian Originator” shall mean any Originator that is incorporated or organized under the federal laws of Canada or the laws of any province in Canada.

“Canadian Originator Addition Date” shall mean the Originator Addition Date for the initial Canadian Originator.

“Capital Investment” shall mean, as of any date of determination, the amount equal to (a) the aggregate deposits made by the Purchasers to the Collection Account pursuant to Section 2.04(b)(i) of the Transfer Agreement on or before such date, minus (b) the aggregate amounts disbursed to any Purchaser in reduction of Capital Investment pursuant to Sections 6.02, 6.03, or 6.04 of the Transfer Agreement on or before such date; provided, that references to the Capital Investment of any Purchaser shall mean an amount equal to (a) the aggregate deposits made by such Purchaser to the Collection Account pursuant to Section 2.04(b)(i) of the Transfer Agreement on or before such date (and also including, in the case of any assignee Purchaser who takes an assignment of Capital Investment from an assignor Purchaser, the aggregate deposits so made by such assignor Purchaser with respect to such assigned Capital Investment), minus (b) the aggregate amounts disbursed to such Purchaser in reduction of Capital Investment pursuant to Sections 6.02, 6.03, or 6.04 of the Transfer Agreement on or before such date (and also including, in the case of any assignee Purchaser who takes an assignment of Capital Investment from an assignor Purchaser, the aggregate amounts so disbursed to such assignor Purchaser with respect to such assigned Capital Investment).

“Capital Investment Available” shall mean, as of any date of determination, the amount, if any, by which Availability exceeds Capital Investment.

“Capital Lease” shall mean, with respect to any Person, any lease of any property (whether real, personal or mixed) by such Person as lessee that, in accordance with GAAP, would be required to be classified and accounted for as a capital lease on a balance sheet of such Person.

“Capital Lease Obligation” shall mean, with respect to any Capital Lease of any Person, the amount of the obligation of the lessee thereunder that, in accordance with GAAP, would appear on a balance sheet of such lessee in respect of such Capital Lease.

“Change of Control” shall mean (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person other than Metaldyne of any Stock in Metaldyne Company LLC or any Originator; (b) prior to the date of an IPO, either (i) Heartland, together with its Affiliates and the HIP Co-Investors (together with such HIP Co-Investors’ Permitted Transferees (as such terms are defined in the Shareholder Agreement as in effect on the date hereof)), shall cease to beneficially own, directly or indirectly, Stock in Metaldyne representing at least a majority of the aggregate ordinary voting power represented by the issued and outstanding Stock of Metaldyne, (ii) Heartland and its Affiliates shall cease to beneficially own, directly or indirectly, Stock in Metaldyne representing at least 30% of each of the aggregate ordinary voting power represented by the issued and outstanding Stock of Metaldyne or (iii) any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof) other than Heartland and its Affiliates shall beneficially own at any time, directly or indirectly (without giving effect, for avoidance of doubt, to shares owned by Heartland and its Affiliates), a greater percentage of the aggregate ordinary voting power of Metaldyne than the aggregate ordinary voting power of Metaldyne that is beneficially owned at such time, directly or indirectly (without giving effect, for avoidance of doubt, to shares owned by such Person), by Heartland and its Affiliates; (c) on or after an IPO, the acquisition of beneficial ownership, directly or indirectly, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof) other than Heartland and its Affiliates, of Stock representing more than 25% of either the aggregate ordinary voting power represented by the issued and outstanding Stock of Metaldyne and such Person or group beneficially owns at such time, directly or indirectly (without giving effect, for avoidance of doubt, to shares owned by Heartland and its Affiliates), a greater percentage of the aggregate ordinary voting power of Metaldyne than the aggregate ordinary voting power of Metaldyne that is beneficially owned at such time, directly or indirectly, (without giving effect, for avoidance of doubt, to shares owned by such Person), by Heartland and its Affiliates; (d) occupation of a majority of the seats on the board of directors of Metaldyne by Persons who were not nominated by Heartland and its Affiliates; or (e) Metaldyne Company LLC and the Originators shall fail to collectively own 100% of the outstanding Stock of MRFC.

“Charter Documents” shall mean, with respect to any corporation or limited liability company, such Person’s articles or certificate of incorporation or formation and such Person’s bylaws or operating agreement, if any.

“Closing Date” shall mean July 8, 2005.

“Co-Documentation Agents” shall have the meaning set forth in the preamble of the Transfer Agreement.

“Collection Account” shall mean that certain account held at the Depositary, New York, New York, ABA No. 021 001 033, Account No. 502 328 54, Account Name: GECC/CAF, Reference: MRFC, Inc. CFC ___, established by the Administrative Agent pursuant to the requirements set forth in Section 6.01(b) of the Transfer Agreement.

“Collections” shall mean, with respect to any Receivable, all cash collections and other proceeds of such Receivable (including late charges, fees and interest arising thereon, and all recoveries with respect thereto that have been written off as uncollectible) and any payments by an Originator, or deemed payments or adjustments by MRFC or any Servicer in respect thereof under Section 4.02(y) or 4.03 of the Purchase Agreement.

“Commitment” shall mean, with respect to any Purchaser, the maximum amount which such Purchaser is obligated to pay under the Transfer Agreement on account of all Purchases, as set forth on Schedule 2.01 to the Transfer Agreement or below its signature to its Assignment Agreement or its Additional Purchaser Supplement, as the case may be, as such amount may be modified in connection with (i) a subsequent assignment pursuant to Section 14.02 of the Transfer Agreement (ii) a reduction in the Maximum Purchase Limit pursuant to Section 2.02(a) of the Transfer Agreement, (iii) a termination of the Maximum Purchase Limit pursuant to Section 2.02(b) of the Transfer Agreement or (iv) an increase in the Maximum Purchase Limit pursuant to the effectiveness of the Accordion Activation pursuant to the terms and conditions set forth in Section 2.02(d) of the Transfer Agreement.

“Commitment Letter” shall mean that certain letter dated as of March 31, 2005, from General Electric Capital Corporation to Metaldyne, signed by each party thereto.

“Commitment Reduction Notice” shall have the meaning assigned to it in Section 2.02(a) of the Transfer Agreement.

“Commitment Termination Notice” shall have the meaning assigned to it in Section 2.02(b) of the Transfer Agreement.

“Concentration Account” shall mean each of those certain concentration accounts listed on Schedule 4.01(s) to the Transfer Agreement established in the name of MRFC and held at the Concentration Account Banks, including a U.S. Concentration Account, Canada U.S. Dollar Concentration Account and Canada Canadian Dollar Concentration Account.

“Concentration Account Bank” shall mean any bank or other financial institution at which the Concentration Account is maintained.

“Concentration Discount Amount” shall mean, with respect to any Obligor, and as of any date of determination after giving effect to all Eligible Receivables to be transferred on such date, the amount by which the Outstanding Balance of Eligible Receivables owing by such Obligor exceeds the product of (a) the Outstanding Balance of all Eligible Receivables on such date and (b) (i) if neither clause (ii) or clause (iii) below are applicable, the percentage of the Outstanding Balance of Eligible Receivables set forth in Table I below based upon the senior long-term unsecured debt rating assigned to such Obligor at such time by S&P and Moody’s (and, if such Obligor is rated by both agencies and has a split rating, the applicable rating will be the lower of the two), (ii) if clause (iii) below is not applicable, if a Credit Default Swap has been purchased by MRFC with respect to such Obligor, which Credit Default Swap is in full force and effect and in the amount and otherwise on terms and in form and substance acceptable to the Administrative Agent, and with respect to which a Required Credit Default Swap Assignment is in full force and effect, the percentage of the Outstanding Balance of Eligible Receivables equal to the lesser of (A) the percentage of the Outstanding Balance of Eligible Receivables set forth in Table II below set forth below based upon the senior long-term unsecured debt rating assigned to such Obligor at such time by S&P and Moody’s (and, if such Obligor is rated by both agencies and has a split rating, the applicable rating will be the lower of the two), and (B) an amount equal to (x) the amount that would otherwise be applicable pursuant to clause (b)(i) plus (y) (I) the face value of the applicable Credit Default Swap multiplied by one (1) minus the applicable discount factor set forth in Table II below, divided by (II) the Outstanding Balance of the Eligible Receivables at such time, or (iii) if a Special Limit is applicable to such Obligor, such Special Limit; provided, that the aggregate percentage applicable to Ford Motor Company, DaimlerChrysler AG and General Motors Corporation shall not exceed 55.0%; provided further, that in the case of an Obligor with one or more affiliated Obligors, the foregoing concentration limits and the Receivables related thereto shall be treated as if such Obligor and such one or more affiliated Obligors were one Obligor (except that any affiliated Obligor with a separate senior long-term unsecured debt rating assigned by Moody’s and S&P will be treated separately for purposes of this proviso).

Table I:

S&P RATING	MOODY’S RATING	ALLOWABLE % OF ELIGIBLE RECEIVABLES
A- or higher	A3 or higher	20.00%
from BBB- to BBB+	from Baa3 to Baa1	15.00%
from BB- to BB+	from Ba3 to Ba1	7.50%
Not rated or lower than BB-	Not rated or lower than Ba3	5.00%

Table II:

S&P RATING	MOODY’S RATING	ALLOWABLE % OF ELIGIBLE RECEIVABLES	DISCOUNT FACTOR
A- or higher	A3 or higher	30.00%	N/A
from BBB- to BBB+	from Baa3 to Baa1	25.00%	N/A
from BB- to BB+	from Ba3 to Ba1	15.00%	20.00%

“Contract” shall mean any agreement (including any invoice) pursuant to, or under which, an Obligor shall be obligated to make payments with respect to any Receivable.

“Contributed Receivables” shall have the meaning assigned to it in Section 2.01(d) of the Purchase Agreement.

“Co-Syndication Agents” shall have the meaning set forth in the preamble of the Transfer Agreement.

“Credit Agreement” shall mean that certain Credit Agreement, dated as of November 28, 2000, by and among Metaldyne, certain subsidiaries of Metaldyne, JPMorgan Chase

Bank, N.A. (formerly known as The Chase Manhattan Bank), as administrative agent, Chase Securities Inc., as arranger, and the Credit Agreement Lenders, as amended, supplemented, restated, refinanced, replaced or otherwise modified and in effect from time to time.

“Credit Agreement Lenders” shall mean the lenders parties from time to time to the Credit Agreement.

“Credit and Collection Policies” shall mean the credit, collection, customer relations and service policies of the Originators in effect on the Closing Date, as the same may from time to time be amended, restated, supplemented or otherwise modified with the written consent of the Administrative Agent (not to be unreasonably withheld) or otherwise in accordance with the terms of the Transfer Agreement.

“Credit Default Swap” shall mean any cash settlement credit default swap between MRFC (as assignee or otherwise) and an Eligible Counterparty with respect to the payment obligations of DaimlerChrysler AG, Ford Motor Company, General Motors Corporation, Dana Corporation, Navistar International Corporation, Benteler AG, ArvinMeritor, Inc., Visteon Corporation, Delphi Corporation, Magna International Inc. or any other Obligor reasonably acceptable to the Administrative Agent in its sole discretion, in each case which credit default swap shall be satisfactory in form, substance, amount and in all other respects to the Administrative Agent, as the same may from time to time be modified, supplemented, amended, extended or replaced as consented to by the Administrative Agent. The Credit Default Swaps in existence on the Closing Date are:

(i)  the credit default swap dated as of April 13, 2005, Trade ID number 0900000748849, between MTSPC, Inc. and an Eligible Counterparty with respect to the payment obligations of DaimlerChrysler AG, as assigned by MTSPC, Inc. to MRFC,

(ii)  the credit default swap dated as of July 6, 2005, Trade ID number 0900000779173, between MRFC and an Eligible Counterparty with respect to the payment obligations of Ford Motor Company, and

(iii)  the credit default swap dated as of July 6, 2005, Trade ID number 0900000779172, between MRFC and an Eligible Counterparty with respect to the payment obligations of General Motors Corporation.

“Credit Memo Lag” shall mean, as of any date of determination thereof and as determined by the Administrative Agent during the most recent audit of the MRFC Collateral conducted by or on behalf of the Administrative Agent and based on a sample of credit memoranda, representative of the whole, issued during such sampling period of three months or more as may be selected by the Administrative Agent, the average number of days from (a) the original invoice date of each Receivable corresponding to such representative credit memoranda to (b) the date on which each representative credit memorandum is applied to such corresponding Receivable.

“Credit Memo Lag Reserve” shall mean, as of any date of determination thereof, an amount determined by the Administrative Agent during the most recent audit of the MRFC Collateral conducted by or on behalf of the Administrative Agent equal to the product of (a) the sum of (i) the Credit Memo Lag as determined during such audit minus (ii) 75, multiplied by (b) the average daily aggregate dollar amount of credit memoranda issued during the sampling period used to determine such Credit Memo Lag.

“Daily Default Margin” shall mean, for any day on which a Termination Event has occurred and is continuing, two percent (2.0%) divided by 360.

“Daily Margin” shall mean, for any day, the Per Annum Daily Margin on such day divided by 360.

“Daily Report” shall have the meaning assigned to it in Section 5.01(a)(iv) of the Transfer Agreement.

“Daily Yield” shall mean, for any day, the aggregate of the following for each portion of the Capital Investment: the product of (a) the portion of Capital Investment outstanding on such day at a given Daily Yield Rate multiplied by (b) the sum of (i) the Daily Yield Rate for such portion of Capital Investment on such day, plus (ii) the applicable Daily Margin on such day for such Daily Yield Rate, plus (iii) if a Termination Event has occurred and is continuing, the Daily Default Margin.

“Daily Yield Rate” shall mean, for any day during a Settlement Period, the LIBOR Rate for such Settlement Period, divided by 360.

“Debt” of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), (f) all Debt of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (g) all Guarantees by such Person of Indebtedness of others, (h) all Capital Lease Obligations of such Person (other than lease obligations that are Capital Lease Obligations solely because of a Guarantee), (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty and (j) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances. The Debt of any Person shall include the Debt of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor. Notwithstanding anything to the contrary in this paragraph, the term “Debt”, when used with respect to the Master Servicer, shall not include (a) any obligation in respect of the Saturn Proceeds Distribution (as defined in the Credit Agreement as in effect on the Closing Date), (b) any obligations in respect of options or other Equity Interests (as defined in the Credit Agreement) held by the Pre-Merger Stockholders (as defined in the Credit Agreement as in effect on the Closing Date) to the extent surviving the Recapitalization Transactions (as defined in the Credit Agree ment as in effect on the Closing Date) and (c) current trade payables and accrued expenses in each case arising in the ordinary course of business.

“Default Ratio” shall mean, as of any date of determination, the ratio (expressed as a percentage) of:

(a)        (i) the sum of the respective Outstanding Balances of all Transferred Receivables which constituted Defaulted Receivables as of the last day of the three Settlement Periods immediately preceding such date, plus (ii) the sum of the respective Outstanding Balance of Transferred Receivables that were written off as uncollectible during such three Settlement Periods to

(b)        the sum of the respective Outstanding Balances of all Transferred Receivables as of the last day of the three Settlement Periods immediately preceding such date.

“Defaulted Purchase” shall have the meaning assigned to it in Section 2.12(b) of the Transfer Agreement.

“Defaulted Receivable” shall mean any Receivable (a) with respect to which any payment, or part thereof, remains unpaid for more than 120 days after its original invoice date, (b) with respect to which the Obligor thereunder has taken any action, or suffered any event to occur, of the type described in Sections 9.01(c) or 9.01(d) of the Transfer Agreement or (c) that otherwise is determined to be uncollectible or should be written off in accordance with the Credit and Collection Policies.

“Defaulting Purchaser” shall have the meaning assigned to it in Section 2.12(b) of the Transfer Agreement.

“Depositary” shall mean Deutsche Bank Trust Company Americas and its successors.

“Dilution Factors” shall mean the portion of any Receivable which (a) was reduced or canceled as a result of (i) any defective, rejected or returned merchandise or services, or any failure by any Originator to deliver any merchandise or services or otherwise perform under the underlying contract or invoice, (ii) any change in or cancellation of any of the terms of such contract or invoice or any cash discount, rebate, retroactive price adjustment or any other adjustment by the Originators which reduces the amount payable by the Obligor on the related Receivable, (iii) any written-off amounts or (iv) any setoff in respect of any claim by the Obligor thereof (whether such claim arises out of the same or a related transaction or an unrelated transaction) or (b) is subject to any specific dispute, offset, counterclaim or defense (other than with respect to unexpired and unexercised volume or pricing discounts or rebates to which the Obligor thereon may be entitled).

“Dilution Ratio” shall mean, as of any date of determination, the ratio (expressed as a percentage) of:

(a)        the aggregate Dilution Factors during the Settlement Period immediately preceding such date to

(b)        the aggregate Billed Amount of all Transferred Receivables originated during the Settlement Period that is two Settlement Periods prior to the most recently ended Settlement Period preceding such date.

“Dilution Reserve Ratio” shall mean, as of any date of determination, an amount (expressed as a percentage) equal to (a) five percent (5.0%) plus (b) (i) two multiplied by (ii) the Dilution Ratio for the Settlement Period immediately preceding such date.

“Dollars” or “U.S. Dollars” or “$” shall mean lawful currency of the United States of America.

“Dynamic Advance Rate” shall mean, as of any date of determination, the lesser of (a) 85.0% and (b) the Dynamic Purchase Discount Rate.

“Dynamic Purchase Discount Rate” shall mean, as of any date of determination, a percentage equal to 100% minus the Dilution Reserve Ratio.

“Eligible Counterparty” shall mean a Person with commercial paper or short-term deposit ratings of at least A-1 or P-1.

“Eligible Receivable” shall mean, as of any date of determination, a Transferred Receivable:

(a)        that was originated by an Originator in the ordinary course of its business and in accordance with all applicable requirements of the Credit and Collection Policies and such Transferred Receivable satisfies all applicable requirements of the Credit and Collection Policies;

(b)        as to which the representations and warranties of Sections 4.01(c) and (d) of the Purchase Agreement are true and correct in all material respects as of the Transfer Date therefor and has been transferred to MRFC pursuant to the Purchase Agreement in a transaction constituting a true sale or other outright conveyance and contribution;

(c)        as to which MRFC has a first priority perfected ownership interest and in which the Administrative Agent has a first priority perfected security interest, in each case, that is not subject to any Lien, right, claim, security interest or other interest of any other Person (other than, in the case of MRFC, the Lien of the Administrative Agent for the benefit of itself and the Purchasers and Permitted MRFC Encumbrances);

(d)        the assignment of which under the Purchase Agreement by the Originator thereof to MRFC and the assignment of which under the Transfer Agreement by MRFC to the Purchasers and Administrative Agent does not violate, conflict with or contravene any applicable laws, rules, regulations, orders or writs or any contractual or other restric tion, limitation or encumbrance and does not require the consent of any Person that has not been obtained;

(e)        that represents the genuine, legal, valid and binding obligation of the Obligor thereunder enforceable by the holder thereof in accordance with its terms;

(f)         that is entitled to be paid pursuant to the terms of the Contract therefor, which Contract is in full force and effect, and which Contract is governed by the laws of one of the United States of America or, in the case of any Receivable owing to a Canadian Originator, a province of Canada; provided, that if a Receivable is governed by the laws of a province of Canada, (A) such Receivable shall not be interest-bearing, (B) no withholding tax or other deductions shall be imposed by applicable law on such Receivable and (C) the Contract therefor shall not contain any prohibition or restriction on assignment unless the Obligor thereof has waived such prohibition or restriction in writing;

(g)        that is not and will not be subject to any right of rescission, set-off (including, without limitation, as a result of customer promotional allowances, discounts, rebates or claims for damages), recoupment, counterclaim, defense, adverse claim or other claim, whether arising out of transactions concerning the Contract therefor or otherwise, including unexpired and unexercised volume or pricing discounts or rebates to which the Obligor thereon may be entitled, provided, that only such portion of the Receivable subject to any such right of rescission, set-off, recoupment, counterclaim, defense, adverse claim or other claim shall be deemed to not constitute an Eligible Receivable under this criterion;

(h)        that has not been paid in full or been compromised, adjusted, extended, satisfied, subordinated, rescinded or modified, and is not subject to compromise, adjustment, extension, satisfaction, subordination, rescission, or modification by the Originator thereof (except for adjustments to the Outstanding Balance thereof to reflect Dilution Factors made in accordance with the Credit and Collection Policies), provided that only such portion of such Receivable that has been so compromised, adjusted or modified shall be deemed to not constitute an Eligible Receivable pursuant to this criterion;

(i)	that is not a Defaulted Receivable or an Unapproved Receivable;

(j)         that is not the liability of an Obligor with respect to which 25% or more of the aggregate Outstanding Balance of all Receivables owing by such Obligor are Defaulted Receivables;

(k)        that is not a liability of an Obligor (i) that is an Affiliate of Metaldyne, any Originator or MRFC, (ii) that is a Governmental Authority other than a U.S. Governmental Authority, (iii) that is a U.S. Governmental Authority unless such Transferred Receivable has been assigned in accordance with the Federal Assignment of Claims Act and is otherwise acceptable to the Administrative Agent or (iv) that is a natural person;

(l)         that is not a liability of an Obligor (i) organized under the laws of any jurisdiction outside of the United States of America (including the District of Columbia but otherwise excluding its territories and possessions) or (ii) having its principal place of business outside of the United States of America (including the District of Columbia but otherwise excluding its territories and possessions); provided, however, that, in the case of Receivables owing to a Canadian Originator, Receivables the Obligors on which are resident in Canada shall be deemed to be Eligible Receivables (x) if such Receivables would otherwise be Eligible Receivables hereunder and (y) only to the extent the aggregate Outstanding Balance of such Receivables does not exceed 20.0% of the Outstanding Balance of all Eligible Receivables;

(m)       which is denominated and required to be settled only in U.S. Dollars in the United States or, in the case of Receivables owing to a Canadian Originator, Canadian Dollars in Canada, provided that if (i) the Required Currency Hedge is not in place or (ii) the counterparty thereon ceases to be an Eligible Counterparty, then any Canadian Dollar Receivables shall not be Eligible Receivables (except that if such counterparty is no longer an Eligible Counterparty as a result of such counterparty’s commercial paper or short-term deposit ratings not being at least A-1 or P-1, but such ratings are not lower than A-2 or P-2, respectively, and such counterparty is to be replaced with an Eligible Counterparty in accordance with Section 5.01(r) of the Transfer Agreement, then Canadian Dollars Receivables may be Eligible Receivables (assuming such Receivables otherwise qualify for such status hereunder) during the 30-day period referred to in Section 5.01(r)); and provided, further that if the Required Currency Hedge is for a notional amount less than the Required Hedge Notional Amount, then the principal amount of Canadian Dollar Receivables included as Eligible Receivables will be limited to the actual notional amount of the Required Currency Hedge calculated using the Valuation Price;

(n)        that does not represent “billed but not yet shipped,” “billed and hold” or “progress-billed” goods or merchandise, partially performed or unperformed services, consigned goods or “sale or return” goods, or that does not arise from a transaction for which any additional performance by MRFC thereof, or acceptance by or other act of the Obligor thereunder, including any required submission of documentation, remains to be performed as a condition to any payments on such Receivable or the enforceability of such Receivable under applicable law; provided that this clause (n) shall not cause to be ineligible any Tooling Receivable that otherwise constitutes an Eligible Receivable, to the extent that such Tooling Receivable (1) is subject to an Obligor-approved Production Part Approval Process (P-PAP) document (or to an interim P-PAP in the form of GP-11 where dimensional tests have been satisfied), (2) arises under a Contract that obligates the Obligor thereunder to remit payment under such Contract with respect to such Tooling Receivable on an as-completed basis and (3) the stated term of such Tooling Receivable is not greater than 75 days after its Billing Date;

(o)        with respect to which an invoice has been issued by the Originator thereof to the Obligor with respect thereto;

(p)        that was created in compliance with and otherwise does not contravene in any material respect with any laws, rules or regulations applicable thereto (including laws, rules and regulations relating to usury, consumer protection, truth in lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices and privacy) and with respect to which no party to the Contract therefor is in violation of any such law, rule or regulation in any material respect;

(q)        with respect to which no proceedings or investigations are pending or, to any Originator’s or MRFC’s knowledge, threatened before any Governmental Authority (i) asserting the invalidity of such Receivable or the Contract therefor, (ii) asserting the bankruptcy or insolvency of the Obligor thereunder, (iii) seeking payment of such Receivable or payment and performance of such Contract or (iv) seeking any determination or ruling that might materially and adversely affect the validity or enforceability of such Receivable or such Contract;

(r)         with respect to which the Obligor thereunder is not: (i) bankrupt or insolvent, (ii) unable to make payment of its obligations when due, (iii) a debtor in a voluntary or involuntary bankruptcy proceeding, or (iv) the subject of a comparable receivership or insolvency proceeding;

(s)         that is an “account” or “general intangible” (and is not evidenced by a promissory note or other instrument and does not constitute chattel paper) within the meaning of the UCC of the jurisdictions in which each of the Originators, Metaldyne and MRFC are organized;

(t)         that is payable solely and directly to an Originator and not to any other Person (including any shipper of the merchandise or goods that gave rise to such Receivable), provided that the Obligor of which has been directed to make all payments to a Lockbox, Lockbox Account or Concentration Account;

(u)        with respect to which all material consents, licenses, approvals or authorizations of, or registrations with, any Governmental Authority required to be obtained, effected or given in connection with the creation of such Receivable or the Contract therefor have been duly obtained, effected or given and are in full force and effect;

(v)        that is created through the provision of merchandise, goods or services by the Originator thereof in the ordinary course of its business in a current transaction;

(w)       that is not the liability of an Obligor that is receiving or, under the terms of the Credit and Collection Policies, should receive merchandise, goods or services on a “cash on delivery” basis;

(x)        that does not constitute a rebilled amount arising from a deduction taken by an Obligor with respect to a previously arising Receivable or the balance owed on a Receivable with respect to which one or more partial payments have been made;

(y)        with respect to which no check, draft or other item of payment has previously been received which was returned unpaid or otherwise dishonored;

(z)         to the extent such Transferred Receivable represents sales tax, such portion of such Receivable shall not be an Eligible Receivable;

(aa)       which is not subject to or evidenced by a “debit memorandum,” except to the extent that (i) such Receivable relates to Tooling Receivables, prototype inventory, steel surcharges (to the extent such steel surcharges are made pursuant to written master agreements executed by the applicable Obligor and authorizing the respective Originator to invoice for such surcharges), scrap sales, trade sales or debits to clear credits, (ii) the aggregate amount of all Receivables evidenced by a “debit memorandum” (except for steel surcharge debit memorandum) does not exceed $25,000,000 at any time and (iii) any such Receivable relating to Tooling Receivables, prototype inventory or steel surcharges will become ineligible if the Transferor does not provide reporting of the “debit memorandum” relating to such Receivable in form and substance satisfactory to Agent during any audit or inspection of the Records relating to the Receivables;

(bb)      which does not constitute a Receivable arising from accounts that are from time to time indicated on MRFC’s records as “miscellaneous accounts receivable” and

(cc)       with respect to which there is no warranty reserve arising from a contractual warranty obligation of an Originator, provided, that only such portion of a Receivable that is equal to such reserve shall be deemed to not constitute an Eligible Receivable under this criterion.

“Enforceability Exceptions” shall have the meaning given to such term in Section 4.01(c) of the Purchase Agreement.

“Environmental Laws” shall mean all applicable federal, state, local and foreign laws, statutes, ordinances, codes, rules, standards and regulations, now or hereafter in effect, and in each case as amended or supplemented from time to time, and any applicable judicial or administrative interpretation thereof, including any applicable judicial or administrative order, consent decree, order or judgment, imposing liability or standards of conduct for or relating to the regulation and protection of human health, safety, the environment and natural resources (including ambient air, surface water, groundwater, wetlands, land surface or subsurface strata, wildlife, aquatic species and vegetation). Environmental Laws include, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980 (42 U.S.C. §§ 9601 et seq.); the Hazardous Materials Transportation Authorization Act of 1994 (49 U.S.C. §§ 5101 et seq.); the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. §§ 136 et seq.); the Solid Waste Disposal Act (42 U.S.C. §§ 6901 et seq.); the Toxic Substance Control Act (15 U.S.C. §§ 2601 et seq.); the Clean Air Act (42 U.S.C. §§ 7401 et seq.); the Federal Water Pollution Control Act (33 U.S.C. §§ 1251 et seq.); the Occupational Safety and Health Act (29 U.S.C. §§ 651 et seq.); and the Safe Drinking Water Act (42 U.S.C. §§ 300(f) et seq.), each as from time to time amended, and any and all regulations promulgated thereunder, and all analogous state, local and foreign counterparts or equivalents and any transfer of ownership notification or approval statutes.

“Environmental Permits” shall mean all permits, licenses, authorizations, certificates, approvals, registrations or other written documents required by any Governmental Authority under any Environmental Laws.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974 and any regulations promulgated thereunder.

“ERISA Affiliate” shall mean any trade or business (whether or not incorporated) that, together with Metaldyne, any Originator or MRFC, are treated as a single employer within the meaning of Sections 414(b), (c), (m) or (o) of the IRC.

“ERISA Event” shall mean, with respect to any Originator or any ERISA Affiliate, (a) any event described in Section 4043(c) of ERISA with respect to a Title IV Plan; (b) the withdrawal of any Originator or ERISA Affiliate from a Title IV Plan subject to Section 4063 of ERISA during a plan year in which it was a “substantial employer,” as defined in Section 4001(a)(2) of ERISA; (c) the complete or partial withdrawal of any Originator or any ERISA Affiliate from any Multiemployer Plan; (d) the filing of a notice of intent to terminate a Title IV Plan or the treatment of a plan amendment as a termination under Section 4041 of ERISA; (e) the institution of proceedings to terminate a Title IV Plan or Multiemployer Plan by the PBGC; (f) the failure by any Originator or ERISA Affiliate to make when due required contributions to a Multiemployer Plan or Title IV Plan unless such failure is cured within 30 days; (g) any other event or condition that might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Title IV Plan or Multiemployer Plan or for the imposition of liability under Section 4069 or 4212(c) of ERISA; (h) the termination of a Multiemployer Plan under Section 4041A of ERISA or the reorganization or insolvency of a Multiemployer Plan under Section 4241 of ERISA; (i) the loss of a Qualified Plan’s qualification or tax exempt status; or (j) the termination of a Plan described in Section 4064 of ERISA.

“Event of Servicer Termination” shall have the meaning assigned to it in Section 9.02 of the Transfer Agreement.

“Existing Purchase Agreement” shall have the meaning assigned to it in the recitals to the Purchase Agreement.

“Existing Purchaser” has the meaning assigned to that term in Section 2.02(d) of the Transfer Agreement.

“Existing Transfer Agreement” shall have the meaning assigned to it in the recitals to the Transfer Agreement.

“Facility Termination Date” shall mean the earliest of (a) the date so designated pursuant to Section 9.01 of the Transfer Agreement, (b) two (2) Business Days prior to the Final Purchase Date, and (c) the date of termination of the Maximum Purchase Limit specified in a notice from MRFC to the Purchaser delivered pursuant to and in accordance with Section 2.02(b) of the Transfer Agreement.

“Federal Funds Rate” shall mean, for any Settlement Period, a rate equal to the weighted average of the rates on overnight federal funds transactions for the first Business Day of such Settlement Period among members of the Federal Reserve System, as determined by the Administrative Agent.

“Federal Reserve Board” shall mean the Board of Governors of the Federal Reserve System.

“Fee Letter” shall mean that certain letter agreement dated March 31, 2005, between Metaldyne and the Administrative Agent.

“Final Purchase Date” shall mean the fifth anniversary of the Closing Date.

“Fiscal Year” shall mean the fiscal year of the Originators and MRFC.

“GAAP” shall mean generally accepted accounting principles in the United States of America as in effect on the Closing Date, consistently applied as such term is further defined in Section 2(a) of this Annex X.

“GE Capital” shall mean General Electric Capital Corporation, a Delaware corporation, and its successors and assigns.

“General Trial Balance” shall mean, with respect to any Originator and as of any Settlement Date, such Originator’s accounts receivable trial balance (whether in the form of a computer printout, magnetic tape or diskette) as of the last day of the immediately preceding Settlement Period, listing Obligors and the Receivables owing by such Obligors as of such date together with the aged Outstanding Balances of such Receivables, in form and substance reasonably satisfactory to MRFC and the Administrative Agent.

“Global Availability” shall mean, at any time, the sum (without duplication) of (1) the aggregate amount of cash (or cash equivalents reasonably satisfactory to the Administrative Agent) on the balance sheet of Metaldyne and any of its Subsidiaries at such time net of any outstanding checks or instruments, to the extent such cash (or cash equivalents reasonably satisfactory to the Administrative Agent) can be wire transferred within one Business Day (or two Business Days if such transfer originates from any country whose location relative to the international date line is such that the local calendar date of any day in such country is one day later than the local calendar date of a day in the United States of America) into a deposit account of Metaldyne located in the United States, and (2) Metaldyne’s and its Subsidiaries’ (other than MRFC) aggregate borrowing or other drawing availability at such time with respect to (i) the Credit Agreement, to the extent that funds can be drawn thereunder and wired within one Business Day into a deposit account of Metaldyne located in the United States, (ii) any credit facility provided to Subsidiaries of Metaldyne located outside of the United States, to the extent that funds can be drawn thereunder and wired within one Business Day (or two Business Days if such transfer originates from any country whose location relative to the international date line is such that the local calendar date of any day in such country is one day later than the local calendar date of the same day in the United States of America) into a deposit account of Metaldyne located in the United States (assumed to be $4,000,000 for purposes of this definition), (iii) any factoring facility provided to Subsidiaries of Metaldyne located outside of the United States, to the extent that funds can be drawn thereunder and wired within one Business Day (or two Business Days if such transfer originates from any country whose location relative to the international date line is such that the local calendar date of any day in such country is one day later than the local calendar date of the same day in the United States of America) into a deposit account of Metaldyne located in the United States, and (iv) the Purchase Agreement.

“Governmental Authority” shall mean any nation or government, any state or other political subdivision thereof, and any agency, department or other entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Gross Pool Availability” shall mean the product of (a) the Dynamic Advance Rate and (b) (i) the Outstanding Balance of Eligible Receivables less (ii) the aggregate Concentration Discount Amount for all Obligors of Transferred Receivables less (iii) the Unapplied Cash & Credits.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business.

“Heartland” means Heartland Industrial Partners, L.P., a Delaware limited partnership.

“HIP Co-Investors” shall mean a shareholder of Metaldyne that is a limited partner, or an Affiliate of a limited partner, in Heartland or in any other fund or investment vehicle established or managed by Heartland or an Affiliate of Heartland and shall in any event include those Persons constituting HIP Co-Investors under the Shareholder Agreement on November 28, 2000.

“Indemnified Amounts” shall mean, with respect to any Person, any and all suits, actions, proceedings, claims, damages, losses, liabilities and expenses (including reasonable attorneys’ fees and disbursements and other costs of investigation or defense, including those incurred upon any appeal).

“Indemnified Person” shall have the meaning assigned to it in Section 12.01(a) of the Transfer Agreement.

“Indemnified Taxes” shall have the meaning assigned to it in Section 2.08(b) of the Transfer Agreement.

“Independent Director” shall have the meaning assigned to it in Section 5.01(n) of the Transfer Agreement.

“Index Rate” shall mean, for any Settlement Period, a rate equal to the higher of (a) the rate publicly quoted on the first Business Day of such Settlement Period by

The Wall Street Journal as the “base rate on corporate loans at large U.S. money center commercial banks” (or, if The Wall Street Journal ceases quoting a base rate of the type described, the highest per annum rate of interest published by the Federal Reserve Board in Federal Reserve statistical release H.15 (519) entitled “Selected Interest Rates” as the Bank prime loan rate or its equivalent), and (b) the Federal Funds Rate plus fifty (50) basis points per annum.

“Intercreditor Agreement” means the Intercreditor Agreement, dated as of May 20, 2005, by and among JPMorgan Chase Bank, N.A., as agent under the Credit Agreement, the Administrative Agent, Metaldyne, MRFC, Metaldyne Company LLC, and each Originator.

“Investment Base” shall mean, as of any date of determination, the amount equal to (a) Gross Pool Availability, minus (b) the Availability Block, minus (c) if the Credit Memo Lag is greater than 75 days at such time, an amount equal to the Credit Memo Lag Reserve, minus (d) the lesser of (i) the Reserves with respect thereto and (ii) an amount equal to 5.0% of Gross Pool Availability, in each case as disclosed in the most recently submitted Investment Base Certificate or as otherwise determined by the Purchaser or the Administrative Agent based on MRFC Collateral information available to any of them, including any information obtained from any audit or from any other reports with respect to the MRFC Collateral, which determination shall be final, binding and conclusive on all parties to the Transfer Agreement (absent manifest error).

“Investment Base Certificate” shall have the meaning assigned to it in Section 5.01(a)(iv) of the Transfer Agreement.

“Investment Company Act” shall mean the provisions of the Investment Company Act of 1940, 15 U.S.C. §§ 80a et seq., and any regulations promulgated thereunder.

“Investments” shall mean, with respect to any MRFC Account Collateral, the certificates, instruments, investment property or other investments in which amounts constituting such collateral are invested from time to time.

“IPO” means an underwritten public offering by Metaldyne of Stock of Metaldyne pursuant to a registration statement filed with the Securities and Exchange Commission in accordance with the Securities Act.

“IRC” shall mean the Internal Revenue Code of 1986 and any regulations promulgated thereunder.

“IRS” shall mean the Internal Revenue Service.

“Lead Arranger” shall mean GECC Capital Markets Group, Inc. and its successors and assigns.

“LIBOR Business Day” shall mean a Business Day on which banks in the city of London are generally open for interbank or foreign exchange transactions.

“LIBOR Rate” shall mean for each Settlement Period, a rate of interest determined by the Administrative Agent equal to:

(a)        the offered rate for deposits in United States Dollars for the applicable Settlement Period which appears on Telerate Page 3750 as of 11:00 a.m., London time, on the second full LIBOR Business Day next preceding the first day of such Settlement Period (unless such date is not a Business Day, in which event the next succeeding Business Day will be used); divided by

(b)        a number equal to 1.0 minus the aggregate (but without duplication) of the rates (expressed as a decimal fraction) of reserve requirements in effect on the day which is two (2) LIBOR Business Days prior to the beginning of such Settlement Period (including basic, supplemental, marginal and emergency reserves under any regulations of the Board of Governors of the Federal Reserve system or other governmental authority having jurisdiction with respect thereto, as now and from time to time in effect) for Eurocurrency funding (currently referred to as “Eurocurrency liabilities” in Regulation D of such Board which are required to be maintained by a member bank of the Federal Reserve System;

provided, that if the introduction of or any change in any law or regulation (or any change in the interpretation thereof) shall make it unlawful, or any central bank or other Governmental Authority shall assert that it is unlawful, for any Purchaser to agree to make or to make or to continue to fund or maintain any Purchases or Capital Investment at the LIBOR Rate, then, unless such Purchaser is able to make or to continue to fund or to maintain such Purchases or Capital Investment at another branch or office of such Purchaser without, in such Purchaser’s opinion, adversely affecting it or its Capital Investment or the income obtained therefrom, the LIBOR Rate shall in all such cases be equal to the Index Rate.

If such interest rates shall cease to be available from Telerate News Service, or if such interests rates are no longer otherwise determinable, the LIBOR Rate shall be determined from or based on such financial reporting service or other information as shall be mutually acceptable to the Administrative Agent and MRFC.

“Lien” shall mean, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Litigation” shall mean, with respect to any Person, any action, claim, lawsuit, demand, investigation or proceeding pending or threatened against such Person before any court, board, commission, agency or instrumentality of any federal, state, local or foreign government or of any agency or subdivision thereof or before any arbitrator or panel of arbitrators.

“Lockbox” shall have the meaning assigned to it in Section 6.01(a)(ii) of the Transfer Agreement.

“Lockbox Account” shall mean each lockbox account listed on Schedule 4.01(s) to the Transfer Agreement established in the name of MRFC and held at a Lockbox Account

Bank, together with any other segregated deposit account established by MRFC for the deposit of Collections pursuant to and in accordance with Section 6.01(a) of the Transfer Agreement.

“Lockbox Account Bank” shall mean any bank or other financial institution at which one or more Lockbox Accounts are maintained.

“Margin Stock” shall have the meaning assigned to it in Section 4.01(w) of the Purchase Agreement.

“Master Servicer” shall have the meaning assigned to it in the preamble of the Transfer Agreement.

“Material Adverse Effect” shall mean any material adverse effect on (i) the collectibility of the Receivables, (ii) the condition (financial or otherwise), businesses or properties of MRFC, the Master Servicer or any Originator, (iii) the ability of MRFC, the Master Servicer or any Originator to perform its respective obligations under the Related Documents to which it is a party or (iv) the interests of the Administrative Agent or the Purchasers under the Related Documents; provided, however, that for purposes of clause (ii) an event or condition resulting in a material adverse change in the condition (financial or otherwise) of any Originator will not be deemed to have a Material Adverse Effect unless such event or condition, in the Administrative Agent’s reasonable discretion, is reasonably likely to have a material adverse effect on the condition (financial or otherwise) of Metaldyne on a consolidated basis or on MRFC.

“Maximum Purchase Limit” shall mean $175,000,000, as such amount may be reduced in accordance with Section 2.02(a) of the Transfer Agreement or increased as a result of an Accordion Activation pursuant to the terms and conditions of Section 2.02(d).

“Maximum Subordinated Loan Amount” shall have the meaning given such term in Section 2.01(c)(ii) of the Purchase Agreement.

“Metaldyne” shall mean Metaldyne Corporation, a Delaware corporation.

“Metaldyne Company LLC” shall mean Metaldyne Company LLC, a Delaware limited liability company.

“Metaldyne Group” shall mean Metaldyne, the Originators and each of their Affiliates other than MRFC.

“Metaldyne Group Member” shall mean each Person in the Metaldyne Group.

“Monthly Report” shall have the meaning assigned to it in Section 5.01(a)(iv) of the Transfer Agreement.

“Moody’s” shall mean Moody’s Investors Service, Inc. or any successor thereto.

“MRFC” shall have the meaning assigned to it in the preambles of the Purchase Agreement and the Transfer Agreement.

“MRFC Account” shall mean the deposit account established by, and maintained in the name of, MRFC at the MRFC Account Bank, ABA No. 072-000-096, account number 185-209-0909, account name: MRFC, Inc.

“MRFC Account Bank” shall mean Comerica Bank or any other depositary institution reasonably acceptable to the Administrative Agent.

“MRFC Account Collateral” shall have the meaning assigned to it in Section 8.01(c) of the Transfer Agreement.

“MRFC Assigned Agreements” shall have the meaning assigned to it in Section 8.01(b) of the Transfer Agreement.

“MRFC Collateral” shall have the meaning assigned to it in Section 8.01 of the Transfer Agreement.

“MRFC Indemnified Person” shall have the meaning assigned to it in Section 5.01 of the Purchase Agreement.

“MRFC Secured Obligations” shall mean all loans, advances, debts, liabilities, indemnities and obligations for the performance of covenants, tasks or duties or for payment of monetary amounts (whether or not such performance is then required or contingent, or such amounts are liquidated or determinable) owing by MRFC to any Affected Party under the Transfer Agreement and any document or instrument delivered pursuant thereto, and all amendments, extensions or renewals thereof, and all covenants and duties regarding such amounts, of any kind or nature, present or future, whether or not evidenced by any note, agreement or other instrument, arising thereunder, including Capital Investment, Daily Yield, Unused Commitment Fees, amounts in reduction of Purchase Excess, Successor Servicing Fees and Expenses, Additional Amounts and Indemnified Amounts. This term includes all principal, interest (including all interest that accrues after the commencement of any case or proceeding by or against MRFC in bankruptcy, whether or not allowed in such case or proceeding), fees, charges, expenses, attorneys’ fees and any other sum chargeable to MRFC thereunder, whether now existing or hereafter arising, voluntary or involuntary, whether or not jointly owed with others, direct or indirect, absolute or contingent, liquidated or unliquidated, and whether or not from time to time decreased or extinguished and later increased, created or incurred, and all or any portion of such obligations that are paid to the extent all or any portion of such payment is avoided or recovered directly or indirectly from any Purchaser or the Administrative Agent or any transferee of the Purchaser or the Administrative Agent as a preference, fraudulent transfer or otherwise.

“Multiemployer Plan” shall mean a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA with respect to which any Originator or ERISA Affiliate is making, is obligated to make, or has made or been obligated to make, contributions on behalf of participants who are or were employed by any of them.

“Net Worth Percentage” shall mean a fraction (expressed as a percentage) (a) the numerator of which equals the excess of assets over liabilities, in each case determined in accordance with GAAP consistently applied and (b) the denominator of which equals the Outstanding Balance of Transferred Receivables.

“Non-Consenting Purchaser” shall have the meaning assigned to it in Section 14.06(c) of the Transfer Agreement.

“Obligor” shall mean, with respect to any Receivable, the Person primarily obligated to make payments in respect thereof.

“Officer’s Certificate” shall mean, with respect to any Person, a certificate signed by an Authorized Officer of such Person.

“Originator” shall have the meaning assigned to it in the preamble of the Purchase Agreement.

“Originator Addition Date” shall have the meaning assigned to it in Section 3.03 of the Purchase Agreement.

“Originator Collateral” shall have the meaning assigned to it in Section 6.01 of the Purchase Agreement.

“Originator Effective Date” shall mean, with respect to any Originator, (a) with respect to each Originator signatory to the Purchase Agreement on the Closing Date, the Closing Date and (b) with respect to any Originator not described in clause (a), the related Originator Addition Date.

“Originator Termination Notice” shall have the meaning assigned to it in Section 7.04(c) of the Purchase Agreement.

“Originator Termination Notice Date” shall have the meaning assigned to it in Section 7.04(c) of the Purchase Agreement.

“Outstanding Balance” shall mean, with respect to any Receivable and as of any date of determination, the amount (which amount shall not be less than zero) equal to (a) the Billed Amount thereof, minus (b) all Collections received or deemed received from the Obligor thereunder, minus (c) without duplication with Collections received or deemed received thereunder, all discounts to or any other modifications that reduce such Billed Amount; provided, that if the Administrative Agent or Master Servicer makes a determination that all payments by such Obligor with respect to such Billed Amount have been made, the Outstanding Balance shall be zero.

“PBGC” shall mean the Pension Benefit Guaranty Corporation.

“Pension Plan” shall mean a Plan described in Section 3(2) of ERISA.

“Per Annum Daily Margin” shall mean with respect to Capital Investment made by the Purchasers, two hundred twenty-five basis points (2.25%).

“Permitted Investments” shall mean any of the following:

(a)        obligations of, or guaranteed as to the full and timely payment of principal and interest by, the federal government of the United States or obligations of any agency or instrumentality thereof if such obligations are backed by the full faith and credit of the federal government of the United States, in each case with maturities of not more than 90 days from the date acquired;

(b)        repurchase agreements on obligations of the type specified in clause (a) of this definition; provided, that the short-term debt obligations of the party agreeing to repurchase are rated at least A-1+ or the equivalent by S&P and P-1 or the equivalent by Moody’s;

(c)        federal funds, certificates of deposit, time deposits and bankers’ acceptances of any depository institution or trust company incorporated under the federal laws of the United States or any state, in each case with original maturities of not more than 90 days or, in the case of bankers’ acceptances, original maturities of not more than 365 days; provided, that the short-term obligations of such depository institution or trust company are rated at least A-1+ or the equivalent by S&P and P-1 or the equivalent by Moody’s;

(d)        commercial paper of any corporation incorporated under the laws of the United States of America or any state thereof with original maturities of not more than 30 days that on the date of acquisition are rated at least A-1+ or the equivalent by S&P and P-1 or the equivalent by Moody’s; and

(e)        securities of money market funds rated at least Aam or the equivalent by S&P and P-1 or the equivalent by Moody’s.

“Permitted MRFC Encumbrances” shall mean the following encumbrances: (a) Liens for taxes or assessments or other governmental charges not yet due and payable (other than with respect to environmental matters); (b) deposits securing statutory obligations of MRFC; and (c) presently existing or hereinafter created Liens in favor of the Purchasers or the Administrative Agent.

“Permitted Originator Encumbrances” shall mean the following encumbrances: (a) Liens for taxes or assessments or other governmental charges not yet due and payable (other than with respect to environmental matters) or that are being contested in accordance with the terms and conditions of Section 4.02(q) of the Purchase Agreement (but only to the extent that any Lien imposed to secure payment of such taxes or assessments or other governmental charges is an inchoate tax lien); (b) pledges or deposits securing obligations under workmen’s compensation, unemployment insurance, social security or public liability laws or similar legislation (excluding Liens under ERISA); (c) pledges or deposits securing bids, tenders, contracts (other than contracts for the payment of money) or leases to which any Originator, MRFC or any Servicer is a party as lessee made in the ordinary course of business; (d) deposits securing statutory obligations of any Originator, MRFC or any Servicer; (e) inchoate and unperfected workers’, mechanics’, suppliers’ or similar Liens arising in the ordinary course of business; (f) carriers’, warehousemen’s or other similar possessory Liens arising in the ordinary course of business and securing liabilities in an outstanding aggregate amount not in excess of $1,000,000 at any one time;

(g) deposits securing, or in lieu of, surety, appeal or customs bonds in proceedings to which any Originator, MRFC or any Servicer is a party; (h) any attachment or judgment Lien not constituting a Termination Event under Section 9.01(f) of the Transfer Agreement; (i) currently existing or hereinafter created Liens in favor of MRFC, the Purchasers, or the Administrative Agent; and (j) Liens in favor of the Credit Agreement Lenders (or their agents) under the Credit Agreement and related security documents so long as such Liens are subject to the Intercreditor Agreement or a Satisfactory Intercreditor Agreement.

“Person” shall mean any individual, sole proprietorship, partnership, joint venture, unincorporated organization, trust, association, corporation (including a business trust), limited liability company, institution, public benefit corporation, joint stock company, Governmental Authority or any other entity of whatever nature.

“Plan” shall mean, at any time, an “employee benefit plan,” as defined in Section 3(3) of ERISA, that Metaldyne, any Originator or ERISA Affiliate maintains, contributes to or has an obligation to contribute to on behalf of participants who are or were employed by Metaldyne, any Originator or ERISA Affiliate.

“Potential Servicer Termination Event” shall mean any event that, with the passage of time or notice or both, would, unless cured or waived, become an Event of Servicer Termination.

“Potential Termination Event” shall mean any event that, with the passage of time or notice or both, would, unless cured or waived, become a Termination Event.

“Power of Attorney” shall have the meaning assigned to it in Section 10.03 of the Transfer Agreement.

“Pro Rata Share” shall mean, at any date of determination, with respect to any Purchaser, such Purchaser’s Commitment divided by the aggregate Commitments of all Purchasers.

“Proposed Change” shall have the meaning assigned to it in Section 14.06(c) of the Transfer Agreement.

“Purchase” shall have the meaning assigned to it in Section 2.01(a) of the Transfer Agreement.

“Purchase Agreement” shall mean that certain Amended and Restated Receivables Purchase Agreement dated as of July 8, 2005, among the Originators, Metaldyne and MRFC.

“Purchase Assignment” shall mean that certain Purchase Assignment dated as of the Closing Date by and between MRFC and the Administrative Agent in the form attached as Exhibit 2.04(a) to the Transfer Agreement.

“Purchase Date” shall mean each day on which a Purchase is made.

“Purchase Excess” shall mean, as of any date of determination, the extent to which the Capital Investment exceeds the Availability, in each case as disclosed in the most recently submitted Investment Base Certificate or as otherwise determined by the Administrative Agent based on MRFC Collateral information available to any of them, including any information obtained from any audit or from any other reports with respect to the MRFC Collateral, which determination shall be final, binding and conclusive on all parties to the Transfer Agreement (absent manifest error).

“Purchase Legend” shall mean the following legend: “Purchaser Interests in all Receivables owned by MRFC, Inc. have been sold to General Electric Capital Corporation and the other Purchasers pursuant to a Receivables Purchase and Servicing Agreement.”

“Purchase Request” shall have the meaning assigned to it in Section 2.03(a) of the Transfer Agreement.

“Purchaser Interest” shall mean the undivided percentage ownership interest of the Purchasers in the Transferred Receivables which are purchased under the Transfer Agreement. The Purchaser Interest of the Purchasers shall in the aggregate be expressed as a fraction computed as follows:

PI	=	C
IB

where:

PI	=	the Purchaser Interest at the time of determination;
C	=	the aggregate Capital Investment at such time;
IB	=	the Investment Base at such time.

The Purchaser Interest shall be calculated (or deemed to be calculated) on each Business Day from the Closing Date through the Facility Termination Date; from and after the Facility Termination Date, the Purchaser Interest of the Purchasers shall be deemed to equal 100%.

“Purchasers” shall mean each Person identified as a purchaser on Schedule 2.01 to the Transfer Agreement or on the signature page to any Assignment Agreement or any Additional Purchaser Supplement, as the case may be, and each such Person’s permitted successors and assigns.

“Qualified Assignee” means (a) any Purchaser, any Affiliate of any Purchaser and, with respect to any Purchaser that is an investment fund that invests in asset securitizations or commercial loans, any other investment fund that invests in asset securitizations or commercial loans and that is managed or advised by the same investment advisor as such Purchaser or by an Affiliate of such investment advisor, and (b) any commercial bank or any other entity which is an “accredited investor” (as defined in Regulation D under the Securities Act) which extends credit or buys loans as one of its businesses, including insurance companies, mutual funds, lease financing companies and commercial finance companies, in each case, which has a rating of BBB or higher from S&P and a rating of Baa2 or higher from Moody’s at the date that it becomes a Purchaser and which, through its applicable funding office, is capable of making Purchases without the imposition of any withholding or similar taxes; provided that no Person proposed to become a Purchaser after the Closing Date and determined by Agent to be acting in the capacity of a vulture fund or distressed debt purchaser shall be a Qualified Assignee, and no Person or Affiliate of such Person proposed to become a Purchaser after the Closing Date and that holds subordinated Debt or Stock issued by any Metaldyne Group Member shall be a Qualified Assignee.

“Qualified Plan” shall mean a Pension Plan that is intended to be tax-qualified under Section 401(a) of the IRC.

“Ratios” shall mean, collectively, the Default Ratio, the Dilution Ratio, the Dilution Reserve Ratio, and the Receivables Collection Turnover.

“Receivable” shall mean, with respect to any Obligor:

(a)        indebtedness of such Obligor owed to an Originator (whether constituting an account, chattel paper, document, instrument or general intangible) arising from the provision of merchandise, goods or services by an Originator to such Obligor, including the right to payment of any interest or finance charges and other obligations of such Obligor with respect thereto;

(b)        all of an Originator’s or MRFC’s rights, titles and interests in, to and under all merchandise (including repossessed merchandise and returned goods), if any, the sale of which by any Originator gave rise to such indebtedness of an Obligor;

(c)        all of an Originator’s or MRFC’s rights, titles and interests in, to and under all Liens and property subject thereto from time to time securing or purporting to secure any such indebtedness of such Obligor;

(d)        all of an Originator’s or MRFC’s rights, titles and interests in, to and under all guarantees, indemnities and warranties, letter-of-credit rights, supporting obligations, insurance policies, financing statements and other agreements or arrangements of whatever character from time to time supporting or securing payment of any such indebtedness, whether pursuant to the Contract related to such Receivable or otherwise, and including without limitation each Credit Default Swap;

(e)	all Collections with respect to any of the foregoing;
(f)	all Records with respect to any of the foregoing; and

(g)        all proceeds (whether constituting accounts, chattel paper, documents, instruments or general intangibles) with respect to the foregoing.

“Receivables Assignment” shall have the meaning assigned to such term in Section 2.01(a) of the Purchase Agreement.

“Receivables Collection Turnover” shall mean, as of any date of determination, the amount (expressed in days) equal to:

(a)        a fraction, (i) the numerator of which is equal to the sum of the respective Outstanding Balances of Transferred Receivables on the first day of the third Settlement Periods immediately preceding such date and (ii) the denominator of which is equal to aggregate Collections received during such three Settlement Periods with respect to all Transferred Receivables, multiplied by

(b)	the number of days contained in such three Settlement Periods.

“Records” shall mean all Contracts and other documents, books, records and other information (including computer programs, tapes, disks, data processing software and related property and rights) prepared and maintained by any Originator, any Servicer, or MRFC with respect to the Receivables and the Obligors thereunder, the Originator Collateral and the MRFC Collateral.

“Regulatory Change” shall mean any change after the Closing Date in any federal, state or foreign law or regulation (including Regulation D of the Federal Reserve Board) or the adoption or making after such date of any interpretation, directive or request under any federal, state or foreign law or regulation (whether or not having the force of law) by any Governmental Authority charged with the interpretation or administration thereof that, in each case, is applicable to any Affected Party.

“Rejected Amount” shall have the meaning assigned to it in Section 4.03 of the Transfer Agreement.

“Related Documents” shall mean each Account Control Agreement, the Commitment Letter, the Fee Letter, the Transfer Agreement, the Purchase Agreement, each Receivables Assignment, the Intercreditor Agreement, the Purchase Assignment, each Required Credit Default Swap Assignment, any Required Currency Hedge Assignment, the Subordinated Notes, any Accordion Option Notice, any Accordion Acceptance Notice, any Additional Purchaser Agreement and all other agreements, instruments, documents and certificates identified in the Schedule of Documents and including all other pledges, powers of attorney, consents, assignments, contracts, notices, and all other written matter whether heretofore, now or hereafter executed by or on behalf of any Person, or any employee of any Person, and delivered in connection with the Transfer Agreement, the Purchase Agreement or the transactions contemplated thereby. Any reference in the Purchase Agreement, the Transfer Agreement or any other Related Document to a Related Document shall include all Appendices thereto, and all amendments, restatements, supplements or other modifications thereto, and shall refer to such Related Document as the same may be in effect at any and all times such reference becomes operative.

“Repayment Notice” shall have the meaning assigned to it in Section 2.03(c) of the Transfer Agreement.

“Required Credit Default Swap Assignment” shall have the meaning assigned to it in Section 5.01(q) of the Transfer Agreement.

“Required Currency Hedge” shall mean one or more foreign currency instruments including currency options, currency hedges and similar items, in each case acceptable to the Administrative Agent, exercisable at any time, with an Eligible Counterparty providing for the delivery by such Eligible Counterparty of U.S. Dollars in exchange for the receipt of Canadian Dollars.

“Required Currency Hedge Assignment” shall have the meaning assigned to it in Section 5.01(p) of the Transfer Agreement.

“Required Hedge Notional Amount” shall mean for each Settlement Period an amount denominated in U.S. Dollars, which represents the portion of the Investment Base payable in Canadian Dollar Receivables, as calculated in the Settlement Statement delivered for the immediately preceding Settlement Period.

“Requisite Purchasers” shall mean, at any time, the Purchasers whose Commitments aggregate two-thirds (2/3) or more of the aggregate Commitments of all Purchasers.

“Reserves” shall mean such reserves as the Administrative Agent may establish from time to time using its reasonable credit judgment and based on information regarding MRFC, the Originators, the Servicers, the Obligors, or the Receivables, whether as a result of an audit or otherwise, which the Administrative Agent has specified to MRFC and the Master Servicer.

“Responsible Officer” shall mean, with respect to any Person, any Authorized Officer or any other officer of such Person customarily performing functions similar to those performed by any of the above designated officers and also, with respect to a particular matter any other officer to whom such matter is referred because of such officer’s knowledge of and familiarity with the particular subject.

“Revolving Period” shall mean the period from and including the Closing Date through and including the Facility Termination Date.

“Sale” shall mean a sale of Receivables by an Originator to MRFC in accordance with the terms of the Purchase Agreement.

“Sale Price” shall mean, with respect to any Sale of Sold Receivables, the price calculated by MRFC and approved from time to time by the Administrative Agent equal to:

(a)	the Outstanding Balance of such Sold Receivables, minus

(b)        the expected costs to be incurred by MRFC in financing the purchase of such Sold Receivables until the Outstanding Balance of such Sold Receivables, is paid in full, minus

(c)        the portion of such Sold Receivables that are reasonably expected by such Originator to be written off as uncollectible, minus

(d)        the portion of such Sold Receivables that are reasonably expected by such Originator to be reduced by means other than the receipt of Collections thereon or pursuant to clause (c) above, minus

(e)        amounts expected to be paid to the Servicers with respect to the servicing, administration and collection of such Sold Receivables;

provided, that such calculations shall be determined based on the historical experience of (y) such Originator, with respect to the calculations required in each of clauses (c) and (d) above, and (z) MRFC, with respect to the calculations required in clauses (b) and (e) above. On the Closing Date, the sum of the amounts in clauses (b) through (e) above will be approximately 1.5% of the Outstanding Balance of the Sold Receivables.

“Satisfactory Intercreditor Agreement” shall mean an intercreditor agreement in form and substance satisfactory to MRFC, Administrative Agent and Purchasers among (a) each Person holding Debt secured by property of any Originator or such Person’s agent, (b) such Originator, (c) MRFC and (d) Administrative Agent (it being agreed that the Intercreditor Agreement is a Satisfactory Intercreditor Agreement with respect to the Liens in favor of the Credit Agreement Lenders or their agent under the Credit Agreement and related security documents as in place as of the Closing Date).

“S&P” shall mean Standard & Poor’s Ratings Services, a division of The McGrawHill Companies, Inc., or any successor thereto.

“Schedule of Documents” shall mean the closing list, including all appendices, exhibits or schedules thereto, identifying certain documents and information to be delivered in connection with the Purchase Agreement, the Transfer Agreement and the other Related Documents and the transactions contemplated thereunder, substantially in the form attached as Annex Y to the Transfer Agreement and the Purchase Agreement.

“Securities Act” shall mean the provisions of the Securities Act of 1933, 15 U.S.C. Sections 77a et seq., as amended, and any regulations promulgated thereunder.

“Securities Exchange Act” shall mean the provisions of the Securities Exchange Act of 1934, 15 U.S.C. Sections 78a et seq., as amended, and any regulations promulgated thereunder.

“Servicer Termination Notice” shall mean any notice by the Administrative Agent to any Servicer that (a) an Event of Servicer Termination has occurred and (b) such Servicer’s or all Servicers’ appointment under the Transfer Agreement has been terminated.

“Servicer’s Certificate” shall mean an Officer’s Certificate substantially in the form of Exhibit 3.01(a)(iii) to the Transfer Agreement.

“Servicers” shall mean the Master Servicer and each Sub-Servicer, in their capacities as such under the Transfer Agreement, and any other Person designated as a Successor Servicer.

“Servicing Fee” shall mean, for any day within a Settlement Period, the amount equal to (a) (i) the Servicing Fee Rate divided by (ii) 360, multiplied by (b) the Outstanding Balance of Transferred Receivables on such day.

“Servicing Fee Rate” shall mean 1.00%.

“Servicing Officer” shall mean, with respect to any Servicer, any officer of such Servicer involved in, or responsible for, the administration and servicing of the Transferred Receivables and whose name appears on any Officer’s Certificate listing servicing officers furnished to the Administrative Agent by such Servicer, as such certificate may be amended from time to time.

“Servicing Records” shall mean all documents, books, Records and other information (including computer programs, tapes, disks, data processing software and related property and rights) prepared and maintained by the Servicers with respect to the Transferred Receivables and the Obligors thereunder.

“Servicing Software” shall mean the data processing software used by the Originators, the Servicers and/or MRFC for the purpose of servicing, monitoring, and retaining data regarding the Transferred Receivables and the Obligors thereunder.

“Settlement Date” shall mean the fifteenth calendar day following the end of each Settlement Period or if such day is not a Business Day, the next succeeding Business Day.

“Settlement Period” shall mean (a) solely for purposes of determining the Ratios, (i) with respect to all Settlement Periods other than the final Settlement Period, each calendar month, whether occurring before or after the Closing Date, and (ii) with respect to the final Settlement Period, the period ending on the Termination Date and beginning with the first day of the calendar month in which the Termination Date occurs, and (b) for all other purposes, (i) with respect to the initial Settlement Period, the period from and including the Closing Date through and including the last day of the calendar month in which the Closing Date occurs, (ii) with respect to the final Settlement Period, the period ending on the Termination Date and beginning with the first day of the calendar month in which the Termination Date occurs, and (iii) with respect to all other Settlement Periods, each calendar month.

“Shareholder Agreement” shall mean the Shareholders Agreement, dated as of November 28, 2000, among Metaldyne, Heartland and the other parties thereto, as amended from time to time.

“Sold Receivable” shall have the meaning assigned to it in Section 2.01(b) of the Purchase Agreement.

“Solvency Certificate” shall mean an Officer’s Certificate substantially in the form of Exhibit 3.01(a)(i) to the Transfer Agreement.

“Solvent” shall mean, with respect to any of the Originators or MRFC on a particular date, that on such date (a) the fair value of the property of such Person, at fair valuation, will exceed its debts and liabilities, subordinated, contingent or otherwise; (b) the present fair salable value of the property of such Person will be greater than the amount that will be required to pay the probable liability of its debts and other liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; (c) such Person will be able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (d) Metaldyne and its Subsidiaries, on a consolidated basis, will not have unreasonably small capital with which to conduct the business in which they are engaged as such business in now conducted and is proposed to be conducted after the Closing Date. The amount of contingent liabilities (such as Litigation, guaranties and pension plan liabilities) at any time shall be computed as the amount that, in light of all the facts and circumstances existing at the time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Special Limit” shall mean each “Special Limit” as shall be agreed to in writing by the Administrative Agent (with the consent of the Requisite Purchasers) for certain Obligors from time to time.

“Specified Bankruptcy Opinion Provisions” shall mean the factual assumptions (including those contained in the factual certificate referred to therein) and the actions to be taken by the Originators or MRFC, in each case as specified in the legal opinion of Cahill, Gordon & Reindel LLP relating to certain bankruptcy matters delivered on the Closing Date.

“Stock” shall mean all shares, options, warrants, membership interests, general or limited partnership interests or other equivalents (regardless of how designated) of or in a corporation, limited liability company, partnership or equivalent entity whether voting or nonvoting, including common stock, preferred stock or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the Securities and Exchange Commission under the Securities Exchange Act).

“Stockholder” shall mean, with respect to any Person, each holder of Stock of such Person.

“Sub-Servicer” shall have the meaning assigned to it in Section 7.01 of the Transfer Agreement.

“Sub-Servicing Agreement” shall have the meaning assigned to it in Section 7.01 of the Transfer Agreement.

“Subordinated Canadian Dollar Note” shall have the meaning assigned to it in Section 2.01(c)(iii) of the Purchase Agreement.

“Subordinated Loan” shall have the meaning assigned to it in Section 2.01(c) of the Purchase Agreement.

“Subordinated Notes” shall mean the Subordinated U.S. Dollar Note and the Subordinated Canadian Dollar Note.

“Subordinated U.S. Dollar Note” shall have the meaning assigned to it in Section 2.01(c)(iii) of the Purchase Agreement.

“Subsidiary” shall mean, with respect to any Person, any corporation or other entity (a) of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions are at the time directly or indirectly owned by such Person or (b) that is directly or indirectly controlled by such Person within the meaning of control under Section 15 of the Securities Act.

“Successor Servicer” shall have the meaning assigned to it in Section 11.02 of the Transfer Agreement.

“Successor Servicing Fees and Expenses” shall mean the fees and expenses payable to the Successor Servicer as agreed to by MRFC, the Purchasers and the Administrative Agent.

“Termination Date” shall mean the date on which (a) Capital Investment has been permanently reduced to zero, (b) all other MRFC Secured Obligations under the Transfer Agreement and the other Related Documents have been indefeasibly repaid in full and completely discharged and (c) the Maximum Purchase Limit has been irrevocably terminated in accordance with the provisions of Section 2.02(b) of the Transfer Agreement.

“Termination Event” shall have the meaning assigned to it in Section 9.01 of the Transfer Agreement.

“Title IV Plan” shall mean a Pension Plan (other than a Multiemployer Plan) that is covered by Title IV of ERISA and that Metaldyne, any Originator or ERISA Affiliate maintains, contributes to or has an obligation to contribute to on behalf of participants who are or were employed by any of them.

“Tooling Receivable” means an obligation of any Person to pay for (i) tooling or equipment purchased or built by an Originator for the purpose of manufacturing products for such Person or (ii) services rendered in connection with building tooling for the purposes of manufacturing products for such Person, including in each case, the right to payment of any interest, sales taxes, finance charges, returned check or late charges and other obligations of such Person with respect thereto.

“Transfer” shall mean any Sale or capital contribution of Transferred Receivables by any Originator to MRFC pursuant to the terms of the Purchase Agreement.

“Transfer Agreement” shall mean that certain Amended and Restated Receivables Transfer Agreement dated as of July 8, 2005, among MRFC, the Master Servicer, the Purchasers, the Administrative Agent, the Co-Documentation Agents and the Co-Syndication Agents.

“Transfer Date” shall have the meaning assigned to it in Section 2.01(a) of the Purchase Agreement.

“Transferred Receivable” shall mean any Sold Receivable or Contributed Receivable; provided, that any Receivable deemed collected pursuant to Section 4.03 of the Purchase Agreement shall not be deemed to be a Transferred Receivable from and after the date of such deemed collection.

“UBS” shall mean UBS Securities LLC and its successors and assigns.

“UCC” shall mean, with respect to any jurisdiction, the Uniform Commercial Code as the same may, from time to time, be enacted and in effect in such jurisdiction.

“Unapplied Cash & Credits” shall mean, as of any date of determination, an amount equal to all Collections not applied to reduce the Outstanding Balance of Receivables.

“Unapproved Receivable” shall mean any receivable (a) with respect to which the obligor thereunder is not an Obligor on any Transferred Receivable and whose customer relationship with an Originator arises as a result of the acquisition by such Originator of another Person or (b) that was originated in accordance with standards established by another Person acquired by an Originator, in each case, solely with respect to any such acquisitions that have not been approved in writing by the Administrative Agent and then only for the period prior to any such approval.

“United States” shall mean the United States of America (including the District of Columbia but otherwise excluding its territories and possessions).

“Unrelated Amounts” shall have the meaning assigned to it in Section 7.03(b) of the Transfer Agreement.

“Unused Commitment Fee” shall have the meaning given such term in Section 2.07(c) of the Transfer Agreement.

“U.S. Bank” shall mean U.S. Bank National Association and its successors and assigns.

“U.S. Concentration Account” shall have the meaning assigned to it in Section 6.01(a) of the Transfer Agreement.

“U.S. Governmental Authority” shall mean the government of the United States and any agency, department or other entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to the federal government of the United States.

“Valuation Price” shall mean as of any date of determination, the strike price of any outstanding Required Currency Hedge that would require the highest amount of Canadian Dollars to purchase one U.S. Dollar.

“Weekly Report” shall have the meaning assigned to it in Section 5.01(a)(iv) of the Transfer Agreement.

“Wells Fargo Foothill” shall mean Wells Fargo Foothill, LLC and its successors and assigns.

Section 2.  Other Terms and Rules of Construction.

(a)        Accounting Terms. Unless otherwise specifically provided therein, any accounting term used in any Related Document shall have the meaning customarily given such term in accordance with GAAP, and all financial computations thereunder shall be computed in accordance with GAAP consistently applied. That certain items or computations are explicitly modified by the phrase “in accordance with GAAP” shall in no way be construed to limit the foregoing. If any Accounting Changes occur and such changes result in a change in the calculation of the standards or terms used in any Related Document, then the parties thereto agree to enter into negotiations in order to amend such provisions so as to equitably reflect such Accounting Changes with the desired result that the criteria for evaluating the financial condition of such Persons and their Subsidiaries shall be the same after such Accounting Changes as if such Accounting Changes had not been made. If the parties thereto agree upon the required amendments thereto, then after appropriate amendments have been executed and the underlying Accounting Change with respect thereto has been implemented, any reference to GAAP contained therein shall, only to the extent of such Accounting Change, refer to GAAP consistently applied after giving effect to the implementation of such Accounting Change. If such parties cannot agree upon the required amendments within 30 days following the date of implementation of any Accounting Change, then all financial statements delivered and all calculations of standards and terms in accordance with the Related Documents shall be prepared, delivered and made without regard to the underlying Accounting Change.

(b)        Other Terms. All other undefined terms contained in any of the Related Documents shall, unless the context indicates otherwise, have the meanings provided for by the UCC as in effect in the State of New York from time to time to the extent the same are used or defined therein.

(c)        Rules of Construction. Unless otherwise specified, references in any Related Document or any of the Appendices thereto to a Section, subsection or clause refer to such Section, subsection or clause as contained in such Related Document. The words “herein,” “hereof” and “hereunder” and other words of similar import used in any Related Document refer to such Related Document as a whole, including all annexes, exhibits and schedules, as the same may from time to time be amended, restated, modified or supplemented, and not to any particular section, subsection or clause contained in such Related Document or any such annex, exhibit or schedule. Any reference to or definition of any document, instrument or agreement shall, unless expressly noted otherwise, include the same as amended, restated, supplemented or otherwise modified from time to time. Wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular and the plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, feminine and neuter genders. The words “including,” “includes” and “include” shall be deemed to be followed by the words “without limitation” the word “or” is not exclusive; references to Persons include their respective successors and assigns (to the extent and only to the extent permitted by the Related Documents) or, in the case of Governmental Authorities, Persons succeeding to the relevant functions of such Persons; and all references to statutes and related regulations shall include any amendments of the same and any successor statutes and regulations.

(d)        Rules of Construction for Determination of Ratios. The Ratios as of the last day of the Settlement Period immediately preceding the Closing Date shall be set forth by the Administrative Agent on or prior to the Closing Date and the underlying calculations for periods immediately preceding the Closing Date to be used in future calculations of the Ratios shall be established by the Administrative Agent on or prior to the Closing Date in accordance with the form of Monthly Report attached on Exhibit 5.01(a)(iv)(C). For purposes of calculating the Ratios, (i) averages shall be computed by rounding to the third decimal place and (ii) the Settlement Period in which the date of determination thereof occurs shall not be included in the computation thereof and the first Settlement Period immediately preceding such date of determination shall be deemed to be the Settlement Period immediately preceding the Settlement Period in which such date of determination occurs.